    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1998


                                                   REGISTRATION NUMBER 333-53387

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             DXP ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                          5084                            76-0509661
 (State or other jurisdiction        (Primary Standard        (I.R.S. Employer Identification No.)
               of                       Industrial
incorporation or organization)  Classification Code Number)

                    580 WESTLAKE PARK BOULEVARD, SUITE 1100
                              HOUSTON, TEXAS 77079
                                  281/531-4214
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                DAVID R. LITTLE
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             DXP ENTERPRISES, INC.
                    580 WESTLAKE PARK BOULEVARD, SUITE 1100
                              HOUSTON, TEXAS 77079
                                  281/531-4214

 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:

      LAURA J. MCMAHON               RANDOLPH H. FIELDS
FULBRIGHT & JAWORSKI L.L.P.        GREENBERG TRAURIG, P.A.
 1301 MCKINNEY, SUITE 5100    111 NORTH ORANGE AVE., 20TH FLOOR
 HOUSTON, TEXAS 77010-3095         ORLANDO, FLORIDA 32801
        713/651-5658                    407/420-1000


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                  NUMBER OF           PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF               SECURITIES TO BE      OFFERING PRICE PER     AGGREGATE OFFERING
       SECURITIES TO BE REGISTERED              REGISTERED(1)             UNIT(2)                PRICE(2)
----------------------------------------------------------------------------------------------------------------
Units, each comprising one share of Common
  Stock and one Warrant...................        1,955,000                $11.25              $21,993,750
----------------------------------------------------------------------------------------------------------------
Common Stock..............................        1,955,000                  --                     --
----------------------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock.........        1,955,000                  --                     --
----------------------------------------------------------------------------------------------------------------
Common Stock(3)...........................        1,955,000                $11.00              $21,505,000
----------------------------------------------------------------------------------------------------------------
Underwriters Warrant to purchase Units             170,000                 $12.95              $ 2,201,500
----------------------------------------------------------------------------------------------------------------
Common Stock(4)                                    170,000                   --                     --
----------------------------------------------------------------------------------------------------------------
Warrants(5)                                        170,000                   --                     --
----------------------------------------------------------------------------------------------------------------
Common Stock(6)                                    170,000                 $11.00              $ 1,870,000
----------------------------------------------------------------------------------------------------------------
Total
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------
          TITLE OF EACH CLASS OF                  AMOUNT OF
       SECURITIES TO BE REGISTERED             REGISTRATION FEE
------------------------------------------------------------------------------------------
Units, each comprising one share of Common
  Stock and one Warrant...................        $ 6,114.27
----------------------------------------------------------------------------------------------------------------
Common Stock..............................            --
----------------------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock.........            --
----------------------------------------------------------------------------------------------------------------
Common Stock(3)...........................        $ 5,978.39
----------------------------------------------------------------------------------------------------------------
Underwriters Warrant to purchase Units            $  612.02
----------------------------------------------------------------------------------------------------------------
Common Stock(4)                                       --
----------------------------------------------------------------------------------------------------------------
Warrants(5)                                           --
----------------------------------------------------------------------------------------------------------------
Common Stock(6)                                   $  519.86
----------------------------------------------------------------------------------------------------------------
Total                                           $13,224.55(7)
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------



(1) Assumes the Underwriters' over-allotment option is exercised in full.


(2) Estimated solely for the purpose of calculation of the registration fee.


(3) Includes 1,955,000 shares of Common Stock issuable upon exercise of the Warrants and, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may be come issuable pursuant to anti-dilution provisions.


(4) Shares of Common Stock included in the Units issuable on exercise of the Underwriters Warrant and, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may become issuable pursuant to anti-dilutive provisions.


(5) Warrants included in the Units issuable on exercise of the Underwriters Warrant.


(6) Shares of Common Stock issuable upon exercise of the Warrants included in the Units issuable on exercise of the Underwriters Warrant and, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may be issuable pursuant to anti-dilution provisions.


(7) Of the registration fee of $13,224.55, $9,737 was previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 2, 1998


                                1,700,000 UNITS


                          [DXP ENTERPRISES, INC. LOGO]
                                  COMMON STOCK


     DXP Enterprises, Inc. ("DXP" or the "Company") is offering 1,700,000 Units (the "Units"), each of which consists of one share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") and one Warrant entitling the holder thereof to purchase one share of Common Stock at a purchase price of $11.00 (the "Warrants"). Each share of Common Stock and Warrant constituting a Unit will become separable 18 months from the date of this Prospectus or on such earlier date as the Underwriters may determine (the "Separation Date"). The Warrants are subject to redemption at $.25 per Warrant provided the trading price of the Common Stock for 30 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption is in excess of $15.00.



     Prior to the Offering, there has been no public market for the Units. It is currently anticipated that the initial public offering price per Unit will be between $9.25 and $11.25. See "Underwriting" for factors to be considered in determining the initial public offering price of the Units. The Company intends to apply for listing of the Units and the Warrants on The Nasdaq National Market under the symbols "DXPU" and "DXPW", respectively. The Common Stock is listed on The Nasdaq National Market under the symbol "DXPE". On December 1, 1998, the
last sales price of the Common Stock was $     . See "Price Range of Common
Stock and Dividend Policy".



     AN INVESTMENT IN THE UNITS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS OFFERED HEREBY.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                         PRICE TO             UNDERWRITING           PROCEEDS TO
                                                          PUBLIC              DISCOUNT(1)             COMPANY(2)
----------------------------------------------------------------------------------------------------------------------
Per Unit........................................            $                  $     (3)                  $
----------------------------------------------------------------------------------------------------------------------
Total(4)........................................            $                      $                      $
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



(1) The Company and certain shareholders of the Company (the "Selling Shareholders") have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".



(2) See "Underwriting" for a description of additional compensation payable by the Company to the Underwriters consisting of (i) a non-accountable expense allowance equal to 2% of the gross proceeds of the Offering, or $314,500 ($361,675 if the underwriters' over-allotment option is exercised in full), of which $25,000 has been paid, (ii) a warrant to purchase 170,000 Units at $12.95 per Unit, exercisable during the five years commencing on the first anniversary of the date of this Prospectus (the "Underwriters Warrants"),
    (iii) a 25-month consulting agreement at $4,000 per month, (iv) a two-year right of first refusal on future public offerings and (v) a commission payable on exercise of the Warrants equal to 5% of the per share exercise price, or $.55.



(3) Before deducting expenses payable by the Company, estimated at $914,500, including the Underwriters' non-accountable expense allowance.



(4) The Company and the Selling Shareholders have granted the several Underwriters an option for 45 days from the date hereof to purchase up to an additional 255,000 Units (comprising 255,000 shares of Common Stock owned by the Selling Shareholders and 255,000 Warrants offered by the Company) solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and
    Proceeds to Selling Shareholders will be $         , $         , $
    and $         , respectively. See "Underwriting".



     The Units are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery of the Units will be made on or about        , 1998 at the offices of
J.P. Turner & Company, L.L.C., 3340 Peachtree Road, Suite 450, Atlanta, Georgia 30326.

                             ---------------------

                         J.P. TURNER & COMPANY, L.L.C.


                                     [LOGO]


                                           , 1998

[COMPANY LOGO]

                    [PHOTOGRAPHS OF SAMPLE COMPANY PRODUCTS]

                            Fluid Handling Equipment
                    Bearings & Power Transmission Equipment
                              Electrical Supplies
                         General Mill & Safety Supplies
                            Pipes, Valves & Fittings

                             ---------------------


     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE UNITS, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".


     IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise noted, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option and has been restated to give effect to a two-to-one reverse stock split of the Common Stock that was effected May 12, 1997 and another two-to-one reverse stock split that was effected July 17, 1998. Prospective investors should consider carefully the information set forth under the heading "Risk Factors". Unless the context otherwise requires, references in this Prospectus to the "Company" or "DXP" shall mean DXP Enterprises, Inc., together with its subsidiaries.


THE COMPANY


     The Company is a leading provider of maintenance, repair and operating ("MRO") products, equipment and integrated services, including engineering expertise and logistics capabilities, to industrial customers. The Company provides a wide range of MRO products in the following categories: fluid handling equipment, bearings and power transmission equipment, general mill and safety supplies and electrical products. The Company also offers a line of valve and valve automation products within the pipe, valve and fittings category and is seeking to expand its presence in this area. The Company offers its customers a single source of services and supply on an efficient and competitive basis by being a first-tier distributor which purchases its products directly from the manufacturer. The Company also provides integrated services such as system design, fabrication, installation, repair and maintenance for its customers. The Company offers a wide range of industrial MRO products, equipment and services through a complete continuum of customized and efficient MRO solutions, ranging from traditional distribution to fully integrated supply contracts. The integrated solution is tailored to satisfy the customer's unique needs.



     Since current management acquired control of the Company in 1986, the Company has grown substantially through 14 acquisitions. This growth has been designed to position and differentiate the Company as a single source, first-tier distributor of the major product categories in the United States industrial market. The Company currently provides a wide range of products in four of the five major product categories. The Company also intends to expand its product offerings in the fifth product category, pipe, valve and fittings.



     The Company currently has 54 distribution centers strategically located in 45 cities in 16 states throughout the Southern and Rocky Mountain regions of the United States. The Company serves as a first-tier distributor of more than 170,000 stock keeping units ("SKUs") by more than 2,000 original equipment manufacturers. The Company has a diverse customer base of over 25,000 customers in various industries throughout the United States served by the sales efforts of approximately 300 of the Company's 708 employees. The Company also maintains state-of-the-art management information systems that allow for electronic communication of orders, processing and distribution.


INDUSTRIAL DISTRIBUTION MARKET


     The Company estimates that annual sales in the United States for MRO products for industrial customers are in excess of $200 billion, of which the Company estimates over $150 billion are in the five major product categories of
(i) fluid handling equipment, (ii) bearings and power transmission equipment,
(iii) general mill and safety supplies, (iv) pipe, valve and fittings and (v) electrical products. While growth in the industrial distribution market is generally related to the expansion of the United States economy, revenues attributable to the outsourcing of MRO procurement, inventory control and warehouse management, known as "integrated supply", are expected to grow at an annualized rate of 40% from $1.8 billion in 1995 to $10 billion in 2000. The industrial distribution market is highly fragmented, with the 50 largest distributors accounting for less than 16% of the total United States market during 1997. Based on 1997 sales as reported by industry sources, the Company was the 37th largest distributor of MRO products in the United States. On a combined basis after giving effect to the Company's 1997 acquisitions of Strategic Supply, Inc. ("SSI") and Pelican State Supply Company, Inc. ("Pelican"), the acquisition of Tri-Electric Supply, Ltd. ("Tri-

Electric") in February 1998 and the acquisitions of Lucky Electric & Supply, Inc. ("Lucky") and M.W. Smith Equipment, Inc. ("Smith") in May 1998, the Company would have been the 30th largest distributor of MRO products in the United States.


     To compete more effectively, the Company's customers and other users of MRO products are seeking ways to enhance efficiencies and lower MRO product and procurement costs. In response to this customer desire, three primary trends have emerged in the industrial supply industry:

     Industry Consolidation. Industrial customers have reduced the number of supplier relationships they maintain to lower total purchasing costs, improve inventory management, assure consistently high levels of customer service and enhance purchasing power. This focus on fewer suppliers has led to consolidation within the fragmented industrial distribution industry.


     Customized Integrated Service. As industrial customers focus on their core manufacturing or other production competencies, they increasingly are demanding customized distribution services, ranging from value-added traditional distribution to integrated supply.


     Single Source, First-Tier Distribution. As industrial customers continue to address cost containment, there is a trend toward reducing the number of suppliers and eliminating multiple tiers of distribution. Therefore, to lower overall costs to the MRO customer, some MRO distributors are expanding their product coverage to eliminate second-tier distributors and the difficulties associated with alliances.

BUSINESS STRATEGY


     The Company's strategy is focused on addressing current trends in the industrial distribution market through a combination of acquisitions and internal growth. The Company seeks acquisitions that will provide the Company access to additional product lines and customers to enhance its position as a single source industrial distributor with first-tier distribution capabilities. Key elements of the Company's internal growth strategy include leveraging existing customer relationships, expanding product offerings from existing locations, reducing costs through consolidated purchasing programs and combined product distribution centers, designing and implementing innovative solutions to address the procurement and supply needs of the Company's customers and using the Company's traditional distribution and integrated supply capabilities to increase sales and improve operating margin.


     The Company's key strategies are:

     Industry Consolidator; Focused Acquisition Strategy. The Company is an active consolidator in the industrial distribution industry. The Company believes that significant acquisition opportunities exist in this industry due in large part to the fragmented nature of the industry and customer desire to reduce costs and improve efficiencies through vendor reduction. The Company's acquisition strategy is focused on enhancing the Company's position as a single source industrial distributor with first-tier distribution capabilities for a broad range of MRO products and improving the Company's ability to deliver value-added traditional distribution and flexible integrated supply solutions. Although the Company provides as a first-tier distributor a substantial portion of products in four of the five major MRO product categories, the Company plans to continue to seek acquisitions that will broaden its product coverage within each of the five major MRO product categories. The Company also believes that substantial opportunities exist to expand the Company's customer base and to penetrate geographic markets not currently served by the Company through selective acquisitions. Acquisitions also provide the opportunity for the Company to increase its operating margins by reducing administrative overhead, consolidating distribution locations and personnel and reducing costs for products through volume purchases and similar arrangements. The Company further believes that as acquisitions are assimilated, additional opportunities should arise to increase sales to the customers of the acquired companies by providing products and services to these customers that were not previously offered by the acquired company.

     First-Tier Distributor of Extensive Line of MRO Products. The Company has direct relationships with a substantial number of original equipment manufacturers and does not rely on other distributors to supply bearings and power transmission equipment, general mill and safety supplies, electrical products and fluid handling equipment. While many of the Company's competitors offer traditional distribution of a more limited product range, the Company is not aware of any major competitor, other than direct-mail distributors, that offers as many product categories as the Company offers. As a first-tier distributor of an extensive line of MRO products, the Company is able to reduce substantially the markups paid by the customer to second-tier distributors and significantly reduce the number of supplier relationships needed by the customer without the difficulties associated with alliances.


     Integrated Services. The Company's distribution strategy is focused on building and maintaining long-term relationships by understanding the customers' operations and providing integrated services such as product application, engineering and system design. Because the Company has extensive experience as a traditional distributor, the Company has built strong knowledge of its customers' operations and can provide valuable assistance in identifying the services that will best meet their needs. DXP's role extends beyond procurement services due to the Company's ability to deliver personal, after-the-sale service.


     Customized Distribution Solutions; Integrated Supply. The Company believes that the most desirable approach to industrial distribution is to provide the customer with a complete continuum of supply options, ranging from traditional distribution to integrated supply. Through the Company's SmartSource program, the customer is able to select only those products and services needed. For those customers purchasing a number of products in large quantities, the Company offers its American MRO program, a "fully integrated supply" program that permits the customer to outsource all or most of their procurement needs to the Company.


     Cost Efficiencies. As the Company expands into new geographic regions and further penetrates existing markets, the Company intends to consolidate many functions such as accounting, management information systems and certain purchasing arrangements to eliminate duplicative costs that otherwise would be incurred at the operating level. The Company also seeks higher volume purchasing in order to reduce product costs and may continue to consolidate facilities or branches to optimize efficiencies.



RECENT ACQUISITIONS



     The Company completed two strategic acquisitions in 1997, and three additional acquisitions in the first six months of 1998. These acquisitions were directed at expanding the Company's product lines and increasing its geographic presence. Based on information provided to the Company, the five acquired businesses generated combined revenues of approximately $87.3 million in 1997 (of which $31.7 million appeared in the Company's 1997 consolidated financial statements). Through the Company's acquisition of SSI, the Company added general mill and safety supplies to its product offerings and expanded its geographic presence to include more than seven additional states and 24 additional cities throughout the United States. The acquisition of SSI also enhanced the Company's integrated supply capabilities through SSI's existing integrated supply contracts and SmartSource program. The Company's acquisition of Pelican expanded the Company's general mill and safety supplies product lines and added an additional integrated supply contract with a major refinery in Baton Rouge, Louisiana. The Company's acquisitions of Tri-Electric and Lucky added electrical products to its product offerings. The acquisition of Smith expanded the Company's pump distribution facilities in East Texas.



CORPORATE INFORMATION



     The Company is a Texas corporation that was formed in 1996 to effect a consolidation of SEPCO Industries, Inc. ("SEPCO") and Newman Communications Corporation (the "Reorganization") pursuant to which DXP became a public company. The Company's principal executive offices are located at 580 West Lake Park Boulevard, Suite 1100, Houston, Texas 77079 and its telephone number is 281/531-4214.

                                  THE OFFERING


Units offered...................   1,700,000



Common Stock to be outstanding
after the Offering..............   5,864,773 shares(1)



Use of proceeds.................   All of the proceeds to the Company will be
                                   used to repay an aggregate of approximately
                                   $13.4 million of indebtedness, $11.2 million of which was incurred in connection with five acquisitions and $2.2 million of which was incurred in connection with the acquisition of real property and other capital expenditures. See "Use of Proceeds".



Nasdaq National Market symbol
for Common Stock................   DXPE



Proposed Nasdaq Market symbols:



     Units......................   DXPU



     Warrants...................   DXPW


---------------


(1) Based upon number of shares outstanding as of December 1, 1998. Includes 1,700,000 shares of Common Stock being sold as part of the Units, 9,000 shares issuable to prior holders of Newman Communications Corporation common stock and 16,800 shares issuable to prior holders of SEPCO common stock in connection with the Reorganization but which have not been issued. Excludes 1,700,000 shares of Common Stock issuable upon exercise of the Warrants, 340,000 shares of Common Stock issuable upon exercise of the Underwriters Warrants (and the Warrants issuable upon exercise thereof), 1,443,000 shares of Common Stock issuable upon exercise of outstanding options at December 1, 1998 and 42,500 additional shares reserved for issuance pursuant to the Company's Long-Term Incentive Plan, as amended (the "LTIP"). See
    "Management -- Benefit Plans".



     An investment in the Units offered hereby, and the Common Stock and Warrants included in the Units, involves a high degree of risk. See "Risk Factors" and "Dilution" for a discussion of certain factors that should be considered in connection with an investment in the Units offered hereby.

                             SUMMARY FINANCIAL DATA


     Prior to the Reorganization, the Company had no operations and its only assets consisted of $1,000 cash. The Reorganization has been accounted for as a recapitalization of SEPCO. The summary historical consolidated financial data of SEPCO set forth below for the year ended December 31, 1995 has been derived from the audited consolidated financial statements of SEPCO. The summary historical consolidated financial data set forth below for each of the years in the two-year period ended December 31, 1997 have been derived from the audited consolidated financial statements of the Company, and assume that the Reorganization had been effected on the first day of the period presented. The summary historical consolidated financial data set forth below for the nine months ended September 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company. The summary pro forma consolidated financial information set forth below assumes that the acquisition of SSI was completed on the first day of the periods presented, and such information has been derived from the pro forma financial statements appearing elsewhere in this Prospectus. The pro forma information does not reflect the acquisitions of Pelican, Tri-Electric, Lucky and Smith. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.



                                                   YEAR ENDED DECEMBER 31,
                                          ------------------------------------------    NINE MONTHS ENDED
                                           SEPCO       DXP              DXP               SEPTEMBER 30,
                                          --------   --------   --------------------   -------------------
                                            1995       1996             1997             1997       1998
                                          --------   --------   --------------------   --------   --------
                                                      (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
                                                                                PRO
CONSOLIDATED STATEMENTS OF EARNINGS DATA:                         ACTUAL      FORMA
                                                                --------   --------
Revenues................................  $111,328   $125,208   $169,667   $190,754    $118,277   $153,886
Gross profit(1).........................    29,157     32,117     44,880     49,797      31,571     40,381
Operating income(1).....................     4,598      2,785      6,434      5,789       3,929      6,623
Income before provision for income
  taxes.................................     3,512      1,635      4,670      3,869       2,950      4,583
Net income..............................     2,088        890      2,768      2,182       1,880      2,750
Preferred stock dividend................       (23)      (119)      (103)      (103)       (109)       (69)
Net income attributable to common
  shareholders..........................     2,065        771      2,665      2,079       1,771      2,681

Basic earnings per common share.........  $   0.54   $   0.19   $   0.65   $   0.51    $    .44   $    .64
Common shares outstanding...............     3,837      3,997      4,082      4,082       4,044      4,168
Dilutive earnings per share.............      0.46       0.16       0.49       0.38        0.34       0.49
Common and common equivalent shares
  outstanding(2)(3).....................     4,501      4,857      5,703      5,703       5,596      5,630



                                                                      AS OF
                                                                SEPTEMBER 30, 1998
                                                              ----------------------
                                                                          PRO FORMA
                                                                             AS
                                                              ACTUAL     ADJUSTED(4)
                                                              -------    -----------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................  $39,909      $39,909
Total assets................................................   83,619       83,619
Long-term debt obligations..................................   44,327       30,932
Shareholders' equity........................................   15,527       28,922


---------------

(1) Year ended December 31, 1996 includes a one-time charge to compensation expense of $618,000 for the amendment of book value options to fair market value options and approximately $284,000 in professional costs associated with the Reorganization. The Company disposed of approximately $1,100,000 of excess inventory in December 1996 which it had accumulated through prior acquisitions of product groups that were subject to shelf-life restrictions. This is a one-time charge not expected to occur in future years.

(2) Number of shares used to compute earnings per share and shareholders' equity has been restated to reflect the Reorganization as of the first day of the first period presented.


(3) Common stock and earnings per share have been restated to give effect to the two-to-one reverse split of the Common Stock that became effective May 12, 1997 and another two-to-one reverse stock split that became effective July 17, 1998.



(4) Adjusted to give effect to the sale of the 1,700,000 Units offered by the Company hereby, at an assumed price to the public of $9.25 per Unit, and the application of the net proceeds thereof.

                                  RISK FACTORS


     An investment in the Units offered hereby involves a high degree of risk. The following factors should be considered carefully, together with the information provided elsewhere in this Prospectus, in evaluating an investment in the Units offered hereby. Special Note: Certain statements set forth below constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Special Note Regarding Forward-Looking Statements".


RISKS ASSOCIATED WITH ACQUISITION STRATEGY


     Future results for the Company will depend in part on the success of the Company in implementing its acquisition strategy. This strategy includes taking advantage of a consolidation trend in the industry and effecting acquisitions of distributors with complementary or desirable new product lines, strategic distribution locations and attractive customer bases and manufacturer relationships. The ability of the Company to implement this strategy will be dependent on its ability to identify, consummate and successfully assimilate acquisitions on economically favorable terms. Although the Company is actively seeking acquisitions that would meet its strategic objectives, there can be no assurance that the Company will be successful in these efforts. In addition, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities, expenses associated with obsolete inventory of an acquired company and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company or other industrial supply distributors acquired in the future will achieve anticipated revenues and earnings. In addition, the Company's loan agreements with its bank lender (the "Credit Facility"), contain certain restrictions that could adversely affect its ability to implement its acquisition strategy. Such restrictions include a provision prohibiting the Company from merging or consolidating with, or acquiring all or a substantial part of the properties or capital stock of, any other entity without the prior written consent of the lender. There can be no assurance that the Company will be able to obtain the lender's consent to any of its proposed acquisitions.


RISKS RELATED TO ACQUISITION FINANCING


     The Company currently intends to finance acquisitions by using shares of Common Stock for a portion or all of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources, if available, to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. Under the Credit Facility, all available cash generally is applied to reduce outstanding borrowings. As of September 30, 1998, the Company had approximately $5.2 million available under the Credit Facility, and there can be no assurance that the Company will be able to obtain additional financing on a timely basis or on terms the Company deems acceptable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".



RISKS RELATED TO INTERNAL GROWTH STRATEGY



     Future results for the Company also will depend in part on the Company's success in implementing its internal growth strategy, which includes expanding existing product lines and adding new product lines. The ability of the Company to implement this strategy will depend on its success in acquiring and integrating new product lines and marketing integrated forms of supply arrangements such as those being pursued by the Company through its SmartSource and American MRO programs. The Company acquired SSI and Pelican in the second quarter of 1997, Tri-Electric in the first quarter of 1998 and Lucky and Smith in the second quarter of 1998 and plans to acquire other distributors with complementary or desirable product lines and customer bases. Although the Company intends to increase sales and product offerings to the customers of

SSI, Pelican, Tri-Electric Lucky and Smith and other acquired companies, reduce costs through consolidating certain administrative and sales functions and integrate the acquired companies' management information systems with the Company's system, there can be no assurance that the Company will be successful in these efforts.


SUBSTANTIAL COMPETITION

     The Company's business is highly competitive. The Company competes with a variety of industrial supply distributors, some of which may have greater financial and other resources than the Company. Although many of the Company's traditional distribution competitors are small enterprises selling to customers in a limited geographic area, the Company also competes with larger distributors that provide integrated supply programs such as those offered through outsourcing services similar to those that are offered by the Company's SmartSource and American MRO programs. Some of these large distributors may be able to supply their products in a more timely and cost-efficient manner than the Company. The Company's competitors include direct mail suppliers, large warehouse stores and, to a lesser extent, certain manufacturers.

RISKS OF ECONOMIC TRENDS

     Demand for the Company's products is subject to changes in the United States economy in general and economic trends affecting the Company's customers and the industries in which they compete in particular. Many of these industries, such as the oil and gas industry, are subject to volatility while others, such as the petrochemical industry, are cyclical and materially affected by changes in the economy. As a result, the Company may experience changes in demand for its products as changes occur in the markets of its customers.

DEPENDENCE ON KEY PERSONNEL


     The Company will continue to be dependent to a significant extent upon the efforts and ability of David R. Little, its Chairman of the Board, President and Chief Executive Officer. The loss of the services of Mr. Little or any other executive officer of the Company could have a material adverse effect on the Company's financial condition and results of operations. The Company does not maintain key-man life insurance on the life of Mr. Little or on the lives of its other executive officers. In addition, the Company's ability to grow successfully will be dependent upon its ability to attract and retain qualified management and technical and operational personnel. The failure to attract and retain such persons could materially adversely affect the Company's financial condition and results of operations.


DEPENDENCE ON SUPPLIER RELATIONSHIPS


     The Company has distribution rights for certain product lines and depends on these distribution rights for a substantial portion of its business. Many of these distribution rights are pursuant to contracts that are subject to cancellation upon little or no prior notice. Although the Company believes that it could obtain alternate distribution rights in the event of such a cancellation, the termination or limitation by any key supplier of its relationship with the Company could result in a temporary disruption on the Company's business and, in turn could adversely affect results of operations and financial condition. See "Business--Suppliers".


CONTROL BY MANAGEMENT


     Following the Offering, directors and officers of the Company will own beneficially an aggregate of approximately 57.7% of the outstanding Common Stock (52.5% if the Underwriters' overallotment option is exercised in full). Accordingly, these persons, if they were to act in concert, would have substantial influence over the affairs of the Company, including the ability to control the election of directors and other matters requiring shareholder approval. See "Security Ownership of Management, Principal Shareholders and Selling Shareholders".


SHARES AVAILABLE FOR FUTURE SALE; POTENTIAL FOR ADVERSE EFFECT ON STOCK PRICE


     Sales of substantial amounts of Common Stock in the public market following completion of the Offering could have an adverse effect on the market price of the Common Stock. Of the 4,164,773 shares of Common

Stock to be outstanding after the Offering, the Company estimates that 1,540,139 shares will be freely tradable without restriction. In addition, the 1,700,000 shares of Common Stock forming a part of the Units will be freely tradable following the Separation Date. In connection with the Offering, officers and directors and certain shareholders of the Company including the Selling Shareholders, who will hold an aggregate of 2,679,871 shares (2,509,871 if the over-allotment option is exercised in full) of Common Stock and 1,247,500 shares (1,162,500 if the over-allotment option is exercised in full) of Common Stock issuable upon the exercise of options and 420,000 shares of Common Stock issuable upon conversion of 15,000 shares of the Company's Series B Convertible Preferred Stock following the Offering, have entered into lock-up agreements pursuant to which they have agreed not to sell or otherwise dispose of their shares of Common Stock for a period of two years after the date of this Prospectus without the prior written consent of J.P. Turner & Company, L.L.C. on behalf of the Underwriters or in the event the Company achieves certain performance-related goals.


IMMEDIATE AND SUBSTANTIAL DILUTION


     Because the offering price will be substantially higher than the book value per share of the Common Stock, purchasers of Units in the Offering will incur immediate and substantial dilution of $6.38 per Unit, or 68.9% of the public offering price. In addition, investors purchasing Units in the Offering will incur additional dilution to the extent that outstanding stock options are exercised. See "Dilution".


LIMITATION ON ABILITY TO PAY DIVIDENDS


     The Company anticipates that future earnings will be retained to finance the continuing development of its business. In addition, the Credit Facility prohibits the Company from declaring or paying any dividends or other distributions on its capital stock except for limited dividends on its preferred stock. Accordingly, the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Price Range of Common Stock and Dividend Policy".


POTENTIAL ANTI-TAKEOVER EFFECTS


     The Company's Restated Articles of Incorporation, as amended, allow the Board of Directors of the Company to issue shares of preferred stock without shareholder approval on such terms as the Board of Directors may determine. The rights of all the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company's Restated Articles of Incorporation, as amended, also do not allow cumulative voting in the election of directors. In addition, Part Thirteen of the Texas Business Corporation Act imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations such as the Company and shareholders who beneficially own 20% or more of the corporation's voting stock unless the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the shareholder acquiring such 20% ownership. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock".



NO PRIOR PUBLIC MARKET FOR UNITS AND WARRANTS; LIMITED PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE



     Prior to the Offering, there has been no public market for the Units or the Warrants. Although the Company intends to apply for listing of the Units and the Warrants (for trading after the Separation Date) on the Nasdaq National Market, there can be no assurance that an active trading market will develop or continue upon completion of the Offering. The initial public offering price of the Units will be determined by negotiations between the Company and representatives of the underwriters and may not be indicative of the market price of the Units after the Offering.


     Although the Common Stock is listed on The Nasdaq National Market, trading to date has been limited. In addition, factors such as market expansion, the development of additional services, the Company's competitors, as well as quarterly variations in the Company's anticipated or actual results of operations or market conditions generally, may cause the market price of the Common Stock, the Units and, when separable, the Warrants to fluctuate significantly. Further, the stock market has on occasion experienced extreme price and volume fluctuations, which have particularly affected the market prices of many companies. These broad market fluctuations may adversely affect the market price of the Common Stock.



YEAR 2000 ISSUES



     Many existing computer systems and applications and other control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the Year 2000. The Company relies on its computer systems and software for financial reporting, customer account information and inventory management and replenishment. The Company is in the process of assessing its state of readiness for the Year 2000 and expects its software to be Year 2000 compliant upon completion of the upgrading of its software. Additionally, the Company is in the process of communicating with customers, major vendors and other third parties with whom it has material relationships to determine if they will be ready for the Year 2000. To the extent unexpected problems associated with the Year 2000 arise during the implementation phase of the Company's Year 2000 program or the Company's customers, vendors and other third parties are not compliant by the Year 2000, it could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure".


RISKS ASSOCIATED WITH HAZARDOUS MATERIALS


     Certain of the Company's operations are subject to federal, state and local laws and regulations controlling the discharge of materials into or otherwise relating to the protection of the environment. Although the Company believes that it has adequate procedures to comply with applicable discharge and other environmental laws, the risks of accidental contamination or injury from the discharge of controlled or hazardous materials and chemicals cannot be eliminated completely. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company's financial condition and results of operations.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's financial position, business strategy, products and services, markets, budgets and plans and objectives of management for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the Cautionary Statements.


                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,700,000 Units offered by the Company hereby are estimated to be approximately $13.4 million ($13.7 million, if the Underwriters' over-allotment option is exercised in full), based on an assumed public offering price of $9.25 per Unit and after deducting the estimated underwriting discount and offering expenses payable by the Company. In the event the Underwriters exercise the over-allotment option, the Company will receive only the portion of the proceeds related to the Warrants ($1.25 per Warrant) from the sale of Units by the Selling Shareholders. The portion of the proceeds related to the shares of Common Stock ($8.00 per share) from the sale of the Units by the Selling Shareholders will be for the account of the Selling Shareholders.



     The Company anticipates that it will use the net proceeds of the Offering to repay an aggregate of approximately $13.4 million of indebtedness under the Credit Facility. The indebtedness under the Credit Facility includes approximately (i) $5.3 million incurred in May 1997 in connection with the acquisitions of SSI and Pelican, (ii) $6.2 million incurred in February 1998 in connection with the acquisition of Tri-Electric, (iii) $5.3 million incurred in June 1998 in connection with the cash component of the acquisitions of Lucky and Smith and (iv) $2.2 million incurred in connection with capital expenditures and the purchase of real property to be used as the Company's corporate headquarters. Amounts borrowed under the Credit Facility bear interest at an annual rate ranging from LIBOR plus 1.50% to LIBOR plus 3.0% (approximately 7.64% at September 30, 1998). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".



     In addition to the net proceeds to be received by the Company in the Offering and in the event the Underwriters' over-allotment is exercised in full, Mr. Little, a Selling Shareholder, intends to apply a portion of the net proceeds from his sale of shares of Common Stock hereunder to repay approximately $289,000 owed to the Company. See "Security Ownership of Management, Principal Shareholders and Selling Shareholders" and "Certain Transactions".


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


     The Common Stock has traded on The Nasdaq National Market since July 2, 1997, under the symbol "DXPE". From December 27, 1996, through July 2, 1997, the Common Stock traded on the Over the Counter Bulletin Board of National Association of Securities Dealers, Inc. ("OTC Bulletin Board"). The following table sets forth on a per share basis the high and low sales prices for the Common Stock as reported on The Nasdaq National Market and the OTC Bulletin Board, as applicable, for the periods indicated.



                                                              HIGH    LOW
                                                              ----    ---
1996
  Fourth Quarter (Beginning December 27, 1996)(1)(2)........  $15     $14
1997
  First Quarter(1)(2).......................................   16       9
  Second Quarter(1)(2)......................................   13 1/2  10 1/2
  Third Quarter(2)..........................................   14      12
  Fourth Quarter(2).........................................   12 1/2  10
1998
  First Quarter(2)..........................................   12      10
  Second Quarter(2).........................................   10 1/2   8
  Third Quarter(2)..........................................   11       7
  Fourth Quarter (through December 1, 1998).................    8 1/2   6 7/8


---------------


(1) Restated to give effect to a two-to-one stock split of the Common Stock that was effected May 12, 1997.



(2) Restated to give effect to a two-to-one stock split of the Common Stock that was effected July 17, 1998.



     On December 1, 1998, the closing sales price of the Common Stock was $6 7/8 per share. On December 1, there were 149 holders of record of outstanding shares of Common Stock.



     The Company anticipates that future earnings will be retained to finance the continuing development of its business. In addition, the Credit Facility prohibits the Company from declaring or paying any dividends or other distributions on its capital stock except for limited dividends on its preferred stock. Accordingly, the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the success of the Company's business activities, regulatory and capital requirements, the general financial condition of the Company and general business conditions.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at September 30, 1998, and, as adjusted, to reflect the issuance of the 1,700,000 Units offered by the Company hereby and the application of the proceeds therefrom (assuming an offering price of $9.25 per Unit). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in this Prospectus. See also "Use of Proceeds".



                                                                SEPTEMBER 30, 1998
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Current portion of long-term debt...........................  $ 3,115      $ 3,115
                                                              =======      =======
Long-term debt, less current portion........................  $44,327      $30,932
                                                              -------      -------
Equity subject to redemption................................    2,075        2,075
Shareholders' equity:
Series A preferred stock....................................        2            2
Series B convertible preferred stock........................       18           18
Common Stock, $.01 par value(1)(2)..........................       40           57
  Paid-in capital...........................................      908       14,286
Retained earnings...........................................   15,340       15,340
                                                              -------      -------
                                                               16,308       29,703
Less Treasury stock, 374 shares Series A preferred, 2,700
  shares Series B preferred, and 30,436 shares common
  stock.....................................................     (781)        (781)
                                                              -------      -------
       Total shareholders' equity...........................   15,527       28,922
                                                              -------      -------
          Total capitalization..............................  $65,044      $65,044
                                                              =======      =======


---------------


(1) Assumes no exercise of the Warrants or the Underwriters Warrants.



(2) Excludes 1,443,000 shares of Common Stock issuable upon exercise of outstanding options and warrants and an additional 42,500 shares reserved for issuance pursuant to the LTIP. See "Management -- Benefit Plans".

                                    DILUTION


     At September 30, 1998, the net tangible book value of the Company attributable to common shareholders was $4.6 million, or $1.01 per share. The number of shares used for the per share calculation includes the 4,164,773 shares outstanding prior to the Offering and the common stock equivalent of 15,000 shares of Series B Convertible Preferred Stock convertible into 420,000 shares of common stock. After giving effect to the sale by the Company of 1,700,000 Units offered hereby and the receipt by the Company of an estimated $13.4 million of net proceeds from the Offering (based on an assumed offering price of $9.25 per Unit, $8.00 of which is attributable to the Common Stock and $1.25 of which is attributable to the Warrant included in the Unit, and net of underwriting discounts and estimated expenses of the Offering), pro forma net tangible book value of the Company at September 30, 1998 would have been $2.87 per share. This represents an immediate increase in pro forma net tangible book value of $1.86 per share to the existing shareholders and an immediate dilution of $6.38 per Unit to the new investors purchasing Units in the Offering. The following table sets forth the per share dilution:



Public offering price(1)....................................           $9.25
  Book value prior to the Offering..........................  $1.01
  Increase attributable to new investors....................   1.86
                                                              -----
Pro Forma net tangible book value after the Offering........            2.87
                                                                       -----
Dilution in net tangible book value to new investors........           $6.38
                                                                       =====



     The following table sets forth, on a pro forma basis as of September 30, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and new investors purchasing Units in the Offering (before deducting underwriting discounts and commissions and estimated offering expenses):



                                   SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                  -------------------    ---------------------      PRICE
                                   NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                  ---------   -------    -----------   -------    ---------
Existing shareholders...........  4,584,773     72.9%    $ 4,626,000     22.7%     $ 1.01
New investors(1)................  1,700,000     27.1      15,725,000     77.3%     $ 9.25
                                  ---------    -----     -----------    -----
          Total.................  6,284,773    100.0%    $20,351,000    100.0%
                                  =========    =====     ===========    =====



     The foregoing computations assume no exercise of outstanding stock options granted previously under the Company's LTIP, any non-qualified options previously granted, Warrants and Underwriters Warrants.

---------------


(1) Includes the portion of the purchase price of the Units attributable to the Warrants ($1.25 per Warrant), but excludes shares of Common Stock issuable upon exercise of the Warrants and the Underwriters Warrants.

                            SELECTED FINANCIAL DATA


     Prior to the Reorganization, the Company had no operations and its only assets consisted of $1,000 cash. The Reorganization has been accounted for as a recapitalization of SEPCO. The selected historical consolidated financial data of SEPCO set forth below for each of the years in the three-year period ended December 31, 1995, have been derived from the audited consolidated financial statements of SEPCO. The selected historical consolidated financial data set forth below for each of the years in the two-year period ended December 31, 1997 have been derived from the audited consolidated financial statements of the Company, and assume that the Reorganization had been effected on the first day of the period presented. The historical consolidated selected financial data set forth below for the nine months ended September 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.



                                              YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------    NINE MONTHS ENDED
                                            SEPCO                       DXP              SEPTEMBER 30,
                                -----------------------------   -------------------   -------------------
                                 1993       1994       1995       1996       1997       1997       1998
                                -------   --------   --------   --------   --------   --------   --------
                                                (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  EARNINGS DATA:
Revenues......................  $99,353   $102,592   $111,328   $125,208   $169,667   $118,277   $153,886
Gross profit(1)...............   26,792     27,217     29,157     32,117     44,880     31,571     40,381
Operating income(1)...........    3,288      4,150      4,598      2,785      6,434      3,929      6,623
Income before provision for
  income taxes, minority
  interest and change in
  accounting principle........    2,346      3,038      3,512      1,635      4,670      2,950      4,583
Minority interest in earnings
  (loss) of a subsidiary(2)...     (403)        --         --         --         --         --         --
Cumulative effect of change in
  accounting principle(3).....      882         --         --         --         --         --         --
Net income....................    1,843      1,862      2,088        890      2,768      1,880      2,750
Preferred stock dividend......       --         --        (23)      (119)      (103)      (109)       (69)
Net income attributable to
  common shareholders.........    1,843      1,862      2,065        771      2,665      1,771      2,681
Basic earnings per common
  share.......................  $  0.38   $   0.38   $   0.54   $   0.19   $   0.65   $   0.44   $   0.64
Common shares
  outstanding(5)..............    4,878      4,878      3,837      3,997      4,082      4,044      4,168
Dilutive earnings per share...  $  0.35   $   0.35   $   0.46   $   0.18   $   0.49   $   0.34   $   0.49
Common and common equivalent
  shares outstanding(4)(5)....    5,225      5,370      4,501      4,857      5,703      5,596      5,630



                                                YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------------
                                              SEPCO                       DXP             SEPTEMBER 30,
                                  -----------------------------   -------------------   -----------------
                                   1993       1994       1995       1996       1997      1997      1998
                                  -------   --------   --------   --------   --------   -------   -------
                                                 (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.................  $18,402   $ 20,011   $ 23,967   $ 25,612   $ 36,262   $36,262   $39,909
Total assets....................   38,686     38,163     43,254     45,042     67,636    67,636    83,619
Long-term debt obligations......   20,766     18,461     21,275     22,300     33,395    33,395    44,327
Shareholders' equity(4).........    6,453      8,315      9,688     10,459     13,031    13,031    15,527


---------------

(1) Year ended December 31, 1996 includes a one-time charge to compensation expense of $618,000 for the amendment of book value options to fair market value options and approximately $284,000 in professional costs associated with the Reorganization. The Company disposed of approximately $1,100,000 of excess inventory in December 1996 that it had accumulated through prior acquisitions of product groups that were subject to shelf-life restrictions. This is a one-time charge not expected to occur in future years.

(2) In September 1993, SEPCO acquired the remaining shares of capital stock of Southern Engine and Pump Company. The acquisition eliminated any need to account for minority interest in earnings of this subsidiary.

(3) Effective January 1, 1993, SEPCO changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". As permitted under the rules, prior years' financial statements were not restated. The cumulative effect of adopting Statement 109 as of January 1, 1993 was to increase net earnings by $882,000.

(4) Number of shares used to compute earnings per share and shareholders' equity has been restated to reflect the Reorganization as of the first day of the first period presented.


(5) Common stock and earnings per share have been restated to give effect to the two-to-one reverse split of the Common Stock that became effective May 12, 1997 and another two-to-one reverse stock split that became effective July 17, 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL


     The Company is a leading provider of MRO products, equipment and integrated services, including engineering expertise and logistics capabilities, to industrial customers. The Company provides a wide range of MRO products in the fluid handling equipment, bearings and power transmission equipment, general mill and safety supplies and electrical product categories. The Company also offers a line of valve and valve automation products within the pipe, valve and fittings category and is seeking to expand its presence in this area. The Company offers its customers a single source of integrated services and supply on an efficient and competitive basis by being a first-tier distributor which purchases its products directly from the manufacturer. The Company also provides integrated services such as system design, fabrication, installation, repair and maintenance for its customers. The Company offers a wide range of industrial MRO products, equipment and services through a complete continuum of customized and efficient MRO solutions, ranging from traditional distribution to fully integrated supply contracts. The integrated solution is tailored to satisfy the customer's unique needs.



     The Company's products and services are marketed in 16 states to over 25,000 customers that are engaged in a variety of industries, many of which may be counter cyclical to each other. Demand for the Company's products generally is subject to changes in the United States economy and economic trends affecting the Company's customers and the industries in which they compete in particular. Certain of these industries, such as the oil and gas industry, are subject to volatility while others, such as the petrochemical industry, are cyclical and materially affected by changes in the economy. As a result, the Company may within particular markets and product categories experience changes in demand as changes occur in the markets of its customers.


     The Company's strategy is focused on addressing current trends in the industrial distribution market through a combination of acquisitions and internal growth. The Company seeks acquisitions that will provide the Company access to additional product lines and customers to enhance its position as a single source industrial distributor with first-tier distribution capabilities. Key elements of the Company's internal growth strategy include leveraging existing customer relationships, expanding product offerings from existing locations, reducing costs through consolidated purchasing programs and combined product distribution centers, designing and implementing innovative solutions to address the procurement and supply needs of the Company's customers and using the Company's traditional distribution and integrated supply capabilities to increase sales in each area. Future results for the Company will be dependent on the success of the Company in implementing its acquisition and internal growth strategy.


     The ability of the Company to implement its acquisition and internal growth strategy will be dependent on its ability to identify, consummate and assimilate acquisitions on economically favorable terms, to acquire and successfully integrate new product lines and to successfully market alternate forms of supply arrangements through the Company's SmartSource and American MRO programs. Although the Company is actively seeking acquisitions and integrated supply arrangements that would meet its strategic objectives, there can be no assurance that the Company will be successful in these efforts. Further, the ability of the Company to effect its strategic plans will be dependent on its obtaining financing for its planned acquisitions and expansions, and there can be no assurance that any such financing will be available. The Company plans to examine appropriate methods of financing any such acquisitions, including issuance of additional capital stock, debt or other securities or a combination thereof. If the Company were to issue shares of its capital stock in any acquisition, such issuance could be dilutive to existing shareholders.


  The Reorganization

     The Company was incorporated on July 26, 1996, to facilitate the Reorganization. On December 4, 1996, the Reorganization was effected through (i) a merger of a wholly owned subsidiary of the Company with and into SEPCO and (ii) a merger of a wholly owned subsidiary of the Company with and into Newman Communications Corporation ("Newman").


     Prior to the Reorganization, the Company had no operations and its only assets consisted of $1,000 cash. The Reorganization has been accounted for as a recapitalization of SEPCO. Prior to the Company's acquisition of Newman, Newman was a non-operating entity with nominal assets. The merger with Newman was effected as a means to implement the original registration of the Common Stock under the Exchange Act and increase the Company's shareholder base. The Reorganization resulted in approximately $900,000 in one-time costs, which included a $618,000 charge for additional compensation expense for the conversion of outstanding book-value options into market-based options and approximately $284,000 in professional costs associated with the Reorganization.


     In December 1996, the Company disposed of $1.1 million of excess inventory which it had accumulated through prior acquisitions of product groups that were subject to shelf-life restrictions. This is a one-time charge not expected to occur in future years.


RESULTS OF OPERATIONS


     The Company currently distributes a substantial number of products in four of the five major product categories within the industrial distribution market and also provides products in the fifth category, pipe, valve and fittings. Three of those product categories, fluid handling equipment, bearings and transmission equipment and pipe, valve and fittings have been provided by the Company for a number of years. The fourth product category, general mill and safety supplies, was added in 1997 with the acquisitions of SSI and Pelican and the fifth category, electrical products, was added in February 1998 with the acquisition of Tri-Electric.

     The following table sets forth the revenues generated from the sales of major products and services distributed by the Company and the percentage of revenues of various items.


                                                    YEAR ENDED DECEMBER 31,          NINE MONTHS
                                                --------------------------------        ENDED
                                                       SEPCO              DXP       SEPTEMBER 30,
                                                --------------------    --------    -------------
                                                  1995        1996        1997          1998
                                                --------    --------    --------    -------------
                                                             (DOLLARS IN THOUSANDS)
Revenues:
Fluid handling equipment....................    $ 61,630    $ 65,709    $ 75,472       $ 57,934
Bearings and power transmission equipment...      39,500      49,144      53,180         40,651
General mill and safety supplies(1).........          --          --      31,660         38,120
Pipe, valve and fittings....................      10,198      10,355       9,355          7,104
Electrical products(2)......................          --          --          --         10,078
                                                --------    --------    --------       --------
          Total revenues....................    $111,328    $125,208    $169,667       $153,886
Percent of Revenues:
Cost of sales...............................        73.8%       74.3%       73.5%          73.8%
Gross profit................................        26.2        25.7        26.5           26.2
Selling, general and administrative
  expense...................................        22.1        23.5        22.7           21.9
Operating income............................         4.1         2.2         3.8            4.3
Other income................................          .8          .8          .5             .5
Interest expense, net.......................         1.8         1.7         1.6            1.8
Income before taxes.........................         3.2         1.3         2.7            3.0
Income tax expense..........................         1.3          .6         1.1            1.2
Net income..................................         1.9%        0.7%        1.6%           1.8%
                                                ========    ========    ========       ========


---------------

(1) Product category added in connection with the acquisitions of SSI and Pelican in the second quarter of 1997.


(2) Product category added in connection with the acquisitions of Tri-Electric and Lucky in the first six months of 1998.

  Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997



     Revenues for the nine months ended September 30, 1998 increased 30.1% to $153.9 million from the nine months ended September 30, 1997. The Company's acquisitions, which included general mill and safety supply and electrical supply companies, during the period accounted for $32.8 million of the $35.6 million increase in revenues. Sales of bearings and power transmission equipment for the nine months ended September 30, 1998 increased 3.5%, or $1.4 million over the comparable period in 1997, accounting for 1.2% of the revenue increase. Sales of valve and valve automation equipment increased 15.2%, or $.9 million over the comparable period in 1997, accounting for .8% of the revenue increase. During the nine months ended September 30, 1998, sales of fluid handling equipment remained consistent over the comparable period in 1997. A comparison of general mill and safety supplies and electrical supplies is not presented due to the fact that the product categories did not exist during the entire comparative prior period.



     Gross margins remained relatively consistent in the first nine months of 1998 as compared to 1997. The Company currently expects some increase in manufacturers prices to continue due to increased raw material costs and market conditions. Although the Company intends to attempt to pass on these price increases to its customers to maintain current gross margins, there can be no assurances that the Company will be successful in this regard.



     Selling, general and administrative expenses decreased as a percentage of revenues by 1.4% for the first nine months of 1998 as compared to the first nine months of 1997, due primarily to an effort to maintain or reduce operating expenses where possible.



     Operating income for the nine month period ended September 30, 1998 increased 68.6% from the corresponding period in 1997, from $3.9 million to $6.6 million, due to the various factors discussed above.



     Interest expense during the first nine months of 1998 increased by $.78 million to $2.7 million as compared to the first nine months of 1997. The increase was primarily due to greater interest expense resulting from the financing of two acquisitions during the second quarter of 1997, a third during the first quarter of 1998, two acquisitions during the second quarter of 1998 and the purchase of real property to be used as the Company's corporate headquarters. Average interest rates were slightly lower during the nine months ended September 30, 1998 as compared to the same period in 1997.



     The Company's provision for income taxes for the nine months ended September 30, 1998 increased by $.76 million compared to the same period of 1997, as a result of the increase in profits.



     Net income for the nine month period ended September 30, 1998, increased $.87 million from the nine month period ended September 30, 1997 due to the increase in revenue volume and the decrease in selling, general and administrative expenses as a percentage of revenue.


  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues for 1997 increased 35.5% to $169.7 million from 1996. This revenue growth resulted from a combination of acquisitions and internal growth. The SSI and Pelican acquisitions added $31.6 million in revenues during 1997 while revenues at existing branches in 1997 increased $12.8 million, or 10.2% from 1996. This internal growth was driven by increased demand from existing customers and the Company's focus on cross selling product categories. Sales of fluid handling equipment increased 14.9% in 1997, or $9.8 million, over 1996. Sales of bearings and power transmission equipment for 1997 increased 8.2%, or $4.0 million, over 1996. Sales of pipe, valve and fittings decreased $1.0 million in 1997 over 1996 due primarily to increased competition.

     Gross margin increased $12.8 million, or 39.7% for 1997 as compared to 1996. Gross margin as a percentage of sales increased from 25.7% to 26.5% in 1997 as compared to the same period in 1996. The increase in 1997 gross margin was primarily attributable to the $1.1 million inventory write down in 1996. The Company, also realized increases in its gross margins for sales of its fluid handling equipment, bearings and transmission equipment and pipe valve and fittings. These increases in the profit margins for sales in the

Company's historical product lines were offset by the lower average margins associated with sales of general mill and safety supplies.

     Selling, general and administrative expenses were 22.7% of revenues for 1997 compared to 23.5% for 1996. This decrease was attributable to the incurrence of various one-time expenses during 1996 aggregating $900,000, including a one-time expense of $618,000 for additional compensation associated with converting book value stock options to market value options and approximately $284,000 in professional fees associated with the Reorganization.

     Operating income for 1997 increased 131% over 1996, from $2.8 million to $6.4 million. As a percentage of revenues, operating income increased from 2.2% of sales to 3.8% of sales in 1997 as compared to the same period in 1996, due to the various factors discussed above.

     Interest expense for 1997 increased by $553,000, or 26.3%, from 1996 as a result of increased debt levels associated with the Company's acquisitions during 1997 and increased working capital requirements during the period. Average interest rates were slightly lower during the year ended December 31, 1997 as compared to 1996.

     The Company's provision for income taxes for 1997 increased by $1.2 million compared to 1996 as a result of an increase of approximately $3.0 million in pre-tax income. Included in the 1996 income tax provision was a $135,000 reserve for an Internal Revenue Service ("IRS") examination, which was resolved in 1997 by the Company making a payment of $69,100 to the IRS.

     Net income for 1997 increased $1.9 million, or 210%, compared to 1996. Increased net income for 1997 as compared to 1996 can be primarily attributed to an increase in gross margin and a decrease in selling general and administrative costs as of percent of sales.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues for 1996 increased 12.5% to $125.2 million from $111.3 million for 1995 primarily due to sales of bearings and power transmission products at locations where fluid handling equipment was sold previously ($4.6 million), revenue attributable to the two companies acquired in December 1995 and February 1996 ($4.1 million) and from other internal revenue growth ($5.2 million). During 1996, sales of fluid handling equipment, increased 6.7% as compared to 1995, while sales of pipe valve and fittings increased 1.6% in 1996 as compared to 1995. Sales of bearings and power transmission equipment increased 24.5% in 1996 as compared to 1995.

     Gross profit as a percentage of revenues decreased .5% in 1996 compared to 1995. Included in cost of sales is a one time charge of $1.1 million related to the disposal of excess inventory in December 1996 that was accumulated through prior acquisitions of product groups subject to shelf-life restrictions. The disposal of the inventory reduced the Company's tax liability resulting in an increase in the Company's 1996 cash flow. In 1996, the Company installed a new management information system designed to manage inventory effectively and significantly minimize any future accumulation of inventory not salable in the ordinary course of business. Excluding the one-time charge related to the disposal of inventory, gross margins in 1996 would have remained consistent with the previous year.

     Selling, general and administrative expense increased as a percentage of revenues by 1.4% for 1996 as compared to 1995, due primarily to a one-time charge of $618,000 for additional compensation expense associated with the amendment of certain book value stock options into market-based stock options, costs associated with the Company's expansion of bearing and power transmission operations into locations where only fluid handling equipment was sold previously, training and education expenses related to the Company's software conversion and professional fees associated with the Reorganization. Excluding the effect of the amendments to the stock options and the other non-recurring expenses identified above, selling, general and administrative expenses as a percentage of revenues remained relatively consistent from period to period.

     Operating income for 1996 as a percentage of revenues declined to 2.2% from 4.1% in 1995, due primarily to the compensation expense recorded in connection with the stock option amendments, interest and other costs associated with SEPCO's expansion of operations and software conversion, increased professional fees related to the Reorganization, expenses related to the Company's expansion of bearing and power transmission equipment into locations where only pumps were sold previously and the inventory disposal. Excluding the effect of the amendments to the stock options and the other non-recurring expenses identified above, operating income for 1996 as a percentage of revenues would have been 3.8%.

     Interest expense during 1996 increased slightly compared to 1995, due to average debt increasing during the period as a result of increased working capital required to support sales. Average interest rates were slightly lower during 1996 as compared to 1995.

     The Company's provision for income taxes for 1996 decreased by $679,000 compared to 1995 due to lower operating income.

     Net income for 1996 declined by approximately $1.2 million from 1995 due primarily to the effects of the disposition of inventory ($1.1 million), additional compensation associated with amendments to Company's stock options ($618,000), costs associated with the software conversion ($350,000), increased professional fees associated with the Reorganization ($284,000), expenses related to the Company's expansion of bearing and power transmission equipment into locations where only pumps were sold previously and a provision for the pending IRS examination ($135,000).

LIQUIDITY AND CAPITAL RESOURCES

  General



     Under the Company's loan agreements with its bank lender (the 'Credit Facility'), all available cash is generally applied to reduce outstanding borrowings, with operations funded through borrowings under the Credit Facility. The Company's policy is to maintain low levels of cash and cash equivalents and to use borrowings under the Credit Facility for working capital. The Company had $5.2 million available for borrowings under the working capital component of the Credit Facility at September 30, 1998. Working capital at September 30, 1998 and December 31, 1997 was $39.9 million and $36.3 million, respectively. During the first nine months of 1998 and the year ended December 31, 1997, the Company collected its trade receivables in approximately 50 and 46 days, respectively, and turned its inventory approximately four times on an annualized basis.



     In the second and again in the fourth quarter of 1998, the Company amended the Credit Facility, which currently provides for borrowings up to an aggregate of $50.0 million. Additionally, the amendments increased borrowings under the term loan component of the Credit Facility from $4.9 million to $12.4 million upon conversion of $5.0 million of the amounts outstanding under the revolving loan component to the term loan and added an additional $2.5 million term loan to be used for the purchase and renovation of real property to serve as the Company's corporate headquarters. To date, $1.7 million has been advanced under the real property term loan component. The Credit Facility, as amended, provides for a $15.0 million acquisition term loan to be used for acquisitions provided certain customary provisions related to combined cash flows and acquisition pricing are met and lender approval is obtained. To date, $3.5 million has been advanced under the acquisition term loan component. Additionally, interest rates range from LIBOR plus 1.50 to LIBOR plus 3.00 depending upon the relationship of the Company's debt to cash flow and financial covenants tied to debt service levels and cash flow. At September 30, 1998, the Company had borrowings under the Credit Facility of $20.1 million at LIBOR plus 2.00 (approximately 7.64% at September 30, 1998). The remainder of the Company's borrowings under the Credit Facility bear interest at prime (8.25% at September 30, 1998) for a weighted average interest rate of 7.95%. Borrowings under the Credit Facility are secured by receivables, inventory, and machinery and equipment and mature January 2000. The Credit Facility contains customary affirmative and negative covenants as well as financial covenants that require the Company to maintain a positive cash flow and other financial ratios.



     The Company generated cash from operating activities of $4.9 million in the first nine months of 1998 as compared to $2.1 million utilized during the first nine months of 1997, due primarily to increased earnings and a decrease in the Company's trade accounts receivable balance.



     The Company had capital expenditures of approximately $2.5 million in the first nine months of 1998 as compared to $.65 million during the same period of 1997. Capital expenditures in the first nine months of 1998 were primarily related to the purchase of real property ($1.7 million) to be used as the corporate headquarters for the Company's management and administrative group as well as other office, computer and communication equipment. Capital expenditures for the first nine months of 1997 were predominantly for the expansion of a facility in LaPorte, Texas ($.14 million) and computers and related equipment ($.13 million).



     During the first nine months of 1998, in three separate transactions, the Company completed the acquisition of substantially all of the assets of three unaffiliated businesses for an aggregate consideration consisting of approximately $11.9 million in cash, $2.3 million of assumed trade payables and other accrued expenses, $.7 million in a promissory note and up to approximately $.28 million in a deferred payment (based on the earnings before interest, taxes and depreciation of one of the acquired businesses). The cash portion of the consideration was financed through the acquisition term loan under the Credit Facility. An aggregate of $7.2 million of goodwill was recorded in connection with these acquisitions, which may be adjusted based on any adjustments to the purchase prices. The Company believes that any such adjustments would be minimal.



     The Company believes that cash generated from operations and available under its Credit Facility, together with the proceeds of the Offering, will meet its future ongoing operational and liquidity needs and capital requirements. Funding of the Company's acquisition program and integrated supply strategy will require capital in the form of the issuance of additional equity or debt financing. There can be no assurance that future funding will be available to the Company or, if available, as to the terms and conditions thereof.



  Year 2000 Readiness Disclosure



     Many existing computer systems and applications and other control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. The Year 2000 issue is the risk that systems, products and equipment utilizing date-sensitive software or computer chips with two-digit date fields will fail to properly recognize the Year 2000. Such failures by the Company's software or hardware or that of government entities, customers, major vendors and other third parties with whom the Company has material relationships could result in interruptions of the Company's business which could have a material adverse effect on the Company.



     In response to the Year 2000 issue, the Company has implemented a company-wide Year 2000 program designed to identify, assess and address significant Year 2000 issues in the Company's key business operations, including products and services, business applications, information technology systems and facilities and to identify the Company's customers, major vendors and other third parties with whom the Company has material relationships that may have Year 2000 issues.



     The Company's Year 2000 program is a comprehensive, integrated, multi-phase process covering information technology systems and hardware as well as equipment and products with embedded computer chips technology. The primary phases of the program are (1) inventorying existing equipment and systems; (2) analyzing equipment and systems to identify those which are not Year 2000 ready and to prioritize critical items; (3) communicating with customers, major vendors and other third parties with whom the Company has material relationships regarding their Year 2000 readiness; (4) remediating, repairing or replacing equipment and systems that are not Year 2000 ready; and (5) testing to verify that Year 2000 readiness has been achieved for the Company's equipment and systems.



     Phases (1) and (2) of the Company's Year 2000 program have been completed. The Company is in the process of developing a questionnaire to implement phase
(3) of its Year 2000 program. The Company will continue communicating with customers, major vendors and other third parties with whom the Company has material relationships to determine if they will be ready for the Year 2000 by the end of 1999. To the extent the Company's customers, vendors and other third parties are not compliant by the Year 2000, it could have a material adverse effect upon the Company's results of operations and financial condition. With respect to phase (4), the Company currently expects that its software will be Year 2000 compliant by the end of the first quarter of 1999. The upgrading of the Company's software to address Year 2000 issues is being handled through new releases of current software. The Company will continue to analyze systems and services that utilize date embedded codes that may experience operational problems when the Year 2000 is reached. The Company expects to begin phase (5) in the second quarter of 1999. All costs associated with Year 2000 issues will be included as part of normal software upgrades or operating costs, as appropriate.

     The foregoing statements of this subsection are intended to be and are hereby designated "Year 2000 Readiness Disclosure" statements within the meaning of the Year 2000 Information and Readiness Disclosure Act.


ACCOUNTING PRONOUNCEMENTS


     During February 1997, the FASB issued Statements Nos. 128 and 129 "Earnings per Share" and "Disclosure of Information about Capital Structure", respectively, and in June 1997, issued Statements Nos. 130 and 131 "Reporting Comprehensive Income", and "Disclosures about Segments of an Enterprise and Related Information", respectively. The major provisions of these statements and their impact on the Company are discussed below.



     SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share in financial statements of public enterprises rather than primary and fully diluted earnings per share as previously required. Under the provisions of this statement, basic earnings per share will be computed based on weighted average shares outstanding and will exclude dilutive securities such as options, warrants, etc. Diluted earnings per share will be computed including the impacts of all potentially dilutive securities. As required, the Company adopted this statement in 1997 and has restated all previously stated earnings per share data in this Prospectus. The difference between previously reported fully diluted earnings per share and the now required diluted earnings per share was insignificant.



     SFAS No. 129 requires additional disclosure of information about an entity's capital structure, including information about dividend and liquidation preferences, voting rights, contracts to issue additional shares, conversion and exercise prices, etc. The Company has adopted this statement as of and for the period ended December 31, 1997.



     SFAS No. 130 requires the presentation of comprehensive income in an entity's financial statements. Comprehensive income represents all changes in equity of an entity during the reporting period, including net income and charges directly to equity which are excluded from net income. The adoption of this statement in 1998 is not anticipated to have any impact as the Company currently does not enter into any transactions which result in charges (or credits) directly to equity (such as additional minimum pension liability changes, currency translation adjustments and unrealized gains and losses on available-for-sale securities, etc.)



     SFAS No. 131 provides revised disclosure guidelines for segments of an enterprise based on a management approach to defining operating segments. The Company currently operates in only one industry segment and analyzes operations on a Company-wide basis, therefore, the adoption of this statement is not expected to materially impact the Company. The Company plans to adopt this statement for the year ending December 31, 1998.


INFLATION

     The Company does not believe the effects of inflation have any material adverse effect on its results of operations or financial condition and attempts to minimize inflationary trends by passing manufacturer price increases on to the customer whenever practicable.

                                    BUSINESS
GENERAL


     The Company is a leading provider of MRO products, equipment and integrated services, including engineering expertise and logistics capabilities, to industrial customers. The Company provides a wide range of MRO products in the following categories: fluid handling equipment, bearings and power transmission equipment, general mill and safety supplies and electrical products. The Company also offers a line of valve and valve automation products within the pipe, valve and fittings category and is seeking to expand its presence in this area. The Company offers its customers a single source of integrated services and supply on an efficient and competitive basis by being a first-tier distributor which purchases its products directly from the manufacturer. The Company also provides integrated services such as system design, fabrication, installation, repair and maintenance for its customers. The Company offers a wide range of industrial MRO products, equipment and services through a complete continuum of customized and efficient MRO solutions, ranging from traditional distribution to fully integrated supply contracts. The integrated solution is tailored to satisfy the customer's unique needs.



     Since current management acquired control of the Company in 1986, the Company has grown substantially through 14 acquisitions. This growth has been designed to position and differentiate the Company as a single source, first-tier distributor of the major product categories in the United States industrial market. The Company currently provides a wide range of products in four of the five major product categories. The Company also intends to expand its product offering in the fifth product category, pipe, valve and fittings.


INDUSTRY OVERVIEW


     The Company estimates that annual sales in the United States of MRO products for industrial customers currently exceeds $200 billion, of which the Company estimates over $150 billion are in the five major product categories of
(i) fluid handling equipment, (ii) bearings and power transmission equipment,
(iii) general mill and safety supplies, (iv) pipe, valve and fittings and (v) electrical products. The Company's MRO products include a wide range of products in the fluid handling equipment, bearings and power transmission equipment, general mill and safety supplies and electrical product categories. The Company also offers a line of valve and valve automation products within the pipe, valve and fittings category and is seeking to expand its presence in this area. With additional expansion in the pipe, valve and fittings category, the Company will be able to provide as a first-tier distributor products in the five major MRO product categories. Based on 1997 sales as reported by industry sources, the Company was the 37th largest distributor of MRO products in the United States. On a combined basis after giving effect to the Company's 1997 acquisitions of SSI and Pelican and 1998 acquisitions of Tri-Electric, Lucky and Smith, the Company would have been the 30th largest distributor of MRO products in the United States.



     While the growth in the industrial distribution market is generally related to the expansion of the United States economy, revenues attributable to the outsourcing of MRO supply procurement, inventory control and warehouse management, known as "integrated supply", are expected to grow at an annualized rate of 40% from $1.8 billion in 1995 to $10 billion in 2000. The industrial distribution market is highly fragmented, with the 50 largest distributors accounting for less than 16% of the total United States market during 1997. As a result, most industrial customers currently purchase their industrial supplies through numerous local distribution and supply companies. These distributors generally provide the customer with repair and maintenance services, technical support and application expertise with respect to one product category. Products typically are purchased by the distributor for resale directly from the manufacturer and warehoused at branch distribution facilities of the distributor until sold to the customer. The customer also typically will purchase an amount of product inventory for its near term anticipated needs and warehouse those products at its industrial site until the products are used.


     The Company believes that the current distribution system for industrial products in the United States creates inefficiencies at both the customer and the distributor level through excess inventory requirements and duplicative cost structures. To compete more effectively, the Company's customers and other users of MRO products are seeking ways to enhance efficiencies and lower MRO product and procurement costs. In response to this customer desire, three primary trends have emerged in the industrial supply industry:

     Industry Consolidation. Industrial customers have reduced the number of supplier relationships they maintain to lower total purchasing costs, improve inventory management, assure consistently high levels of customer service and enhance purchasing power. This focus on fewer suppliers has led to consolidation within the fragmented industrial distribution industry.


     Customized Integrated Service. As industrial customers focus on their core manufacturing or other production competencies, they increasingly are demanding customized integration services, ranging from value-added traditional distribution to integrated supply and system design, fabrication, installation and repair and maintenance services.


     Single Source, First-Tier Distribution. As industrial customers continue to address cost containment, there is a trend toward reducing the number of suppliers and eliminating multiple tiers of distribution. Therefore, to lower overall costs to the MRO customer, some MRO distributors are expanding their product coverage to eliminate second-tier distributors and the difficulties associated with alliances.

     Industrial distributors typically provide professional sales expertise, engineering expertise, inventory availability, fabrication and assembly and in-house and field service. The Company believes that the acquisition of other businesses should not materially affect its ability to continue to provide these services to its customers and the customers of the acquired distributors. In fact, the Company believes that as a larger and more diverse organization it should be able to maintain the same or higher level of service to its customers and the customers of any acquired distributors. The Company also believes that the level of service provided to the customers of the acquired business may be enhanced as a result of the availability of a broader range of products, the elimination of duplicative overhead and DXP's SmartSource and American MRO integrated supply programs.

BUSINESS STRATEGY


     The Company's strategy is focused on addressing current trends in the industrial distribution market through a combination of acquisitions and internal growth. The Company seeks acquisitions that will provide the Company access to additional products lines and customers to enhance its position as a single source industrial distributor with first-tier distribution capabilities. Key elements of the Company's internal growth strategy include leveraging existing customer relationships, expanding product offerings from existing locations, reducing costs through consolidated purchasing programs and combined product distribution centers, designing and implementing innovative solutions to address the procurement and supply needs of the Company's customers and using the Company's traditional distribution and integrated supply capabilities to increase sales and operating margin.


     The Company's key strategies are:

     Industry Consolidator; Focused Acquisition Strategy. The Company is an active consolidator in the industrial distribution industry. The Company believes that significant acquisition opportunities exist in this industry due in large part to the fragmented nature of the industry and customer desire to reduce costs and improve efficiencies through vendor reduction. The Company's acquisition strategy is focused on enhancing the Company's position as a single source industrial distributor with first-tier distribution capabilities for a broad range of MRO products and improving the Company's ability to deliver value-added traditional distribution and flexible integrated supply solutions. Although the Company provides as a first-tier distributor a substantial portion of products in four of the five major MRO product categories, the Company plans to continue to seek acquisitions that will broaden its product coverage within each of the five major MRO product categories. The Company also believes that substantial opportunities exist to expand the Company's customer base and to penetrate geographic markets not currently served by the Company through selective acquisitions. Acquisitions also provide the opportunity for the Company to increase its operating margins by reducing administrative overhead, consolidating distribution locations and personnel and reducing costs for products through volume purchases and similar arrangements. The Company further believes that as acquisitions are assimilated, additional opportunities should arise to increase sales to the customers of the acquired companies by providing products to these customers that were not previously offered by the acquired company.

     First-Tier Distributor of Extensive Line of MRO Products. The Company has direct relationships with a substantial number of original equipment manufacturers and does not rely on other distributors to supply bearings and power transmission equipment, general mill and safety supplies, electrical products and fluid handling equipment. While many of the Company's competitors offer traditional distribution of a more limited product range, the Company is not aware of any major competitor, other than direct-mail distributors, that offers on a non-direct mail basis as many product categories as the Company offers. As a first-tier distributor of an extensive line of MRO products, the Company is able to reduce substantially the markups paid by the customer to second-tier distributors and significantly reduce the number of supplier relationships needed by the customer, without the difficulties associated with alliances.


     Integrated Services. The Company's distribution strategy is focused on building and maintaining long-term relationships by understanding the customers' operations and providing integrated services such as product application, engineering and system design. Because the Company has extensive experience as a traditional distributor, the Company has built strong knowledge of its customers' operations and can provide valuable assistance in identifying the services that will best meet their needs. DXP's role extends beyond procurement services due to the Company's ability to deliver personal, after-the-sale service.


     Customized Distribution Solutions; Integrated Supply. The Company believes that the most desirable approach to industrial distribution is to provide the customer with a complete continuum of supply options, ranging from traditional distribution to integrated supply. Through the Company's SmartSource program, the customer is able to select only those products and services needed. For those customers purchasing a number of products in large quantities, the Company offers its American MRO program, a "fully integrated supply" program that permits the customer to outsource all or most of their procurement needs to the Company.


     Cost Efficiencies. As the Company expands into new geographic regions and further penetrates existing markets, the Company intends to consolidate many functions such as accounting, management information systems and certain purchasing arrangements to eliminate duplicative costs that otherwise would be incurred at the operating level. The Company also seeks higher volume purchasing in order to reduce product costs and may continue to consolidate facilities or branches to optimize efficiencies.


RECENT ACQUISITIONS


     The Company completed two strategic acquisitions in 1997, and three additional acquisitions in the first six months of 1998 with combined 1997 revenues of approximately $87.3 million (of which $31.7 million appeared in the Company's 1997 consolidated financial statements) directed at expanding its product lines and increasing its geographic presence. Through the Company's acquisition of SSI, the Company added general mill and safety supply to its product offerings and expanded its geographic presence to seven additional states and 24 additional cities throughout the United States. The acquisition of SSI also enhanced the Company's integrated supply capabilities through SSI's existing integrated supply contracts and SmartSource program. The Company's May 1997 acquisition of Pelican expanded the Company's general mill and safety supply product lines and added an additional integrated supply contract with a major refinery in Baton Rouge, Louisiana. In the first six months of 1998, the Company completed the acquisitions of the assets of Tri-Electric and Lucky, thereby adding electrical products to its product offerings. The Company's acquisition of the assets of Smith in May 1998 expanded its pump distribution capabilities in East Texas.


PRODUCTS AND SERVICES

     The Company currently serves as a first-tier distributor of more than 170,000 SKUs for use primarily by customers engaged in the general manufacturing, oil and gas, petrochemical, service and repair and wood products industries. Other industries served by the Company include mining, construction, chemical, municipal, food and beverage and pulp and paper. The Company's MRO products include a wide range of products in the fluid handling equipment, bearings and power transmission equipment, general mill and safety supplies and electrical products. The Company also offers a line of valve and valve automation products within the pipe, valve and fittings category and is seeking to expand its presence in this area. With additional expansion in the pipe, valve and fittings category, the Company will be able to provide as a first-tier distributor a substantial portion of products in the five major MRO product categories. The Company's products are distributed from 54 distribution centers strategically located throughout the United States and sold through the sales efforts of approximately 300 employees who generally are compensated on a commission basis.


  Fluid Handling Equipment


     The Company's fluid handling equipment line includes a full line of (i) centrifugal pumps for transfer and process service applications, such as petrochemicals, refining and crude oil production, (ii) rotary gear pumps for low- to medium-pressure service applications, such as pumping lubricating oils and other viscous liquids, (iii) plunger and piston pumps for high-pressure service applications such as salt water injection and crude oil pipeline service and (iv) air-operated diaphragm pumps. The Company also provides various pump accessories. Sales of fluid handling equipment accounted for 55%, 53%, 44% and 38% of the Company's revenues for the years ended December 31, 1995, 1996, 1997 and the nine months ended September 30, 1998 respectively. Such sales accounted for 37% and 38% of the Company's revenues for the year ended December 31, 1997 and the nine months ended, September 30, 1998, respectively, on a pro forma basis after giving effect to the SSI, Pelican, Tri-Electric, Lucky and Smith acquisitions.


  Bearings and Power Transmission Equipment


     The Company provides a full line of bearings, hoses, seals and power transmission products. The Company's bearing products include several types of mounted and unmounted bearings for a variety of applications. Hose products distributed by the Company include a large selection of industrial fittings and stainless steel hoses, hydraulic hoses, Teflon(R) hoses and expansion joints, as well as hoses for chemical, petroleum, air and water applications. The Company distributes seal products for downhole, wellhead, valve and completion equipment to oilfield service companies. Power transmission products distributed by the Company include speed reducers, flexible coupling drives, chain drives, sprockets, gears, conveyors, clutches, brakes and hoses. Sales of bearings, hoses, seals and power transmission equipment accounted for 35%, 39%, 31% and 26% of the Company's revenues for the years ended December 31, 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively. Such sales accounted for 24% and 25% of the Company's revenues for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, on a pro forma basis after giving effect to the SSI, Pelican, Tri-Electric, Lucky and Smith acquisitions.


  General Mill and Safety Supplies


     The Company, as a result of the acquisitions of SSI and Pelican in May 1997, offers a broad range of general mill and safety supplies, such as abrasives, tapes and adhesive products, coatings and lubricants, cutting tools, fasteners, hand tools, janitorial products, pneumatic tools, welding equipment, eye and face protection products, first aid products, protection products, hazardous material handling products, instrumentation and respiratory protection products. Sales of general mill supply and safety products accounted for approximately 26% of the Company's revenue on a pro forma basis for the year ended December 31, 1997 and 24% of the Company's revenue for the nine months ended September 30, 1998.


  Pipe, Valve and Fittings


     The Company's valve and valve automation products within this category include a full line of pneumatic, hydraulic and electric actuators for critical or high-pressure service applications or remote valve operation applications, such as refinery, offshore and pipeline applications, as well as for applications involving large-diameter pipe. The Company also provides a full line of manual worm gear and bevel gear actuators for low-pressure applications not requiring remote operation, including tank farms, water lines and municipal water systems. Sales of valves and valve automation products accounted for 9%, 8%, 6% and 5% of the Company's revenues for years ended December 31, 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively. Such sales accounted for 4% and 4% of the Company's revenue for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively, on a pro forma basis after giving effect to the SSI, Pelican, Tri-Electric, Lucky and Smith acquisitions.

  Electrical Products


     The Company offers a broad range of electrical products, such as wire conduit, wiring devices, electrical fittings and boxes, signaling devices, heaters, tools, switch gear, lighting, lamps, tape, lugs, wire nuts, batteries, fans and fuses. Sales of electrical products accounted for 7% of the Company's revenues for the nine months ended September 30, 1998. Such sales accounted for 9% of the Company's revenues for the year ended December 31, 1997 and the nine months ended September 30, 1998, on a pro forma basis after giving effect to the SSI, Pelican, Tri-Electric, Lucky and Smith acquisitions.


CUSTOMIZED DISTRIBUTION SERVICES

  System Design, Fabrication, Installation and Repair and Maintenance Services


     In addition to distributing products, the Company provides complete, customized pumping, valve automation and power transmission system design and fabrication services through its engineering personnel and fabrication facilities. The Company also provides training services with respect to the installation and basic applications of its products as well as around-the-clock field repair services supported by a leased fleet of fully equipped service vehicles.


  Integrated Supply

     The Company actively markets to its customers through the Company's SmartSource program, a method whereby the customer may choose from a menu of options the aspects of integrated supply that it prefers. Additionally, through its American MRO program, the Company offers a comprehensive outsourcing program designed to provide all aspects of the maintenance, repair and operating supply procurement and the inventory management and distribution functions for its customers at the customer's location. These two programs allow the customer to tailor a program to meet its specific needs.

CUSTOMERS


     The Company provides its products and services to over 25,000 customers in various industries, principally general manufacturing, oil and gas, petrochemical, service and repair and wood products. Other industries include mining, construction, chemical, municipal, food and beverage and pulp and paper. No one customer represented more than 5% of the Company's revenues for the year ended December 31, 1997.


SALES AND MARKETING


     Approximately 300 employees, serving in various capacities ranging from branch or operations managers (46), outside sales representatives (92) and direct sales representatives (162) support the Company's marketing and sales efforts. The Company's branch and operations managers support the sales efforts through direct customer contact and manage the efforts of the outside and direct sales representatives. The Company has structured compensation to provide incentives to its sales representatives to increase sales through the use of commissions. The Company's outside sales representatives focus on building long-term relationships with customers and, through their product and industry expertise, providing customers with product application, engineering and after-the-sale services. The direct sales representatives support the outside sales representatives and are responsible for entering product orders and providing technical support with respect to the Company's products. Because the Company offers a broad range of products, the Company's outside and direct sales representatives are able to use their existing customer relationships with respect to one product line to cross-sell the Company's other product lines. In addition, geographic locations in which certain products are sold also are being utilized to sell products not historically sold at such locations. As the Company expands its product lines and geographical presence, it assesses the opportunities and appropriate timing of introducing existing products to new customers and new products to existing customers. Prior to implementing such cross selling efforts, the Company must provide appropriate sales training and product expertise to its sales force.


     Unlike many of its competitors, the Company markets its products primarily as a first-tier distributor, generally procuring products directly from the manufacturers, rather than from other distributors. As a first-tier distributor, the Company is able to reduce its customers' costs and improve efficiencies in the supply chain.

     The Company has increased its competitive advantage through its traditional and integrated supply programs, designed to address the customer's specific product and procurement needs. The Company offers its customers various options for the integration of their supply needs, ranging from serving as a single source of supply for all or specific lines of products and product categories to offering a fully integrated supply package in which the Company assumes the procurement and management functions, including ownership of inventory, at the customer's location. The Company's unique approach to integrated supply allows the Company to design a program that best fits the needs of the customer. For those customers purchasing a number of products in large quantities, the customer is able to outsource all or most of those needs to the Company. For customers with smaller supply needs, the Company is able to combine its traditional distribution capabilities with its broad product categories and advanced ordering systems to allow the customer to engage in one-stop shopping without the commitment required under an integrated supply contract.

SUPPLIERS

     The Company acquires its products through numerous original equipment manufacturers. The Company has distribution agreements with these manufacturers, some of which give the Company exclusive rights to distribute the manufacturers' products in a specific geographic area. All of the Company's distribution agreements are subject to cancellation by the manufacturer upon one year notice or less. No one manufacturer provides products that account for 10% or more of the Company's revenues. The Company believes that alternative sources of supply could be obtained in a timely manner if any distribution agreement were canceled. Accordingly, the Company does not believe that the loss of any one distribution agreement would have a material adverse effect on its business, financial condition or results of operations. Representative manufacturers of the Company's products include (i) Gould's, G&L, Viking, Wilden and Gaso (fluid handling products), (ii) SKF, Torrington/Fafnir, Timkin and NTN, Dodge/Reliance, Falk, Gates, Martin Sprocket, T. B. Woods, Emerson, Rexnord and Baldor Electric (bearing and power transmission products), (iii) Union Bullerfield, Gulf Coast Fasteners, Norton Gray Abrasives, Sastech, Inc., and LaCross Rainfair Safety Products (general mill and safety supply), (iv) Cutler-Hammer, Cooper, Killark, and Allied and American Insulated Wiring (electrical products) and (v) G.H. Bettis (valve and valve automation products).

MANAGEMENT INFORMATION SYSTEM

     The Company uses technology to benefit customers and to improve the Company's productivity and efficiency. In addition to traditional functions of inventory control, order processing, purchasing, accounts receivable, accounts payable and general ledger, the Company's computer system has the flexibility to integrate with the customer's maintenance, accounting and management systems. The Company's system allows for real-time reporting of industrial products used by work order, department and individual, as well as on-line stock inquiry and order-status reports. The Company's system supports advanced functions, such as EDI, customized billing, end user reporting, facsimile transmission, bar coding and preventative maintenance. The Company's Smart Source and American MRO programs deliver DXP's technology to the integrated supply customer, thereby eliminating duplication and inefficiencies to lower the total acquisition cost of MRO products. This system links the Company's branches and corporate offices with manufacturers and customers into one network system.


     The Company operates a mainframe system that is supported by the industry-standard open system environment. The Company has invested significant resources within the last 18 months to increase the capabilities and networking opportunities of this system. The Company's system supports a large number of customer specific databases which tie into the Company's primary database. This capability allows the Company to provide its customers with a wide variety of reports that are customized to meet the specific needs of the customer.


COMPETITION

     The Company's business is highly competitive. The Company competes with a variety of industrial supply distributors, many of which may have greater financial and other resources than the Company. Many of the Company's competitors are small enterprises selling to customers in a limited geographic area. The Company also competes with larger distributors that provide integrated supply programs and outsourcing services similar to those offered by the Company through its SmartSource and American MRO programs, some of which may be able to supply their products in a more efficient and cost-effective manner than the Company. The Company also competes with direct mail distributors, large warehouse stores and, to a lesser extent, manufacturers. While many of the Company's competitors offer traditional distribution of some of the product groupings offered by the Company, the Company is not aware of any major competitor that offers on a non-direct mail basis a product grouping as broad as that which will be offered by the Company following the Proposed Acquisitions. Further, while certain direct-mail distributors provide product offerings as broad as the Company, these competitors do not offer the product application, engineering and after-the-sale services provided by the Company.

BACKLOG

     Backlog is not material to the Company's business.

INSURANCE

     The Company maintains liability and other insurance that it believes to be customary and generally consistent with industry practice. There can be no assurance that such insurance will be adequate for the risks involved, that coverage limits will not be exceeded or that such insurance will apply to all liabilities. The occurrence of an adverse claim in excess of the coverage limits maintained by the Company could have a material adverse effect on the Company's financial condition and results of operations.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     The Company is subject to various laws and regulations relating to its business and operations, and various health and safety regulations as established by the Occupational Safety and Health Administration.

     Certain of the Company's operations are subject to federal, state and local laws and regulations controlling the discharge of materials into or otherwise relating to the protection of the environment. Although the Company believes that is has adequate procedures to comply with applicable discharge and other environmental laws, the risks of accidental contamination or injury from the discharge of controlled or hazardous materials and chemicals cannot be eliminated completely. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could have a material adverse effect on the Company. The Company is not currently aware of any situation or condition that it believes is likely to have a material adverse effect on its results of operations or financial condition.

EMPLOYEES


     At September 30, 1998, the Company had 708 full-time employees. The Company believes that its relationship with its employees is good.


FACILITIES AND OPERATIONS


     The Company owns or leases 54 branch distribution facilities located in Alabama, Arizona, Arkansas, Colorado, Georgia, Idaho, Louisiana, Montana, Nevada, New Mexico, North Dakota, Oklahoma, Tennessee, Texas, Utah and Wyoming. These facilities average from 2,500 square feet to 138,000 square feet in size. Those facilities that are not owned by the Company are leased for terms generally ranging from three to five years. The leases provide for periodic specified rental payments and certain leases are renewable at the option of the Company. The Company believes that if the leases for any of its facilities were not renewed, other suitable facilities could be leased with no material adverse effect on its business, financial condition or results of operations. Certain of the facilities owned by the Company are pledged to secure indebtedness of the Company.



LEGAL PROCEEDINGS



     From time to time the Company is a party to various legal proceedings arising in the ordinary course of its business. The Company believes that the outcome of any of these proceedings will not have a material adverse effect on its business, financial condition or results of operations.

                                   MANAGEMENT


     The following table sets forth certain information as of November 30, 1998, about the executive officers and directors of the Company. All directors of the Company hold office until the next annual meeting of shareholders or until their respective successors have been elected and qualified.



               NAME                 AGE                       POSITION(S)
               ----                 ---                       -----------
David R. Little...................  46    Chairman of the Board, President and Chief
                                          Executive Officer
Gary A. Allcorn...................  45    Senior Vice President/Finance and Chief Financial
                                          Officer
Richard A. Fortune................  51    Senior Vice President/Information Technology
Jerry J. Jones....................  59    Senior Vice President/Operations and Director
Dan L. Rice.......................  39    Senior Vice President/Marketing
Bryan H. Wimberly.................  59    Senior Vice President/Corporate Development
Cletus Davis......................  67    Director
Kenneth H. Miller.................  58    Director
Thomas V. Orr.....................  48    Director


     Set forth below is a description of the backgrounds of the executive officers and directors of the Company.

     David R. Little has served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its organization in 1996 and has also held these positions with SEPCO since he acquired a controlling interest in the Company in 1986. Mr. Little has been employed by SEPCO since 1975 in various capacities, including Staff Accountant, Controller, Vice President/Finance and President.

     Gary A. Allcorn has served as Senior Vice President/Finance of the Company since August 1996 and was appointed Chief Financial Officer in November 1997. Mr. Allcorn also has held these positions with SEPCO since June 1995. Mr. Allcorn has been employed by SEPCO since 1985 in various capacities, including Vice President/Finance and Chief Financial Officer.


     Richard A. Fortune was elected Senior Vice President/Information Technology in October 1998. Mr. Fortune served as project manager for Wang Global Systems, Inc., a high technology services company, from March 1993 to October 1998.


     Jerry J. Jones has served as a Director since July 1996 and as Senior Vice President/Operations since September 1997. From August 1996 to September 1997, Mr. Jones served as Senior Vice President/ Corporate Development. Mr. Jones has also served as a Director of SEPCO since 1986 and as Senior Vice President/Corporate Marketing of SEPCO since June 1995. From February 1993 to June 1995, Mr. Jones served as President of T.L. Walker Bearing Group, a subsidiary of SEPCO. Prior to his employment with SEPCO, Mr. Jones served as President and Chief Executive Officer of the Energy Partners, Inc./Perry Oceanographics, a renewable energy development company and offshore underwater equipment manufacturer, from November 1989 to December 1992.


     Dan L. Rice was elected Senior Vice President/Marketing in September 1998 after having served as the head of DXP's marketing since July 1998. From June 1996 through June 1998, Mr. Rice served as general manager of Rockwell Automation de Mexico, S.A. de C.V., a diversified electronics manufacturing company. Prior to that, from March 1992 to May 1996, he was global account director for Rockwell Automation, Inc., U.S.A., a diversified electronics manufacturing company.



     Bryan H. Wimberly has served as Senior Vice President/Corporate Development since September 1997. From August 1996 to September 1997, he served as Senior Vice President/Pump, Bearing, Power Transmission and Valve Automation Group. From July 1996 to July 1998, Mr. Wimberly was a Director of the Company. Mr. Wimberly has also served as a Director of SEPCO since 1987 and the President and Chief

Operating Officer of SEPCO since October 1995. Mr. Wimberly has been employed by SEPCO since 1987 in various capacities, including Senior Vice
President/Operations.

     Cletus Davis has served as a Director of the Company since August 1996. Mr. Davis has also served as a Director of SEPCO since May 1996. Mr. Davis is an attorney practicing in the areas of commercial real estate, banking, corporate, estate planning and general litigation and is also a trained mediator. From May 1988 to February 1992, Mr. Davis was a member of the law firm of Wood, Lucksinger & Epstein. Since March 1992, Mr. Davis has practiced law with the law firm of Cletus Davis, P.C.

     Kenneth H. Miller has served as a Director of the Company since August 1996. Mr. Miller has also served as a Director of SEPCO since April 1989. Mr. Miller is a Certified Public Accountant and has been a solo practitioner since 1983.


     Thomas V. Orr has served as a Director of the Company since August 1996. Mr. Orr has also served as a Director of SEPCO since May 1996. Mr. Orr has been Executive Managing Director of Morgan Keegan & Company, Inc. ("Morgan Keegan"), an investment banking firm, since August 1997. From February 1995 to July 1997, he was a Senior Vice President and Divisional Manager of Morgan Keegan. From June 1990 to January 1995, Mr. Orr served as Divisional Sales Manager for two years and Branch Officer Manager for three years for PaineWebber, Inc., an investment banking firm.


BOARD OF DIRECTORS' COMPENSATION

     The Company's Bylaws provide that directors may be paid their expenses, if any, and may be paid a fixed sum for attendance of each Board of Directors meeting. The Company pays each non-employee director $1,000 per committee or board meeting not to exceed $1,500 in the event two meetings occur on the same day. In 1997, Mr. Davis received $4,000 and Messrs. Orr and Miller received $3,000 for attendance at Board of Directors meetings.

COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors has two committees, an Audit Committee and a Compensation Committee, each composed of at least three independent directors. The Audit Committee, composed of Messrs. Davis, Miller and Orr, makes recommendations to the Board of Directors on matters regarding the independent public accountants of the Company and the annual audit of the Company's financial statements and accounts. The Compensation Committee, composed of Messrs. Davis, Miller and Orr, makes recommendations to the Board of Directors regarding compensation for the Company's executive officers, directors, employees consultants and agents, and acts as the administrative committee for any stock-based plan of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

     Set forth in the following table is certain compensation information concerning the Chief Executive Officer and each of the Company's most highly compensated executive officers as to whom the total annual salary and bonus for the fiscal year ended December 31, 1997, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                      ANNUAL COMPENSATION            COMPENSATION
                                               ----------------------------------    ------------
                                                                        OTHER         SECURITIES
                                                                        ANNUAL        UNDERLYING
                                               SALARY      BONUS     COMPENSATION      OPTIONS
     NAME AND PRINCIPAL POSITION       YEAR      ($)        ($)          ($)             (#)
     ---------------------------       ----    -------    -------    ------------    ------------
David R. Little,                       1997    279,277    112,849           --               --
  President and Chief Executive
     Officer                           1996    263,714     93,454           --               --
                                       1995    222,567    131,888           --          800,000
Jerry J. Jones, Senior Vice
  President/                           1997    131,672     75,035           --               --
  Operations                           1996    116,264     62,516           --               --
                                       1995    113,330     67,503      357,216(1)       359,200
Bryan H. Wimberly,                     1997    142,567     94,227           --               --
  Senior Vice President/Corporate      1996    136,031     65,620           --               --
  Development                          1995    121,967     92,589           --           48,800
Gary A. Allcorn,                       1997    123,066     30,023           --               --
  Senior Vice President/Finance and    1996    114,161     10,741           --           20,000
  Chief Financial Officer              1995    103,707      9,059           --               --

---------------

(1) Represents payments to Mr. Jones in respect of the repurchase by the Company of shares acquired by Mr. Jones on exercise of options held by him.

     The following table sets forth information concerning the value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 1997. None of such executive officers exercised any stock options during the year ended December 31, 1997.

                       OPTION VALUES AT DECEMBER 31, 1997

                                                       NUMBER OF
                                                 SECURITIES UNDERLYING
                                                  UNEXERCISED OPTIONS             VALUE OF UNEXERCISED
                                                  AT DECEMBER 31, 1997          IN-THE-MONEY OPTIONS AT
                                                       (# SHARES)               DECEMBER 31, 1997($)(1)
                                              ----------------------------    ----------------------------
                    NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                    ----                      -----------    -------------    -----------    -------------
David R. Little.............................     800,000          --           7,760,000          --
Jerry J. Jones..............................     359,200          --           3,541,712          --
Bryan H. Wimberly...........................      48,800          --             488,790          --
Gary A. Allcorn.............................      20,000          --             183,750          --

---------------


(1) Based on a price per share of $11.50, the closing sales price of the Common Stock on December 31, 1997 (as adjusted to reflect the two-to-one reverse stock split that was effected on July 17, 1998).


EMPLOYMENT AGREEMENTS


     The Company entered into an employment agreement (the "Little Employment Agreement"), effective July 1, 1996, as amended, with Mr. Little. The Little Employment Agreement is for a term of three years. The Little Employment Agreement provides for compensation in a minimum amount of $260,000 per annum, to be reviewed at least annually for possible increases, monthly bonuses equal to 3% of the profit before tax of the Company as shown on the books and records of the Company at the end of each month (up to an aggregate annual amount not to exceed twice the annual base salary paid to Mr. Little under the Little Employment

Agreement) and other perquisites in accordance with Company policy. In the event Mr. Little terminates his employment for "Good Reason" (as defined therein), or is terminated by the Company for other than "Good Cause" (as defined therein), Mr. Little is entitled to receive a cash lump sum payment equal to the sum of
(i) the base salary for the remainder of the employment period under the Little Employment Agreement, (ii) an amount equal to the sum of the most recent 12 months of bonuses paid to him, (iii) two times the sum of his current annual base salary plus the total of the most recent 12 months of bonuses, (iv) all compensation previously deferred and any accrued interest thereon and any accrued vacation pay not yet paid by the Company and (v) continuation of benefits under the Company's benefit plans for the current employment period. Mr. Little is also entitled under the Little Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control or any payment or distribution made to him. As amended on May 21, 1998, the Little Employment Agreement will terminate June 30, 2001.



     The Company also has entered into employment agreements (each Employment Agreement hereinafter referred to as an "Employment Agreement" and the three Employment Agreements hereinafter collectively referred to as the "Employment Agreements"), effective as of July 1, 1996, with Messrs. Jerry J. Jones, Bryan
H. Wimberly and Gary A. Allcorn, (each hereinafter referred to as "Employee"). Each Employment Agreement is for a term of one year. The Employment Agreements provide for (i) annual salary ("Salary") in the amounts of $130,001 for Mr. Jones, $130,000 for Mr. Wimberly and $113,100 for Mr. Allcorn and (ii) other perquisites in accordance with Company policy. The Employment Agreements provide for bonuses as follows: (i) Mr. Jones is entitled to a monthly bonus of two percent of the monthly profit before tax of the Company, excluding sales of fixed assets and extraordinary items; (ii) Mr. Wimberly is entitled to a monthly bonus of one-half of one percent of the monthly profit before tax of the Company, excluding sales of fixed assets and extraordinary items; and (iii) Mr. Allcorn is entitled to a monthly bonus of one percent of the monthly profit before tax of the Company, excluding sales of fixed assets and extraordinary items. The Employment Agreements were amended on May 21, 1998 to provide that the aggregate of the monthly bonuses in any one year may not exceed twice the annual base salary paid to the Employee.



     In the event an Employee terminates his employment for "Good Reason" (as defined therein), or is terminated by the Company for other than "Cause" (as defined therein), the Employee would receive (i) 12 monthly payments each equal to one month of the Salary, (ii) a termination bonus equal to the previous 12 monthly bonuses and (iii) any other payments due through the date of termination. In the event an Employee dies, become disabled, terminates the Employment Agreement with notice or the Employment Agreement is terminated by the Company for Cause, the Employee or the Employee's estate, as applicable, would receive all payments then due him under the Employment Agreement through the date of termination.


BENEFIT PLANS

  Employee Stock Ownership Plan


     The Company maintains an employee stock ownership plan (the "ESOP") for the benefit of eligible employees pursuant to which annual contributions may be made. The amount and form of the annual contribution is within the discretion of the Company's Board of Directors. Such contributions are limited to a maximum of 15% of the total compensation paid to all participants eligible to receive an allocation during the fiscal year. The Company (or its predecessor, SEPCO) contributed $150,000 for each of the years ended December 31, 1997, 1996 and 1995. The ESOP currently is administered by the Company's Compensation Committee.


  Long-Term Incentive Plan

     In August 1996, the Company established the LTIP, which provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options, restricted stock awards and performance awards to certain key employees of the Company and its subsidiaries. The LTIP is administered by the Compensation Committee.


     At September 30, 1998, 42,500 shares of Common Stock (approximately 1% of the currently outstanding shares of Common Stock) were available for issuance under the LTIP, and options granted under the LTIP to purchase 107,500 shares of Common Stock were outstanding. In addition, as of January 1 of each year the LTIP is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the LTIP, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the preceding year, the number of shares available will be increased by an amount such that the total number of shares available for issuance under the LTIP equals 5% of the total number of shares of Common Stock outstanding, not including any shares issued under the LTIP. Lapsed, forfeited or canceled awards will not count against these limits. Cash exercises of SARs and cash settlement of other awards will also not be counted against these limits but the total number of SARs and other awards settled in cash shall not exceed the total number of shares authorized for issuance under the LTIP (without reduction for issuances). The consummation of the Offering will result in an increase of 127,500 shares of Common Stock available under the LTIP, which may be used for grants other than stock options under the LTIP.



                              CERTAIN TRANSACTIONS



     In December 1989, the Company restructured certain loans previously made by the Company to David R. Little, Chairman of the Board, President and Chief Executive Officer of the Company, pursuant to which Mr. Little executed two promissory notes in the amounts of $149,910 and $58,737, respectively, each bearing interest at 9% per annum. The notes require monthly payments of $1,349 and $528, respectively. The outstanding balances of such loans at September 30, 1998, were $127,814 and $50,080, respectively.


     In December 1993, the Company loaned Mr. Little approximately $210,940 to purchase 59,800 shares of SEPCO's Class A Common Stock. The loan bore interest at 6% per annum and provided for annual interest payments and one principal payment upon sale of the stock which secured such loan. The loan was repaid on August 5, 1996.


     The Company from time to time has made non-interest bearing advances to Mr. Little that as of November 30, 1998 totaled approximately $420,439. The Company and Mr. Little have agreed that subsequent to the consummation of the Offering, the amount of non-interest bearing advances made to Mr. Little will not exceed the amount outstanding at December 31, 1997, which was $340,439. The largest aggregate amount of Mr. Little's indebtedness outstanding to the Company during the year ended December 31, 1997 was approximately $638,152. If the Underwriters over-allotment option is exercised in full, Mr. Little, a Selling Shareholder, will sell 85,000 shares of Common Stock in the Offering and intends to apply a portion of the net proceeds therefrom to repay approximately $289,000 owed to the Company.



     In November 1998, the Company loaned Gary Allcorn, Senior Vice President/Finance and Chief Financial Officer, $17,500. This loan bears interest at an annual rate equal to 8% and matures in November 1999.


     Mr. Little personally guaranteed up to $500,000 of the obligations of the Company under the Credit Facility. In addition, all of the shares of Common Stock and Series B Convertible Preferred Stock held in trust for Mr. Little's children have been pledged to such lender to secure the obligations of the Company under the Credit Facility.

            SECURITY OWNERSHIP OF MANAGEMENT, PRINCIPAL SHAREHOLDERS
                            AND SELLING SHAREHOLDERS


     The following table sets forth information as of November 30, 1998, with respect to (i) persons known to the Company to be beneficial holders of five percent or more of either the outstanding shares of Common Stock or Series A Preferred Stock, (ii) named executive officers and directors of the Company,
(iii) all executive officers and directors of the Company as a group and (iv) certain information regarding the Selling Shareholders.



                                                           AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)
                                                -------------------------------------------------------------------
                                                                     COMMON STOCK                    COMMON STOCK
                                                                       PRIOR TO                     SUBSEQUENT TO
                                                SERIES A             THE OFFERING       NUMBER       THE OFFERING
                                                PREFERRED          ----------------   OF SHARES    ----------------
             BENEFICIAL OWNER(1)                  STOCK      %      NUMBER      %     TO BE SOLD    NUMBER      %
             -------------------                ---------   ----   ---------   ----   ----------   ---------   ----
Gary A. Allcorn(3)............................       --       --   2,247,686   48.8                2,247,686   35.6
  580 Westlake Park Blvd., Suite 1100
  Houston, Texas 77079
David R. Little(4)............................       --       --   1,080,538   21.8          --    1,080,538   16.2
  580 Westlake Park Blvd., Suite 1100
  Houston, Texas 77079
Bryan H. Wimberly(5)..........................       --       --     418,885    9.9          --      418,885    7.1
  580 Westlake Park Blvd., Suite 1100
  Houston, Texas 77079
Jerry J. Jones(6).............................       --       --     360,348    8.0          --      360,348    5.8
  580 Westlake Park Blvd., Suite 1100
  Houston, Texas 77079
SEPCO Industries, Inc.........................    1,870     62.5     938,021   22.5          --      938,021   16.0
  Employee Stock Ownership Plan
  c/o River Oaks Trust Company, Trustee
  2001 Kirby
  Houston, Texas 77210
J. Michael Wappler(7).........................       --       --     220,414    5.3          --      220,414    3.8
  580 Westlake Park Blvd., Suite 1100
  Houston, Texas 77079
Donald E. Tefertiller(8)......................      374     12.5      46,765    1.1          --       46,765      *
  4425 Congressional Drive
  Corpus Christi, Texas 78413
Norman O. Schenk(9)...........................      374     12.5      40,217      *          --       40,217      *
  4415 Waynesboro
  Houston, Texas 77035
Charles E. Jacob(10)..........................      187      6.3      24,103      *          --       24,103      *
  P. O. Box 57
  Maypearl, Texas 76064
Ernest E. Herbert(11).........................      187      6.3      23,857      *          --       23,857      *
  57 Coronado Avenue
  Kenner, Louisiana
Thomas V. Orr, Director(12)...................       --       --       6,500      *          --        6,500      *
Kenneth H. Miller, Director(13)...............       --       --       6,500      *          --        6,500      *
Cletus Davis, Director(14)....................       --       --       6,500      *          --        6,500      *
All executive officers and directors as a
  group (10 persons)(15)......................       --       --   4,347,371   74.5                4,347,371   57.7


---------------

  *  Less than 1%.

 (1) Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days have been exercised or converted.

 (2) Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock and Series A Preferred Stock beneficially owned by them.


 (3) Includes 1,712,796 shares of Common Stock and 420,000 shares of Common Stock issuable upon conversion of 15,000 shares of Series B Convertible Preferred Stock owned by the Kacey Joyce, Andrea Rae and Nicholas David Little 1988 Trusts (the "Trusts") for which Mr. Allcorn serves as trustee. Because of this relationship, Mr. Allcorn may be deemed to the beneficial owner of such shares. Also includes 20,000 shares of Common Stock issuable upon exercise of an option and 7,690 shares of Common Stock held of record by the ESOP for Mr. Allcorn's account.



 (4) Includes 800,000 shares of Common Stock issuable to Mr. Little upon exercise of an option and 41,313 shares of Common Stock held of record by the ESOP for Mr. Little's account. If the Underwriters' over-allotment option is exercised in full, Mr. Little will sell 85,000 shares of Common Stock, in which event the "Number" and "%" of "Common Stock Subsequent to Offering" would be 995,538 and 14.2%, respectively.



 (5) Includes 50,400 shares of Common Stock owned of record by a trust of which Mr. Wimberly is one-third beneficiary and 48,800 shares of Common Stock issuable upon exercise of an option granted to Mr. Wimberly. Also includes 9,285 shares of Common Stock held by the ESOP for Mr. Wimberly's account. If the Underwriters' over-allotment option is exercised in full, Mr. Wimberly will sell 85,000 shares of Common Stock, in which event the "Number" and "%" of "Common Stock Subsequent to Offering" would be 333,885 and 5.3%, respectively.



 (6) Includes 359,200 shares of Common Stock issuable upon exercise of an option granted to Mr. Jones and 1,148 shares of Common Stock held by the ESOP for Mr. Jones's account. If the Underwriters' over-allotment option is exercised in full, Mr. Jones will sell 85,000 shares of Common Stock, in which event the "Number" and "%" of "Common Stock Subsequent to Offering" would be 275,348 and 4.2%, respectively.



 (7) Includes 8,064 shares of Common Stock held of record by the ESOP for Mr. Wappler's account.



 (8) Includes 4,000 shares of Common Stock issuable upon exercise of an option and 11,965 shares of Common Stock held of record by the ESOP for Mr. Tefertiller's account.



 (9) Includes 9,417 shares of Common Stock held of record by the ESOP for Mr. Schenk's account.



(10) Includes 8,503 shares of Common Stock held of record by the ESOP for Mr. Jacob's account.



(11) Includes 12,107 shares of Common Stock held of record by the ESOP for Mr. Herbert's account.



(12) Includes 6,500 shares of Common Stock issuable upon exercise of an option.



(13) Includes 6,500 shares of Common Stock issuable upon exercise of an option.



(14) Includes 6,500 shares of Common Stock issuable upon exercise of an option.



(15) See notes (3) through (6) and (12) through (14).


INFORMATION REGARDING SELLING SHAREHOLDERS


     David R. Little has served as President and a Director of the Company since July 1996 and as Chairman of the Board and Chief Executive Officer since August 1996. Mr. Little also has held these positions with SEPCO since he acquired a controlling interest of the Company in 1986. The Company has from time to time made certain loans to Mr. Little which aggregated approximately $400,439 as of June 30, 1998. Mr. Little also has personally guaranteed up to $500,000 of the obligations of the Company under one of its credit facilities. See "Management" and "Certain Transactions".

     Jerry J. Jones has been a Director of the Company since July 1996 and has served as Senior Vice President/Operations since September 1997. From August 1996 to September 1997, Mr. Jones was Senior Vice President/Corporate Development. Mr. Jones also has serviced as a Director of SEPCO since 1986 and as Senior Vice President/Corporate Marketing of SEPCO since June 1995. From February 1993 to June 1995, Mr. Jones served as President of a subsidiary of SEPCO. See "Management".


     Bryan H. Wimberly has served as Senior Vice President/Corporate Development since September 1997. From August 1996 to September 1997, Mr. Wimberly was the Senior Vice President/Pump, Bearing, Power Transmission and Valve Automation Group. From July 1996 to July 1998, Mr. Wimberly was a Director of the Company. Mr. Wimberly also has served as a Director of SEPCO since 1987 and as President and Chief Operating Officer of SEPCO since October 1995. Mr. Wimberly has been employed by SEPCO since 1987 in various capacities, including Senior Vice President/Operations. See "Management".

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of certain provisions of the capital stock of DXP does not purport to be complete and is subject to, and qualified in its entirety by the Restated Articles of Incorporation, as amended, and the Bylaws of the Company which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

GENERAL


     The Company has authorized capital stock of 110,000,000 shares, consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, of which 1,000,000 shares have been designated Series A Preferred Stock, and 1,000,000 shares have been designated Series B Convertible Preferred Stock. As of November 30, 1998, there were 4,164,773 shares of Common Stock, 2,992 shares of Series A Preferred Stock and 15,000 shares of Series B Convertible Preferred Stock outstanding. As of such date, there were 149 holders of record of Common Stock.



UNITS



     The Units comprise one share of Common Stock and one Warrant. The components of the Units are separable on the Separation Date.


COMMON STOCK

     Dividends. The holders of shares of Series B Convertible Preferred Stock are entitled to dividends before the payment of any dividends to holders of shares of Common Stock. The holders of shares of Common Stock have no right or preference to the holders of shares of any other class of capital stock of the Company in respect of the declaration or payment of any dividends or distributions by the Company. The holders of shares of Common Stock shall be entitled to equally receive any dividends or distributions, if and when declared by the Board of Directors out of any funds legally available for that purpose.


     Liquidation, Dissolution or Winding Up. Subject to the required cash payments to the Series A Preferred Stock and the Series B Convertible Preferred Stock, the remainder of the assets of the Company, if any, shall be divided and distributed ratably among the holders of the Series B Convertible Preferred Stock and the Common Stock.


     Redemption. No shares of Common Stock are callable or redeemable by the Company.

     Conversion. No holder of Common Stock have the right to convert or exchange any such shares with or into any other shares of capital stock of the Company.

     Voting. Each share of Common Stock entitles the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the Company on all propositions presented to the shareholders generally.


WARRANTS



     Each Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $11.00 per share, subject to adjustment in certain circumstances, for a period of three years commencing on the date of this Prospectus.



     The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Representative and American Stock Transfer & Trust Company, the warrant agent, and will be evidenced by warrant certificates in registered form.



     The exercise price of the Warrants and the number and kind of Common Stock or other securities and property issuable upon the exercise of the Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or capitalization of the Common Stock and for any issuance of Common Stock for less than the lesser of the market price of a share of

Common Stock or the exercise price of the Warrants. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable holders of Warrants to purchase the kind and number of shares or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrants.



     The Warrants do not confer upon the holder any voting or other rights of a shareholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.



     Warrants may be exercised upon surrender of the warrant certificate evidencing those Warrants on or prior to the respective expiration date (or earlier redemption date) of the Warrants at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the warrant agent) for the number of the Warrants being exercised.



     No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of Common Stock issuable upon the exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use Commercially reasonable efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so.



     No fractional shares will be issued upon exercise of the Warrants. However, if a holder of a Warrant exercises all Warrants then owned of record, the Company will pay to that holder, in lieu of the issuance of any fractional share which would be otherwise issuable, an amount in cash equal to such fractional interest based on the market value of the Common Stock on the last trading day prior to the exercise date.



     The Warrants are redeemable by the Company commencing eighteen months after the date of this Prospectus (or sooner with the consent of the Representative) at a redemption price of $0.25 per Warrant on not less than 30 days written notice, provided that the last sale price per share of Common Stock, for 30 consecutive trading days ending on the third business day prior to the date of redemption notice, is at least $15.00 (subject to adjustment for certain events). The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. In addition, subject to the rules of the NASD, the Company has agreed to engage the Representative as its exclusive warrant solicitation agent, in connection with which the Representative would be entitled to a 5% fee upon exercise of the Warrants (or $.055 per Warrant). See "Underwriting."


PREFERRED STOCK


     Dividends. The holders of shares of Series A Preferred Stock are not as a matter of right entitled to be paid or receive or have declared or set apart for such Series A Preferred Stock, any dividends or distributions of the Company. The holders of shares of Series B Convertible Preferred Stock receive dividends out of any funds legally available for that purpose at the annual rate of 6% per annum of the par value and no more. These dividends are payable in cash monthly on the last day of each month. The dividends accrue from the date the Series B Convertible Preferred Stock is issued and is considered to accrue from day to day, whether or not earned or declared. The dividends are payable before any dividends are paid, declared or set apart for any other capital stock of the Company. The dividends are cumulative so that if for any dividend period the dividends on the outstanding Series B Convertible Preferred Stock are not paid or declared and set apart, the deficiency shall be fully paid or declared and set apart for payment, without interest, before any distribution (by dividend or otherwise) is paid on, declared, or set apart for any other capital stock of the Company. The holders of shares of Series B Convertible Preferred Stock are not be entitled to receive any other dividends or distributions.

     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of outstanding shares of Series A Preferred Stock are entitled to receive $100.00 in cash for each share of Series A Preferred Stock, before any distribution of the assets of the Company shall be made to the holders of the outstanding shares of Series B Convertible Preferred Stock, unless funds necessary for such payment shall have been set aside in trust for the account of the holders of outstanding shares of Series A Preferred Stock so as to be and continue to be available therefor. After the $100.00 distribution per share of the Series A Preferred Stock, the holders of outstanding shares of Series B Convertible Preferred Stock are entitled to receive $100 in cash for each share, before any distribution of the assets of the Company shall be made to the holders of the outstanding shares of any other capital stock of the Company, unless funds necessary for such payment shall have been set aside in trust for the account of the holders of outstanding shares of Series B Convertible Preferred Stock so as to be and continue to be available therefor.



     Redemption. No shares of Series A Preferred Stock shall be callable or redeemable by the Company. The Company, at the option of its Board of Directors, may at any time five years from the date of issuance redeem the whole or any part of the outstanding Series B Convertible Preferred Stock shares by paying in cash $110 per share plus all dividends accrued, unpaid, and accumulated through and including the redemption date. If only a part of the outstanding Series B Convertible Preferred Stock shares is redeemed, redemption will be pro rata. No Series B Convertible Preferred Stock shares may be redeemed unless all accrued dividends on the Series B Convertible Preferred Stock have been paid for all past dividend periods and full dividends for the current period, except those to be redeemed, have been paid or declared and set apart for payment.



     The holders of any shares of the Series B Convertible Preferred Stock called for redemption are entitled to convert each such share into 28 shares of Common Stock. The holders are entitled to exercise the conversion right at any time after a redemption notice is given and before the close of business on the fifth day before the redemption date stated in the notice. The right to receive the conversion shares is at the shareholder's option and requires delivery to the Company of the shareholder's written notice stating the number of shares the shareholder is electing to convert. The exercise of the right also requires the shareholder, on or before the redemption date, to surrender to the Company or its transfer agent the certificate or certificates for the shares to be converted, duly endorsed to the Company.



     Conversion. No holder of Series A Preferred Stock has the right to convert or exchange shares with or into any other shares of capital stock of the Company. The holders of shares of Series B Convertible Preferred Stock shall have the right to convert each share of Series B Convertible Preferred Stock into 28 shares of Common Stock at any time. The right to receive the conversion shares requires delivery to the Company's office or its transfer agent of the shareholder's written notice stating the number of shares the shareholder is electing to convert. Such notice must be accompanied by the surrender of the Series B Convertible Preferred Stock certificate or certificates, duly endorsed to the Company. The date of conversion shall be the date of receipt by the Company or its transfer agent of the notice and the duly endorsed certificates.



     Voting. Each share of Series A Preferred Stock and each share of Series B Convertible Preferred Stock entitles the holder thereof to 1/10th of a vote, in person or by proxy, at any and all meetings of shareholders of the Company on all propositions presented to shareholders generally.



CERTAIN ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S CHARTER, BYLAWS AND THE TEXAS BUSINESS CORPORATION ACT


     The Company's Restated Articles of Incorporation, as amended, and Bylaws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender or exchange offer, a proxy contest or otherwise. The description of such provisions set forth below is intended only as a summary and is qualified in its entirety by reference to the Restated Articles of Incorporation, as amended, and Bylaws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Risk Factors -- Possible Anti-Takeover Effects".

     Preferred Stock. The Restated Articles of Incorporation, as amended, authorizes the Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock the terms and rights of such series. The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's shareholders, unless such action is required by the Restated Articles of Incorporation, as amended, applicable laws or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

     Although the Board of Directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror otherwise may be able to change the composition of the Board of Directors, including a tender or exchange offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

     Special Meeting of Shareholders. The Bylaws provide that special meetings of shareholders may be called only by the President or the Board of Directors. Such provisions, together with the other anti-takeover provisions described herein, also could have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company.


     Texas Anti-Takeover Law. Part Thirteen ("Part Thirteen") of the Texas Business Corporation Act (the "TBCA") imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliated shareholders unless the transaction or the acquisition of shares by the affiliated shareholder is approved by the board of directors of the corporation prior to the affiliated shareholder becoming an affiliated shareholder. Part Thirteen prohibits certain mergers, sales of assets, reclassifications and other transactions (defined as business combinations) between shareholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation (such shareholders being defined as an affiliated shareholder) for a period of three years following the date the shareholder acquired the shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. The provisions requiring such a vote of shareholders do not apply to any transaction with an affiliated shareholder if the transaction or the purchase of shares by the affiliated shareholder is approved by the board of directors before the affiliated shareholder acquires beneficial ownership of 20% of the shares or if the affiliated shareholder was an affiliated shareholder prior to December 31, 1996, and continued as such through the date of the transaction. Part Thirteen could have the effect of delaying, deferring or preventing a change in control of the Company.


TRANSFER AGENT


     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York ("AST"). The Company intends to appoint AST as transfer agent for the Units and as warrant agent for the Warrants.

                                  UNDERWRITING



     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company, the Selling Shareholders and the Underwriters named below (the "Underwriters"), for whom J.P. Turner & Company, L.L.C. is acting as Representative, the Underwriters have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, on a firm commitment basis, the respective number of Units set forth below opposite each such Underwriter's name:



                        UNDERWRITERS                          NUMBER OF UNITS
                        ------------                          ---------------
J.P. Turner & Company, L.L.C................................
                                                                 ---------
Total.......................................................     1,700,000
                                                                 =========



     The Underwriters have advised the Company that they propose to offer the Units to the public at the public offering prices set forth on the cover page of this Prospectus and that they may allow to selected dealers who are members of
the NASD, concessions of not in excess of $       per Unit, of which not more
than $       per Unit may be reallowed to certain other dealers who are members of the NASD. After the initial public offering, the public offering prices, concessions and reallowances may be changed.



     The Underwriting Agreement further provides that the Underwriters will receive a non-accountable expense allowance of 2% of the aggregate public offering price of the Units sold hereunder (including any Units sold pursuant to the over-allotment option), which allowance amounts to $314,500 (or $361,675 if the over-allotment option is exercised in full), of which $25,000 has been paid to date.



     The Company and the Selling Shareholders have granted to the Underwriters an option exercisable for a period of 45 days after the Closing, to purchase up to an aggregate 255,000 additional Units (up to 15% of the Units being offered hereby) at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any. The Units to be offered pursuant to the over-allotment option consist of shares of Common Stock owned by the Selling Shareholders and Warrants being offered by the Company.



     The Representative has informed the Company that the Underwriters will not make sales of the Units offered by this Prospectus to accounts over which they exercise discretionary authority.



     The Company has agreed to sell to the Underwriters for nominal consideration, the Underwriters Warrant to purchase up to 170,000 Units. On the Separation Date, the Underwriters Warrant will become exercisable for the purchase of 170,000 shares of Common Stock at a per share exercise price of $11.20 or 170,000 Warrants at a per Warrant exercise price of $1.75 or for both. The Underwriters Warrant will be nonexercisable for one year after the date of this Prospectus. Thereafter, for a period of four years, the Underwriters Warrant will be exercisable to purchase Units at $12.95 per Unit (140% of the initial public offering price), and the Warrants contained in Units issuable upon the exercise of the Underwriters Warrants will be exercisable to purchase Common Stock at $11.00 per share. The Underwriters Warrants will be restricted from sale, transfer, assignment, pledge or hypothecation for a period of one year from the effective date of the Offering except to officers and partners (not directors) of the Underwriters' and members of the selling group. The Company has agreed to file, during the four year period beginning one year from the Effective Date of this Prospectus, on one occasion at the Company's cost, at the request of the holders of at least 80% of the Underwriters' Warrants and the underlying securities, and to use commercially reasonable efforts to cause to become effective, a post-effective amendment to the Registration Statement or a new registration statement under the Securities Act, as required, to permit the public sale of the Units issued or issuable upon exercise of the Underwriters Warrants, as well as the Common Stock and Warrants issuable upon separation of the Units, or the Common Stock issuable upon the exercise of the Warrants contained in the Units and issuable upon exercise of the Underwriters Warrants. In addition, the Company has agreed to give advance notice to holders of the Underwriters Warrants of its intention to file certain registration statements commencing one year and ending five years after the Effective Date and, in such case, holders of such Underwriters Warrants or underlying Warrants or shares of Common Stock shall have the right to require the Company to include all or part of such Units, Warrants or shares of Common Stock underlying such Underwriters Warrants in such registration statement at the Company's expense.



     For the life of the Underwriters Warrant, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the Underwriters Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriters Warrants.



     The Company has agreed to retain the Underwriters as the Company's financial consultants for a period of 25 months to commence on the closing of this Offering, at a monthly fee of $4,000, or an aggregate of $100,000, all of which shall be payable in advance on the closing of the Offering. Pursuant to this agreement, the Underwriters shall provide advisory services related to merger and acquisition activity, corporate finance and other matters.



     The public offering price of the Units offered hereby has been determined by negotiation between the Company and the Representative. Factors considered in determining the offering price of the Units offered hereby included the current market price of the Company's Common Stock as quoted on the Nasdaq National Market, the spread between the bid and ask prices of such Common Stock, the business in which the Company is engaged, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies.



     The Company has agreed, for a period of two years from the date of this Prospectus, not to issue any shares of Common Stock, Warrants or any options or other rights to purchase Common Stock without the prior written consent of the Representative. Notwithstanding the foregoing, the Company may issue up to shares upon exercise or conversion of any options under the LTIP whether or not currently outstanding. In addition, each of the Company's shareholders who is an officer or director has agreed not to publicly sell or otherwise dispose or any of their Common Stock for a period of two years following the Effective Date without the consent of the Representative, which consent would be subject to the nature of the market for the Company's securities, the volume and price of the Common Stock, and the operations and financial condition of the Company.



     In connection with the Offering, the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Units. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Units for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Units in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Units in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the over-allotment option. Any of the transactions described in this paragraph may result in the maintenance of the price of the Units at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.



     As permitted by Rule 103 under the Exchange Act, certain Underwriters (and selling group members, if any) that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of the Common Stock on the Nasdaq National Market until such time, if any, when a stabilizing bid for each such securities has been made. Rule 103 generally provides that (i) a passive market maker's net daily purchases of the Units may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (ii) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers and (iii) bids made by passive market makers must be identified as such.

     Commencing one year after the date of this Prospectus, the Company will pay the Underwriters a fee of 5% of the exercise price of each Warrant exercised, provided (i) the market price of the Common Stock on the date the Warrant was exercised was greater than the Warrant exercise price on that date; (ii) the exercise of the Warrant was solicited by a member of the NASD; (iii) the Warrant was not held in a discretionary account; (iv) the disclosure of compensation arrangements was made both at the time of the Offering and at the time of exercise of the Warrant; (v) the solicitation of the exercise of the Warrant was not a violation of Regulation M promulgated under the Exchange Act; (vi) the Underwriters provide bona fide services in connection with solicitation of the Warrant and (vii) the Warrant holder designates in writing which broker-dealer made the solicitation. The Underwriters and any other soliciting broker-dealers may be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by Regulation M, five business days (or other applicable period as Regulation M may provide) before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination of any right the Underwriters and any other soliciting broker/dealer may have to receive a fee for the solicitation of the exercise of the Warrants.



     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with this Offering, including liabilities under the Securities Act.



     J.P. Turner & Company, L.L.C., the Representative, was organized, registered as a broker-dealer and operating as of August 12, 1997. The principal business function of J.P. Turner & Company, L.L.C. in the Offering is to purchase the Units pursuant to the Underwriting Agreement and to resell such Units. Since August 12, 1997, J.P. Turner & Company, L.L.C. has co-managed three public offerings of equity securities and has acted as an underwriter in one additional public offering of equity securities. J.P. Turner & Company, L.L.C. has no material relationship with the Company or its controlling persons, except with respect to its contractual relationship pursuant to the Underwriting Agreement.



     The foregoing is a summary of the material terms of the Underwriting Agreement, the Underwriters Warrant and the consulting agreement. Reference is made to the copies of the Underwriting Agreement, the Underwriters Warrant and the consulting agreement, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.



                                 LEGAL MATTERS



     The legality of the Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters for the Underwriters will be passed upon by Greenberg Traurig, P.A., Orlando, Florida.


                                    EXPERTS

     The audited consolidated financial statements of the Company included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of SSI as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Units offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the

Registration Statement and in the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Units offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.


     The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies may be obtained at prescribed rates at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be obtained at the address as set forth above.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
DXP ENTERPRISES AND SUBSIDIARIES:
Pro Forma Combined Statement of Operations..................  F-2
Report of Independent Public Accounts.......................  F-4
Audited Consolidated Financial Statements --
  Consolidated Balance Sheets...............................  F-5
  Consolidated Statements of Earnings.......................  F-6
  Consolidated Statements of Shareholders' Equity...........  F-7
  Consolidated Statements of Cash Flows.....................  F-8
  Notes to Consolidated Financial Statements................  F-9
Unaudited Condensed Consolidated Financial Statements --
  Condensed Consolidated Balance Sheets.....................  F-20
  Condensed Consolidated Statements of Income...............  F-21
  Condensed Consolidated Statements of Cash Flows...........  F-22
  Notes to Condensed Consolidated Financial Statements......  F-23
STRATEGIC SUPPLY, INC.:
Independent Auditors' Report................................  F-26
Audited Financial Statements --
  Consolidated Balance Sheets...............................  F-27
  Consolidated Statements of Operations and Retained
     Earnings (Accumulated Deficit).........................  F-28
  Consolidated Statements of Cash Flows.....................  F-29
  Notes to Consolidated Financial Statements................  F-30

                             DXP ENTERPRISES, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                            YEAR ENDED DECEMBER 31, 1997
                                                  -------------------------------------------------
                                                               STRATEGIC
                                                     DXP         SUPPLY      PRO FORMA    PRO FORMA
                                                  HISTORICAL   HISTORICAL   ADJUSTMENTS   COMBINED
                                                  ----------   ----------   -----------   ---------
Revenues........................................   $169,667     $21,087           --      $190,754
Costs and expenses:
  Cost of sales.................................    124,787      16,170           --       140,957
  Selling, general and administrative...........     38,446       5,562           --        44,008
                                                   --------     -------        -----      --------
Operating income (loss).........................      6,434        (645)          --         5,789
Other income (expense)
  Other income..................................        890          --           --           890
  Interest expense..............................     (2,654)        (35)        (121)(1)    (2,810)
                                                   --------     -------        -----      --------
Earnings (loss) before income taxes.............      4,670        (680)        (121)        3,869
Provision for income taxes......................      1,902          25         (240)(2)     1,687
                                                   --------     -------        -----      --------
Net income......................................      2,768        (705)         119         2,182
Preferred stock dividend........................       (103)         --           --          (103)
                                                   --------     -------        -----      --------
Net income attributable to common
  shareholders..................................   $  2,665     $  (705)       $ 119      $  2,079
                                                   ========     =======        =====      ========
Basic earnings per share........................   $    .65                               $    .51
                                                   ========                               ========
Common shares outstanding.......................      4,082                                  4,082
                                                   ========                               ========
Dilutive earnings per share.....................   $    .49                               $    .38
                                                   ========                               ========
Common and common equivalent shares
  outstanding...................................      5,703                                  5,703
                                                   ========                               ========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS



     The unaudited pro forma combined statement of operations for the year ended December 31, 1997 gives effect to the acquisition by a wholly owned subsidiary of the Company of substantially all of the assets of Strategic Supply, Inc. ("SSI") on June 2, 1997. The unaudited pro forma combined statement of operations assumes all such transactions occurred at the beginning of the period presented.



     The unaudited pro forma combined statement of operations may not be indicative of the results that would have occurred if the combination had been in effect on the date indicated or which may occur in the future. The unaudited pro forma combined financial statements should be read in conjunction with the financial statements of SSI, which are included elsewhere in this Prospectus.


     The pro forma adjustments do not reflect projected cost savings of $626,000 for the year ended December 31, 1997 relating to the elimination of duplicative personnel and intercompany charges reflected in SSI's results.

                             PRO FORMA ADJUSTMENTS


     (1) To adjust interest expense for the debt incurred in the acquisition of the net assets of Strategic Supply, Inc.



     (2) To adjust federal income tax expense for the tax effect of the adjustments made to operations and interest expense.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of DXP Enterprises, Inc., and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of DXP Enterprises, Inc. (a Texas corporation), and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DXP Enterprises, Inc., and subsidiaries at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
January 30, 1998, (except with respect to the matter discussed in Note 13 as to which the date is May 20, 1998)

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                  DECEMBER 31,
                                                               ------------------
                                                                1996       1997
                                                               -------    -------
Current assets:
  Cash......................................................   $   876    $   736
  Trade accounts receivable, net of allowance for doubtful
     accounts of $210 in 1996 and $476 in 1997..............    17,125     25,707
  Inventories...............................................    17,175     26,018
  Prepaid expenses and other................................       539        996
  Deferred income taxes.....................................       511        722
                                                               -------    -------
          Total current assets..............................    36,226     54,179
                                                               -------    -------
Property, plant and equipment, net..........................     7,818     10,403
Other assets:
  Intangible assets, net of accumulated amortization of
     $1,607 in 1996 and $1,817 in 1997......................       673      2,682
  Receivable from officers and employees....................       205        200
  Other.....................................................       120        172
                                                               -------    -------
                                                                   998      3,054
                                                               -------    -------
          Total assets......................................   $45,042    $67,636
                                                               =======    =======
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................   $ 6,963    $14,368
  Accrued wages and benefits................................     1,296      1,384
  Other accrued liabilities.................................       601        704
  Current portion of long-term debt.........................       609      1,461
  Current portion of subordinated debt......................     1,145         --
                                                               -------    -------
          Total current liabilities.........................    10,614     17,917
Long-term debt, less current portion........................    22,300     33,395
Deferred compensation.......................................       739        739
Deferred income taxes.......................................       330        479
Equity subject to redemption:
  Series A preferred stock, 1,496 shares and 1,122 shares,
     respectively...........................................       150        112
  Series B convertible preferred stock, 4,500 shares and no
     shares, respectively...................................       450         --
  Common stock, 140,214 shares..............................        --      1,963
Commitments and contingencies
Shareholders' equity:
  Series A preferred stock, 1/10th vote per share; $1.00 par value; liquidation preference of $100 per share;
     1,000,000 shares authorized, 2,992 shares issued and
     outstanding............................................         2          2
  Series B convertible preferred stock, 1/10th vote per
     share; $1.00 par value; $100 stated value; liquidation
     preference of $100 per share; 1,000,000 shares
     authorized, 17,700 shares issued and 15,000
     outstanding............................................        15         18
  Common stock, $.01 par value, 25,000,000 shares
     authorized; 4,187,797 shares issued, of which 4,017,147
     shares are outstanding 140,214 shares are equity
     subject to redemption, and 30,436 shares are treasury
     stock..................................................        40         40
  Paid-in capital...........................................       408        892
  Retained earnings.........................................     9,994     12,659
  Treasury stock............................................        --       (580)
                                                               -------    -------
          Total shareholders' equity........................    10,459     13,031
                                                               -------    -------
          Total liabilities and shareholders' equity........   $45,042    $67,636
                                                               =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
Sales......................................................  $111,328    $125,208    $169,667
Cost of sales..............................................    82,171      93,091     124,787
                                                             --------    --------    --------
          Gross profit.....................................    29,157      32,117      44,880
Selling, general and administrative expenses...............    24,559      29,332      38,446
                                                             --------    --------    --------
          Operating income.................................     4,598       2,785       6,434
Other income...............................................       867         951         890
Interest expense...........................................    (1,953)     (2,101)     (2,654)
                                                             --------    --------    --------
Income before income taxes.................................     3,512       1,635       4,670
Provision for income taxes.................................     1,424         745       1,902
                                                             --------    --------    --------
Net income.................................................     2,088         890       2,768
Preferred stock dividend...................................       (23)       (119)       (103)
                                                             --------    --------    --------
Net income attributable to common shareholders.............  $  2,065    $    771    $  2,665
                                                             ========    ========    ========
Basic earnings per common share............................  $    .54    $    .19    $    .65
                                                             ========    ========    ========
Common shares outstanding..................................     3,837       3,997       4,082
Diluted earnings per share.................................  $    .46    $    .18    $    .49
                                                             ========    ========    ========
Common and common equivalent shares outstanding............     4,501       4,857       5,703


  The accompanying notes are an integral part of these consolidated financial statements.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                  REDEEMABLE
                                          SERIES A    SERIES B      COMMON     COMMON   PAID-IN   TREASURY   RETAINED
                                          PREFERRED   PREFERRED     STOCK      STOCK    CAPITAL    STOCK     EARNINGS    TOTAL
                                          ---------   ---------   ----------   ------   -------   --------   --------   -------
Balance at December 31, 1994............     $ 2         $--        $   --      $ 45    $ 1,110    $  --     $ 7,158    $ 8,315
  Issuance of 359,200 shares of common
    stock...............................      --          --            --         4        228       --          --        232
  Issuance of 4,500 shares of Series B
    convertible preferred stock.........      --           5            --        --        445       --          --        450
  Conversion of 840,000 shares of common
    stock to 15,000 shares of Series B
    preferred stock.....................      --          15            --        (9)        (6)      --          --         --
  Acquisition and retirement of 560,804
    shares of common stock and 2,431
    shares of Series A preferred
    stock...............................      --          --            --        --     (1,167)      --          --     (1,167)
  Increase in paid-in capital due to
    reduction of equity subject to
    redemption as a result of acquiring
    2,431 shares of Series A preferred
    stock...............................      --          --            --        --        243       --          --        243
  Reduction in paid-in capital due to
    increase in equity subject to
    redemption as a result of issuing
    4,500 shares of Series B convertible
    preferred stock.....................      --          (5)           --        --       (445)      --          --       (450)
  Dividends paid........................      --          --            --        --         --       --         (23)       (23)
  Net income............................      --          --            --        --         --       --       2,088      2,088
                                             ---         ---        ------      ----    -------    -----     -------    -------
Balance at December 31, 1995............       2          15            --        40        408       --       9,223      9,688
  Dividends paid........................      --          --            --        --         --       --        (119)      (119)
  Net income............................      --          --            --        --         --       --         890        890
                                             ---         ---        ------      ----    -------    -----     -------    -------
Balance at December 31, 1996............       2          15            --        40        408       --       9,994     10,459
  Dividends paid........................      --          --            --        --         --       --        (103)      (103)
  Increase in paid-in capital due to
    reduction of equity subject to
    redemption as a result of acquiring
    374 shares of Series A preferred
    stock...............................      --          --            --        --         37      (37)         --         --
  Increase in paid-in capital due to
    reduction of equity subject to
    redemption as a result of acquiring
    2,700 shares of Series B preferred
    stock...............................      --           3            --        --        268     (271)         --         --
  Increase in paid-in capital due to
    reduction of equity subject to
    redemption as a result of converting
    1,800 shares of Series B preferred
    stock to 50,400 shares of common
    stock...............................      --          --            --         1        179       --          --        180
  Acquisition of 30,436 shares of common
    stock...............................      --          --            --        (1)        --     (272)         --       (273)
  Issuance of 140,214 shares of common
    stock...............................      --          --         1,963        --         --       --          --      1,963
  Net income............................      --          --            --        --         --       --       2,768      2,768
                                             ---         ---        ------      ----    -------    -----     -------    -------
Balance at December 31, 1997............     $ 2         $18        $1,963      $ 40    $   892    $(580)    $12,659    $14,994
                                             ===         ===        ======      ====    =======    =====     =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             1995         1996         1997
                                                           ---------    ---------    ---------
Cash flows from operating activities:
  Net income.............................................  $   2,088    $     890    $   2,768
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities --
     Depreciation and amortization.......................        965          964        1,341
     Deferred compensation on stock option plans.........         87          359           --
     Provision (benefit) for deferred income taxes.......        109         (216)         (62)
     Loss (gain) on sale of property and equipment.......        (11)           7         (103)
     Changes in operating assets and liabilities --
       Trade accounts receivable.........................     (1,915)      (1,233)      (7,971)
       Inventories.......................................     (1,288)        (469)       2,899
       Prepaid expenses and other........................        (88)         274         (640)
       Trade accounts payable and other accrued
          liabilities....................................         (6)        (123)       1,892
                                                           ---------    ---------    ---------
          Net cash provided by (used in) operating
            activities...................................        (59)         453          124
                                                           ---------    ---------    ---------
Cash flows from investing activities:
  Purchase of Bayou Pumps common stock, net of cash
     received............................................         38           --           --
  Purchase of Austin Bearings net assets.................         --         (329)          --
  Purchase of Strategic Supply net assets................         --           --       (4,118)
  Purchase of Pelican Supply common stock................         --           --       (1,070)
  Purchase of property and equipment.....................       (739)      (2,271)        (825)
  Proceeds from sale of property and equipment...........        177            8           --
  Payments received on notes receivable from officers....        172          435
  Other..................................................         --         (120)          --
                                                           ---------    ---------    ---------
          Net cash used in investing activities..........       (352)      (2,277)      (6,013)
                                                           ---------    ---------    ---------
Cash flows from financing activities:
  Borrowings from debt...................................    123,261      129,379      183,715
  Principal payments on revolving line of credit,
     long-term and subordinated debt and notes payable to
     bank................................................   (121,867)    (128,052)    (177,395)
  Proceeds on sale of Corpus Christi facility............         --           --          112
  Issuance of common stock...............................        232           --           --
  Acquisition of preferred and common stock..............       (589)          --         (580)
  Dividends paid in cash.................................        (23)        (119)        (103)
                                                           ---------    ---------    ---------
          Net cash provided by financing activities......      1,014        1,208        5,749
                                                           ---------    ---------    ---------
Increase (decrease) in cash..............................        603         (616)        (140)
Cash at beginning of year................................        889        1,492          876
                                                           ---------    ---------    ---------
Cash at end of year......................................  $   1,492    $     876    $     736
                                                           =========    =========    =========
Supplemental disclosures of noncash investing and
  financing activities:
  Cash paid for --
     Interest............................................  $   1,901    $   2,172    $   2,654
                                                           =========    =========    =========
     Income taxes........................................  $   1,500    $   1,040    $   1,551
                                                           =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     DXP Enterprises, Inc. (DXP or the Company), a Texas corporation, was incorporated on July 26, 1996, to facilitate a reorganization of SEPCO Industries, Inc. (SEPCO), a Texas corporation, in anticipation of an acquisition by DXP as the successor to SEPCO of Newman Communications Corporation (Newman), a New Mexico corporation. On December 4, 1996, the reorganization of SEPCO (the SEPCO Reorganization) was effected through a merger of a wholly owned subsidiary of the Company with and into SEPCO pursuant to which the Company acquired all of the outstanding shares of SEPCO in exchange for shares of the Company. Immediately following the SEPCO Reorganization, the Company acquired Newman through a merger of a wholly owned subsidiary of the Company with and into Newman (the Newman Merger). Prior to the SEPCO Reorganization, the Company had no operations and its only assets consisted of $1,000 cash. Prior to the Company's acquisition of Newman, Newman was a nonoperating entity with nominal assets. The Newman Merger was effected as a means to increase the Company's shareholder base.

     On or about April 30, 1997, a proxy statement was furnished to the holders of the Company's common stock, Series A preferred stock and Series B preferred stock, in connection with a solicitation of consents by the board of directors of the Company for the adoption of an amendment to the restated articles of incorporation of the Company to effect a two-to-one reverse split of the issued and outstanding shares of common stock and change the name of the Company from Index, Inc., to DXP Enterprises, Inc. The shareholders approved the two-to-one reverse stock split and name change, which became effective after the close of market on May 12, 1997. Common stock and earnings per share have been restated to give effect to a two-for-one reverse stock split.

  SEPCO Reorganization Accounting Treatment


     The SEPCO Reorganization was treated as a recapitalization of SEPCO into the Company (with respect to the SEPCO merger) and the issuance of the Company's capital stock for the underlying tangible net assets of Newman (with respect to the Newman Merger) for accounting and financial statement purposes because, among other factors, the Company is a recently formed holding company with nominal net assets, Newman is a nonoperating public shell company with cash as its primary asset, and the SEPCO shareholders control the Company after the SEPCO Reorganization. Accordingly, the historical pre-SEPCO Reorganization financial statements of the combined Company after the closing are those of SEPCO. The retained earnings of SEPCO were carried forward after the SEPCO Reorganization and the historical shareholders' equity of SEPCO prior to the SEPCO Reorganization is retroactively restated for the equivalent number of shares received in the SEPCO Reorganization.


     Unless the context otherwise requires, references to the Company with respect to historical operations shall mean the Company and SEPCO.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Concentration of Credit Risk

     The Company sells rotating equipment to a diversified customer base in the north and southwestern regions of the United States. The Company believes no significant concentration of credit risk exists. The Company continually evaluates the creditworthiness of its customers' financial positions and monitors accounts on a periodic basis, but does not require collateral.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

  Inventory

     Inventory consists principally of finished goods and is priced at lower of cost or market, cost being determined using both the first-in, first-out (FIFO) and the last-in, first-out (LIFO) method.

  Property, Plant and Equipment

     Assets are carried on the basis of cost. Provisions for depreciation are computed at rates considered to be sufficient to amortize the costs of assets over their expected useful lives. Depreciation and amortization of property, plant and equipment is computed using principally the straight-line method for financial reporting purposes. Useful lives assigned to property, plant and equipment range from three to 20 years. Maintenance and repairs of depreciable assets are charged against earnings as incurred. Additions and improvements are capitalized. When properties are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and gains or losses are credited or charged to earnings.

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 in the first quarter of 1996, and the effect of adoption was not material.

  Intangibles

     Intangibles consist of noncompete and licensing agreements and goodwill. The noncompete and licensing agreements are amortized over five years, and goodwill is amortized over five to 30 years. All amortization of intangibles is computed using the straight-line method.

  Federal Income Taxes

     The Company utilizes the liability method in accounting for income taxes. Under this method, deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when the differences reverse.

  Fair Value of Financial Instruments

     A summary of the carrying value and the fair value of financial instruments at December 31, 1997, is as follows:

                                                              CARRYING     FAIR
                                                               VALUE       VALUE
                                                              --------    -------
                                                                (IN THOUSANDS)
Cash........................................................  $   736     $   736
Notes receivable from officers and employees................      200         200
Long-term debt, including current portion...................   34,856      34,856

     The carrying value of the long-term debt and subordinated debt approximates fair value based upon the current rates and terms available to the Company for instruments with similar remaining maturities. The carrying value of the notes receivable from officers approximates fair value because the interest rate of the notes (9 percent) is consistent with the interest rate of the Company's revolving debt and with rates currently available in the market for similar instruments.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

  Revenue Recognition

     The Company recognizes revenue as products are shipped to the customer.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  Reclassifications

     Certain 1995 and 1996 amounts have been reclassified to conform with the 1997 presentation.

2. NEW ACCOUNTING PRONOUNCEMENTS:


     During February 1997, the FASB issued SFAS Nos. 128 and 129, "Earnings per Share," and "Disclosure of Information about Capital Structure," respectively, and in June 1997 issued SFAS Nos. 130 and 131, "Reporting Comprehensive Income," and "Disclosures about Segments of an Enterprise and Related Information," respectively. The major provisions of these statements and their impact on the Company are discussed below.


     SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share in financial statements of public enterprises rather than primary and fully diluted earnings per share as previously required. Under the provisions of this statement, basic earnings per share will be computed based on weighted average shares outstanding and will exclude dilutive securities such as options, warrants, etc. Diluted earnings per share will be computed including the impacts of all potentially dilutive securities. As required, the Company adopted this statement in 1997 and has restated all previously reported earnings per share data. The difference between previously reported fully diluted earnings per share and the now required diluted earnings per share was insignificant.

     SFAS No. 129 requires additional disclosure of information about an entity's capital structure, including information about dividend and liquidation preferences, voting rights, contracts to issue additional shares, conversion and exercise prices, etc. The Company has adopted this statement as of and for the period ended December 31, 1997.

     SFAS No. 130 requires the presentation of comprehensive income in an entity's financial statements. Comprehensive income represents all changes in equity of an entity during the reporting period, including net income and charges directly to equity which are excluded from net income. The adoption of this statement in 1998 is not anticipated to have any impact as the Company currently does not enter into any transactions which result in charges (or credits) directly to equity (such as additional minimum pension liability changes, currency translation adjustments and unrealized gains and losses on available-for-sale securities, etc.)

     SFAS No. 131 provides revised disclosure guidelines for segments of an enterprise based on a management approach to defining operating segments. The Company currently operates in only one industry segment and analyzes operations on a company-wide basis; therefore, the adoption of the statement is not expected to materially impact the Company. The Company plans to adopt this statement in 1998.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

3. ACQUISITIONS:

     Effective December 31, 1995, SEPCO acquired 100 percent of the outstanding common stock of Bayou Pumps, Inc. The purchase price totaled $500,000 and consisted of (a) issuance of $450,000 of the Company's Class A convertible preferred stock and (b) cash of $50,000. The acquisition has been accounted for using the purchase method of accounting. Accordingly, results of operations of the acquired company are included in the consolidated results of operations from the acquisition date. Goodwill of $356,000 was recorded on the acquisition. Pro forma disclosures of operating results are omitted because the acquired company's operations were not significant.

     Effective February 2, 1996, SEPCO acquired the net assets of Austin Bearing Corporation. The purchase price totaled approximately $578,000 and consisted of
(a) a $249,000 note, bearing interest at 9 percent, payable monthly over five years, and (b) cash of $329,000. The acquisition has been accounted for using the purchase method of accounting. Accordingly, results of operations of the acquired company are included in the consolidated results of operations from the date of acquisition. Goodwill of $84,000 was recorded in connection with the acquisition. Pro forma disclosures of operating results are omitted because the acquired company's operations were not significant.

     Effective May 30, 1997, the Company acquired 100 percent of the outstanding stock of Pelican State Supply Company (Pelican). The purchase price totaled approximately $3.0 million and consisted of 140,214 shares of the Company's common stock and cash of approximately $1.0 million. The acquisition has been accounted for using the purchase method of accounting. Accordingly, results of operations of the acquired company are included in the consolidated results of operations from the date of acquisition. Goodwill of approximately $2.0 million was recorded in connection with the acquisition. Pro forma disclosures of operating results are omitted because the acquired Company's operations were not significant.

     On June 2, 1997, a wholly owned subsidiary of the Company acquired substantially all the assets of Strategic Supply, Inc. (Strategic). The purchase price, which is subject to adjustments, consisted of approximately $4.1 million in cash, assumption of $4.7 million of trade payables and other accrued expenses, $2.8 million in promissory notes payable to the seller and earn-out payments (based on the earnings before interest and taxes of Strategic) to be paid over a period of approximately six years, up to a maximum of $3.5 million. The acquisition has been accounted for using the purchase method of accounting. Goodwill of $50,000 was recorded in connection with the acquisition.

     The following table presents selected unaudited consolidated financial information for the Company on a pro forma basis assuming the Strategic acquisition had occurred on January 1, 1996. The pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transaction been consummated as of January 1, 1996, or that may be achieved in the future.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
                                                                (IN THOUSANDS,
                                                                  EXCEPT PER
                                                                SHARE AMOUNTS)
Revenues....................................................  $176,180   $190,754
Net income..................................................    (4,197)     2,182
Basic earnings per share....................................     (1.06)       .52
Dilutive earnings per share.................................      (.86)       .38

     The pro forma results for 1996 include the effect of a one-time special charge of $2.8 million recognized by Strategic for the write-off of certain goodwill and intangible assets.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

4. INVENTORY:

     The Company uses the LIFO method of inventory valuation for approximately 43 percent of its inventories. Remaining inventories are accounted for using the FIFO method. The reconciliation of FIFO inventory to LIFO basis is as follows:

                                                                 DECEMBER 31
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Finished goods..............................................  $18,215    $27,280
Work in process.............................................    2,405      2,276
                                                              -------    -------
Inventories at FIFO.........................................   20,620     29,556
Less -- LIFO allowance......................................   (3,445)    (3,538)
                                                              -------    -------
Inventories.................................................  $17,175    $26,018
                                                              =======    =======

5. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are comprised of the following:

                                                                 DECEMBER 31
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Land........................................................  $ 1,421   $ 1,411
Buildings and leasehold improvements........................    6,298     6,457
Furniture, fixtures and equipment...........................    8,143    11,660
                                                              -------   -------
                                                               15,862    19,528
Less -- Allowances for depreciation and amortization........   (8,044)   (9,125)
                                                              -------   -------
                                                              $ 7,818   $10,403
                                                              =======   =======

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

6. LONG-TERM AND SUBORDINATED DEBT:

     Long-term and subordinated notes consist of the following:

                                                                  DECEMBER 31
                                                               ------------------
                                                                1996       1997
                                                               -------    -------
                                                                 (IN THOUSANDS)
Long-term debt --
  Revolving credit agreement................................   $18,680    $27,520
  Note payable to insurance company, 10.125%, collateralized by real property, payable in monthly installments
     through December 2006..................................     1,699      1,596
  Notes payable to credit corporation, 2.25% above prime
     (8.5% at December 31, 1997), collateralized by computer
     equipment, payable in monthly installments.............     1,459      1,174
  Promissory note payable, 7.0%, payable in monthly
     installments through June 2002.........................        --      2,660
  Other.....................................................     1,071      1,906
                                                               -------    -------
                                                                22,909     34,856
Less -- Current portion.....................................       609      1,461
                                                               -------    -------
                                                               $22,300    $33,395
                                                               =======    =======
Subordinated debt --
  Notes payable to former shareholders, 12%, unsecured,
     payable in varying installments through January 1997...   $ 1,145    $    --
                                                               =======    =======


     The Company has secured lines of credit for up to $40 million with an institutional lender. The rate of interest ranges from LIBOR plus 2.25 percent to prime plus .50 percent (9.00 percent at December 31, 1997). The line of credit is secured by receivables, inventory, and machinery and equipment and matures January 1999. An officer shareholder has personally guaranteed up to $500,000 of the obligations of the Company under the line of credit. Additionally, certain shares held in trust for this shareholder's children discussed in footnote 8 are also pledged to secure this line of credit. As of December 31, 1997, the unused line is approximately $4.9 million.


     The facility includes loan covenants which, among other things, require the Company to maintain a positive cash flow and other financial ratios, which are measured monthly. The maturities of long-term and subordinated debt for the next five years and thereafter are as follows (in thousands):

1998........................................................  $ 1,461
1999........................................................   28,714
2000........................................................    1,382
2001........................................................    1,385
2002........................................................      947
Thereafter..................................................      967
                                                              -------
                                                              $34,856
                                                              =======

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

7. INCOME TAXES:

     The provision (benefit) for income taxes consists of the following:

                                                             YEAR ENDED DECEMBER 31
                                                            -------------------------
                                                             1995     1996      1997
                                                            ------    -----    ------
                                                                 (IN THOUSANDS)
Current --
  Federal................................................   $1,172    $ 829    $1,652
  State..................................................      143      132       312
                                                            ------    -----    ------
                                                             1,315      961     1,964
Deferred --
  Federal................................................      107     (216)      (62)
  State..................................................        2       --        --
                                                            ------    -----    ------
                                                            $1,424    $ 745    $1,902
                                                            ======    =====    ======

     The difference between income taxes computed at the federal statutory income tax rate and the provision for income taxes is as follows:

                                                              YEAR ENDED DECEMBER 31
                                                             ------------------------
                                                              1995     1996     1997
                                                             ------    ----    ------
                                                                  (IN THOUSANDS)
Income taxes computed at federal statutory income tax
  rate....................................................   $1,194    $556    $1,588
State income taxes, net of federal benefit................       96      68       206
Nondeductible goodwill amortization.......................       51      43        63
Other.....................................................       83      78        45
                                                             ------    ----    ------
                                                             $1,424    $745    $1,902
                                                             ======    ====    ======

     The net current and noncurrent components of deferred income taxes are as follows:

                                                                DECEMBER 31
                                                               --------------
                                                               1996     1997
                                                               -----    -----
                                                               (IN THOUSANDS)
Net current assets..........................................   $ 511    $ 722
Net noncurrent liabilities..................................     330      479
                                                               -----    -----
Net liability (asset).......................................   $(181)   $(243)
                                                               =====    =====

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

     Deferred tax liabilities and assets were comprised of the following:

                                                               DECEMBER 31
                                                              --------------
                                                              1996     1997
                                                              -----    -----
                                                              (IN THOUSANDS)
Deferred tax liability --
  Difference between financial and tax depreciation of
     assets acquired........................................  $ 330    $ 479
                                                              -----    -----
Deferred tax assets --
  Amortization of goodwill..................................      3        5
  Unamortized rent reduction................................     42       32
  Allowance for doubtful accounts...........................     71      162
  Section 263A inventory costs..............................    139      206
  Deferred compensation on stock options....................    251      251
  Other.....................................................      5       66
                                                              -----    -----
          Total deferred tax assets.........................    511      722
                                                              -----    -----
          Net deferred tax liability (asset)................  $(181)   $(243)
                                                              =====    =====

8. SHAREHOLDERS' EQUITY:

     The equity capitalization of the Company consists of 4,187,797 shares of common stock, 2,992 shares of Series A preferred stock and 17,700 shares of Series B convertible preferred stock. The holders of Series A preferred stock are entitled to one-tenth of a vote per share on all matters presented to a vote of shareholders generally, voting as a class with the holders of common stock, and are not entitled to any dividends or distributions other than in the event of a liquidation of the Company, in which case the holders of the Series A preferred stock are entitled to a $100 liquidation preference per share. Each share of the Series B convertible preferred stock is convertible into 28 shares of common stock and a monthly dividend per share of $0.50. The holders of the Series B convertible stock are also entitled to a $100 liquidation preference per share after payment of the distributions to the holders of the Series A preferred stock and to one-tenth of a vote per share on all matters presented to a vote of shareholders generally, voting as a class with the holders of the common stock.

     Prior to the SEPCO Reorganization, as more fully described in Note 1, SEPCO had agreements with certain holders of common, Series A preferred and Series B convertible preferred stock that, upon termination of employment, the shareholders had an obligation to sell and SEPCO had the first opportunity to buy the stock. SEPCO also had the opportunity to match a higher offer obtained by the shareholder from another party. The selling price of the stock was at a price per share equal to the equity per share for the common stock and $100 per share for the Series A preferred and Series B convertible preferred stock. Payment may be in the form of cash or a promissory note bearing interest at 10 percent and payable in five equal installments beginning on the first anniversary date of the note. During 1995, SEPCO purchased 560,804 shares of common stock and 2,431 shares of Series A preferred stock in exchange for a note payable of $578,000 to a shareholder upon his retirement. Upon the exchange of SEPCO shares for DXP Enterprises shares pursuant to the plan of reorganization, the above agreements were terminated.

     An officer shareholder of the Company is the trustee of three trusts for the benefit of another officer shareholder's children, each of which hold 570,932 shares of common stock and 5,000 shares of Series B convertible preferred stock. It is anticipated that in connection with the public offering discussed below that the Series B convertible preferred shares will be converted to common stock. The trustee has sole voting control of these shares.

     The 140,214 shares of common stock issued pursuant to the purchase of Pelican are subject to a put option whereby any time between November 30, 1998 and November 30, 2000 the Company may be required

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES
to purchase all or part of such shares at a price of $14.00 per share. The shares issued for the purchase of Pelican are subject to certain rights of offset pursuant to terms of the purchase agreement.

  Stock Options

     Prior to and during 1995, the Company issued nonqualified, book value plan stock options to certain officers of the Company to purchase shares of its common stock, which had exercise prices equal to the book value of the common stock at the date of grant. The option agreement allows the employee to put the stock acquired back to the Company at the book value at that time. The Company recognized compensation expense for increases in the book value of the stock while the options were outstanding. Effective March 31, 1996, the above-mentioned book value options were converted to fair market value options once the put option was eliminated. A one-time charge to compensation of $618,000 was made during the first quarter of 1996. In 1996, the Company issued nonqualified fair market value stock options to certain directors of the Company to purchase shares of its common stock which had exercise prices equal to the fair market value of the Company's common stock at the date of grant. Additionally, the Company issued options to certain officers and employees pursuant to the terms of the Company's long-term incentive plan. Compensation expense related to these option agreements of $87,000, $618,000 and $-- was recorded in 1995, 1996 and 1997, respectively. As of December 31, 1996 and 1997, a deferred compensation liability of $739,000 and $739,000, respectively, has been recorded in conjunction with these option agreements. Activity during 1997 with respect to the stock options follows:


                                                           OPTION         WEIGHTED-AVERAGE
                                           SHARES      PRICE PER SHARE     EXERCISE PRICE
                                          ---------    ---------------    ----------------
Outstanding and Exercisable at December
  31, 1994..............................    380,400     $.68 -- $1.64          $ 1.60
  Granted...............................  1,208,000    $1.48 -- $1.80          $ 1.74
  Exercised.............................   (359,200)        $.68               $  .68
  Canceled or expired...................         --          --
                                          ---------
Outstanding and Exercisable at December
  31, 1995..............................  1,229,200     $.64 -- $1.80          $ 1.79
  Granted...............................    120,500    $3.12 -- $16.00         $ 3.20
  Exercised.............................      4,000         $3.12              $ 3.12
  Canceled or expired...................     (4,000)        $3.12              $ 3.12
                                          ---------
Outstanding and Exercisable at December
  31, 1996..............................  1,349,700    $1.46 -- $2.32          $ 1.50
  Granted...............................         --          --                $   --
  Exercised.............................         --          --                    --
  Canceled or expired...................         --          --                    --
                                          ---------
Outstanding and Exercisable at December
  31, 1997..............................  1,349,700    $1.48 -- $2.32          $ 1.50
                                          =========


     The outstanding options at December 31, 1997, expire between March 31, 1999, and October 24, 2005, or 90 days after termination of full-time employment. The weighted-average remaining contractual life was 6.9 years, 6.9 years and 5.9 years at December 31, 1995, 1996 and 1997, respectively. During 1995, the Company purchased 359,200 shares acquired by an officer upon exercise of his options at $0.82 per share.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

  Stock-Based Compensation

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method as provided therein. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for options issued in 1995, 1996 and 1997: risk-free interest rates of 6.5 percent for 1995 and 6 percent for 1996 and 1997; expected lives of five years; 18.4 percent assumed volatility; and no expected dividends.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Set forth below is a summary of the Company's net income and earnings per share as reported and pro forma as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The pro forma information is not meant to be representative of the effects on reported net income for future years because, as provided by SFAS No. 123, only the effects of awards granted after January 1, 1995, are considered in the pro forma calculation. As such, the pro forma impact is likely to increase in future years as additional options are granted and amortized ratably over the vesting period. Certain compensation expense related to the Company's book value stock option plans was recognized in 1996. The effect of such expense ($618,000) has been excluded from the pro forma disclosure for 1996, as the related options are assumed to be accounted for using the fair market-based method of accounting as defined in SFAS No. 123. The effect of applying the fair market-based method, versus the exclusion of the book value-based method expense actually recognized, resulted in a pro forma increase in net income attributable to common shareholders in 1996.

                                  1995                      1996                      1997
                         -----------------------   -----------------------   -----------------------
                         AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                         -----------   ---------   -----------   ---------   -----------   ---------
                                 )                           (In thousands, except per share amounts
Net income attributable
  to common
  shareholders (in
  thousands)...........    $2,065       $2,049        $771        $1,132       $2,665       $1,893
Basic earnings per
  common share.........       .54          .54         .20           .28          .66          .66
Dilutive earnings per
  share................       .46          .46         .18           .24          .48          .34

9. COMMITMENTS AND CONTINGENCIES:

     The Company leases equipment, automobiles and office facilities under various operating leases. The future minimum rental commitments as of December 31, 1997, for noncancelable leases are as follows (in thousands):

1998........................................................  $1,551
1999........................................................   1,083
2000........................................................     718
2001........................................................     310
2002........................................................     142
Thereafter..................................................      --
                                                              ------
                                                              $3,804
                                                              ======

     Rental expense for operating leases was $1,338,000, $1,417,000 and $1,681,675 for the years ended December 31, 1995, 1996 and 1997, respectively.

                    DXP ENTERPRISES, INC., AND SUBSIDIARIES

10. RETIREMENT PLANS:

     SEPCO provides an employee stock ownership plan (ESOP) which is eligible to employees having 1,000 hours of service in 12 consecutive months of employment. Employer contributions are at the discretion of the board of directors. The ESOP held 956,298 shares of the Company's common stock at December 31, 1997 (see Note
1). The Company contributed and expensed $150,000 in 1995, 1996 and 1997. The Company also offers a 401(k) profit-sharing plan for employees having 1,000 hours of service in 12 consecutive months of employment. The Company matches contributions at a rate of 10 percent. The Company contributed $56,000, $62,000 and $81,000 in the years ended December 31, 1995, 1996 and 1997, respectively.

11. RELATED PARTY-TRANSACTIONS:


     In December 1989, the Company restructured certain loans previously made by the Company to an officer of the Company, pursuant to which the officer executed two promissory notes in the amounts of $149,910 and $58,737, respectively, each bearing interest at 9% per annum. The outstanding balances of such loans were $127,814 and 50,080 at December 31, 1996 and 1997, respectively.


     Additionally, the Company from time to time has made non-interest bearing advances to this officer. As of December 31, 1996 and 1997, these advances amounted to $330,439 and $340,439, respectively.

12. SUBSEQUENT EVENTS:

     In January 1998, the Company signed a nonbinding letter of intent to purchase a distribution company located in the central Texas area. Pursuant to the proposed acquisition, the Company would acquire the net assets of $5.4 million payable in cash and a to-be-determined amount of common stock shares. The consummation of the acquisition is subject to customary conditions, including the negotiation and execution of mutually satisfactory definitive documentation and the completion of a satisfactory due-diligence review by the Company. There can be no assurance, however, that the Company will consummate the acquisition of the central Texas distribution company or, if consummated, that the terms will be as described above.


13. EVENTS OCCURRING SUBSEQUENT TO AUDIT REPORT DATE


     On May 20, 1998, the Company's board of directors declared a two-for-one stock split on the Company's common stock. Common stock, Paid-in capital and per share amounts have been restated to reflect this reverse split.


     On February 26, 1998, a wholly-owned subsidiary of the Company acquired substantially all the assets of Tri-Electric Supply, Ltd. ("Tri-Electric"). The purchase price consisted of $6.2 million in cash, assumption of $1.6 million of trade payables and other accrued expenses and a deferred payment of up to a maximum of $275,000, based on the earnings before interest, taxes and depreciation of the acquired company, to be paid on March 31, 1999, if earned. The results of operations of Tri-Electric are included in the consolidated statements of income of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method of accounting. Goodwill of $3.9 million was recorded in connection with the acquisition. Goodwill may be adjusted based upon the final purchase price; however, it is anticipated that any such adjustment will be minimal.

                     DXP ENTERPRISES, INC. AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................     $ 2,102        $   736
  Trade accounts receivable, net of allowance for doubtful
     accounts of $1,208 and $476, respectively..............      26,651         25,707
  Inventory                                                       28,957         26,018
  Prepaid expenses and other current assets.................       1,624            996
  Deferred income taxes.....................................         966            722
                                                                 -------        -------
          Total current assets..............................     $60,300        $54,179
Property, plant and equipment, net..........................      12,139         10,403
Goodwill....................................................      10,714          2,623
Other assets................................................         466            431
                                                                 -------        -------
          Total assets......................................     $83,619        $67,636
                                                                 =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................     $15,588        $14,368
  Employee compensation.....................................       1,648          1,384
  Other accrued liabilities.................................          40            704
  Current portion of long-term debt.........................       3,115          1,461
                                                                 -------        -------
          Total current liabilities.........................     $20,391        $17,917
Long-term debt, less current portion........................      44,327         33,395
Deferred compensation.......................................         739            739
Deferred income taxes.......................................         560            479
Equity subject to redemption:
  Series A preferred stock--1,122 shares....................         112            112
  Common stock, 140,214 shares..............................       1,963          1,963
Shareholders' equity:
  Series A preferred stock, 1/10th vote per share; $1.00 par value; liquidation preference of $100 per share;
     1,000,000 shares authorized; 2,992 shares issued and
     outstanding:...........................................           2              2
  Series B convertible preferred stock, 1/10th vote per
     share; $1.00 par value; $100 stated value; liquidation
     preference of $100 per share; 1,000,000 shares
     authorized; 17,700 shares issued and 15,000
     outstanding............................................          18             18
  Common stock, $.01 par value, 100,000,000 shares
     authorized; 4,210,762 shares issued, of which 4,018,612
     shares are outstanding, 140,214 shares are equity
     subject to redemption, and 51,936 shares are treasury
     stock..................................................          40             40
  Common stock, $.01 par value, 100,000,000 shares
     authorized; 4,210,762 shares issued, of which 4,018,612
     shares are outstanding, 740,214 shares are equity
     subject to redemption, and 51,936 shares are treasury
     stock..................................................          40             40
  Paid-in capital...........................................         908            892
  Retained earnings.........................................      15,340         12,659
  Treasury stock............................................        (781)          (580)
                                                                 -------        -------
          Total shareholders' equity........................      15,527         13,031
                                                                 -------        -------
          Total liabilities and shareholders' equity........     $83,619        $67,636
                                                                 =======        =======



           See notes to condensed consolidated financial statements.

                     DXP ENTERPRISES, INC. AND SUBSIDIARIES



                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                  (UNAUDITED)


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                       -------------------   -------------------
                                                         1998       1997       1998       1997
                                                       --------   --------   --------   --------
Sales................................................  $52,296    $48,806    $153,886   $118,277
Cost of sales........................................   38,247     36,334     113,505     86,706
                                                       -------    -------    --------   --------
Gross profit.........................................   14,049     12,472      40,381     31,571
Selling, general and administrative expenses.........   11,940     11,295      33,758     27,642
                                                       -------    -------    --------   --------
Operating income.....................................    2,109      1,177       6,623      3,929
Other income.........................................      177         86         695        981
Interest expense.....................................   (1,041)      (793)     (2,735)    (1,960)
                                                       -------    -------    --------   --------
Income before income taxes...........................    1,245        470       4,583      2,950
Provision for income taxes...........................      498        182       1,833      1,070
                                                       -------    -------    --------   --------
Net income...........................................  $   747    $   288    $  2,750   $  1,880
Preferred stock dividend.............................      (25)       (38)        (69)      (109)
                                                       -------    -------    --------   --------
Net income attributable to common shareholders.......  $   722    $   250    $  2,681   $  1,771
                                                       =======    =======    ========   ========
Basic earnings per common share......................  $   .17    $   .06    $    .64   $    .44
                                                       =======    =======    ========   ========
Common shares outstanding............................    4,173      4,044       4,168      4,044
                                                       =======    =======    ========   ========
Diluted earnings per share...........................  $   .13    $   .05    $    .49   $    .34
                                                       =======    =======    ========   ========
Common and common equivalents shares outstanding.....    5,635      5,596       5,630      5,596
                                                       =======    =======    ========   ========



           See notes to condensed consolidated financial statements.

                     DXP ENTERPRISES, INC. AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)


                                 (IN THOUSANDS)



                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
OPERATING ACTIVITIES:
  Net cash provided(used) by operating activities...........  $  4,918   ($ 2,081)
INVESTING ACTIVITIES:
  Purchase of Tri-Electric Supply, Ltd. net assets..........    (6,208)        --
  Purchase of Lucky Electric Supply, Inc. net assets........    (2,206)        --
  Purchase of Mark W. Smith Equipment, Inc. net assets......    (4,206)        --
  Purchase of Strategic Supply net assets...................        --     (4,118)
  Purchase of Pelican State Supply common stock.............      (839)    (1,070)
  Purchase of property and equipment........................    (2,451)      (648)
  Proceeds from sale of property and equipment..............        26         --
                                                              --------   --------
  Net cash used in investing activities.....................   (15,884)    (5,836)
FINANCING ACTIVITIES:
  Proceeds from debt........................................   168,044    133,488
  Principal payments on revolving line of credit, long-term
     and Subordinated debt, and notes payable to bank.......  (155,458)  (125,314)
  Proceeds from sales of Corpus Christi facility............        --        112
  Issuance of common stock..................................        16         --
  Acquisition of common stock...............................      (201)      (580)
  Dividends paid............................................       (69)      (109)
                                                              --------   --------
  Net cash provided by financing activities.................    12,332      7,597
                                                              --------   --------
INCREASE(DECREASE) IN CASH..................................     1,366       (320)
CASH AT BEGINNING OF PERIOD.................................       736        876
                                                              --------   --------
CASH AT END OF PERIOD.......................................  $  2,102   $    556
                                                              ========   ========



           See notes to condensed consolidated financial statements.

                     DXP ENTERPRISES INC. AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



     On May 20, 1998, the Board of Directors of DXP Enterprises, Inc., a Texas corporation ("DXP" or the "Company"), approved an amendment to the Company's Restated Articles of Incorporation providing for a two-to-one reverse split of the Company's Common Stock. On July 6, 1998, the Company's shareholders approved the reverse stock split, which was effected on July 17, 1998. Unless otherwise noted, the information in this Report has been restated to give effect to the reverse stock split.



NOTE 1: BASIS OF PRESENTATION



     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The Company believes that the presentations and disclosures herein are adequate to make the information not misleading. The condensed consolidated financial statements reflect all elimination entries and adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods.



     The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements included in the Company's 10-K Annual Report for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



NOTE 2: THE COMPANY



     The Company was incorporated on July 26, 1996 in the State of Texas. The Company is a leading provider of maintenance, repair and operating ("MRO") products, equipment and services, including engineering expertise and logistics capabilities, to industrial customers. The Company provides a wide range of MRO products in the following categories: fluid handling equipment, bearings and power transmission equipment, general mill and safety supplies and electrical products. The Company also offers a line of valve and valve automation products to its customers.



NOTE 3: INVENTORY



     The Company uses the last-in, first-out ("LIFO") method of inventory valuation for approximately 60 percent of its inventories. Remaining inventories are accounted for using the first-in, first-out ("FIFO") method. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must necessarily be based on management's estimates of expected year-end inventory levels and costs. Because these are subject to many forces beyond management's control, interim results are subject to the final year-end LIFO inventory valuation. The reconciliation of FIFO inventory to LIFO basis is as follows:



                                                          SEPTEMBER 30,      DECEMBER 31,
                                                              1998               1997
                                                          -------------      ------------
                                                                  (IN THOUSANDS)
Finished goods..........................................     $29,609           $27,280
Work in process.........................................       3,136             2,276
                                                             -------           -------
Inventories at FIFO.....................................      32,745            29,556
Less -- LIFO allowance..................................      (3,788)           (3,538)
                                                             -------           -------
Inventories.............................................     $28,957           $26,018
                                                             =======           =======

                     DXP ENTERPRISES INC. AND SUBSIDIARIES

NOTE 4: ACQUISITIONS



     On February 26, 1998, a wholly-owned subsidiary of the Company acquired substantially all the assets of Tri-Electric Supply, Ltd. ("Tri-Electric"). The purchase price consisted of $6.2 million in cash, assumption of $1.6 million of trade payables and other accrued expenses and a deferred payment of up to a maximum of $275,000, based on the earnings before interest, taxes and depreciation of the acquired company, to be paid on March 31, 1999, if earned. The results of operations of Tri-Electric are included in the consolidated statements of income of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method of accounting. Goodwill of $3.9 million was recorded in connection with the acquisition. Goodwill may be adjusted based upon the final purchase price; however, it is anticipated that any such adjustment will be minimal.



     On May 31, 1998, a wholly-owned subsidiary of the Company acquired substantially all the assets of Lucky Electric & Supply, Inc. ("Lucky Electric"). The purchase price consisted of approximately $1.5 million in cash, a $735,000 promissory note and the assumption of $149,000 of trade payables and other accrued expenses. The results of operations of Lucky Electric are included in the consolidated statements of income of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method of accounting. Goodwill of $0.6 million was recorded in connection with the acquisition. Goodwill may be adjusted based upon the final purchase price; however, it is anticipated that any such adjustment will be minimal.



     Effective as of May 31, 1998, a wholly-owned subsidiary of the Company acquired substantially all the assets of M.W. Smith Equipment, Inc. ("Smith Equipment"). The purchase price consisted of approximately $4.2 million in cash and the assumption of $618,000 of trade payables and other accrued expenses. The results of operations of Smith Equipment are included in the consolidated statements of income of the Company from the date of acquisition. The acquisition has been accounted for using the purchase method of accounting. Goodwill of $2.7 million was recorded in connection with the acquisition. Goodwill may be adjusted based upon the final purchase price; however, it is anticipated that any such adjustment will be minimal.



     The Company is continuing its evaluation of the acquisitions described in this Note 4 as they relate to the purchase price allocation. The allocation of the purchase price is based on the best estimates of the Company using information currently available. Certain adjustments relating to these acquisitions are subject to change based upon the final determination of the fair values of the net assets acquired.



NOTE 5: LONG-TERM DEBT



     The Company currently has a combined line of credit for $50.0 million with a bank lender (the "Credit Facility"). In the second and again in the fourth quarter of 1998, the Company and its lender amended the Credit Facility. The amendments increased the borrowings under the term loan component of the Credit Facility from approximately $4.9 million to approximately $12.4 million upon conversion of $5.0 million of the amounts outstanding under the revolving loan component to the term loan and added an additional $2.5 million term loan component to be used for the purchase and renovation of real property to serve as the Company's corporate headquarters. To date, $1.7 million has been advanced under the real property term loan component. The Credit Facility, as amended, provides for a $15.0 million acquisition term loan to be used for acquisitions provided certain customary provisions related to combined cash flows and acquisition pricing are met and the Company obtains lender approval. To date, $3.5 million has been advanced under the acquisition term loan. Interest rates range from LIBOR plus 1.50 to LIBOR plus 3.00 depending upon the relationship of the Company's debt to cash flow and financial covenants tied to debt service levels and cash flow. At September 30, 1998, the Company had borrowings under the Credit Facility of $20.1 million at LIBOR plus 2.00 (approximately 7.64% at September 30, 1998). The remainder of the Company's borrowings under the Credit Facility bear interest at prime (8.25% at September 30, 1998) for a weighted average interest rate of 7.95%.

                     DXP ENTERPRISES INC. AND SUBSIDIARIES

     Borrowings under the Credit Facility are secured by receivables, inventory, and machinery and equipment and mature January 2000. An executive officer of the Company, who is also a shareholder and director of the Company, has personally guaranteed up to $500,000 of the obligations of the Company under the Credit Facility. Additionally, certain shares held in trust for this executive officer's children are pledged to secure borrowings under the Credit Facility. The borrowings available under the Credit Facility at September 30, 1998 were approximately $5.2 million. The Credit Facility contains customary affirmative and negative covenants as well as financial covenants that require the Company to maintain a positive cash flow and other financial ratios.



NOTE 6: SUBSEQUENT EVENTS



     On May 20, 1998, the Company's board of directors approved an amendment to the Company's Restated Articles of Incorporation providing for a two-to-one reverse stock split of the Company's Common Stock. Common stock, Paid-in-capital and Per share amounts have been restated to reflect the reverse split. On July 6, 1998, the Company's shareholders approved the reverse split. The reverse split was effected on July 17, 1998.



     The Company recently entered into a letter of intent to acquire the electrical product distribution assets and operations of Texas Electrical Supply Company ("TESCO") (the "Proposed Acquisition") for a total consideration of approximately $2.7 million in cash. Based on information provided to the Company, TESCO had $14.0 million in revenues in 1997. The Proposed Acquisition will expand the Company's electrical distribution capabilities.



     On July 17, 1998, the Company entered into an agreement with one of its shareholders to purchase 43,000 shares of Common Stock from the shareholder for $401,000, payable in two installments of $200,500 each. The first installment is due on or before September 1, 1998 and the second installment is due at any time after January 1, 1999 and before June 1, 1999.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Strategic Supply, Inc.:

     We have audited the accompanying consolidated balance sheets of Strategic Supply, Inc., a wholly-owned subsidiary of Strategic Distribution, Inc. (Parent), and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations and retained earnings (accumulated deficit) and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in note 2, on May 27, 1997, the Parent entered into an agreement to sell the Company. As a result of that transaction, the Company has written off its goodwill and certain other intangible assets as of December 31, 1996.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Strategic Supply, Inc. and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

El Paso, Texas
May 27, 1997

                     STRATEGIC SUPPLY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
                                                              -----------   -----------
Current assets:
  Cash and cash equivalents.................................  $   106,141   $         0
  Accounts receivable, net..................................    6,947,908     6,385,989
  Inventories...............................................    7,877,020     9,548,536
  Prepaid expenses and other current assets.................      226,614        30,190
                                                              -----------   -----------
          Total current assets..............................   15,157,683    15,964,715
Property and equipment, net.................................    2,300,739     2,401,595
Excess of cost over fair value of assets acquired, net......    2,448,164             0
Deferred tax asset..........................................      336,000       336,000
Other assets................................................      727,995        66,240
                                                              -----------   -----------
          Total assets......................................  $20,970,581   $18,768,550
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................  $ 6,261,349   $ 3,824,606
  Current portion of long-term debt.........................      138,659       339,470
  Due to Parent.............................................    7,451,445    13,593,445
                                                              -----------   -----------
          Total current liabilities.........................   13,851,453    17,757,521
Long-term debt..............................................      849,671       510,204
                                                              -----------   -----------
          Total liabilities.................................   14,701,124    18,267,725
                                                              -----------   -----------
Stockholder's Equity:
  Common stock, par value $.01 per share, Authorized: 10,000
     shares; issued and outstanding: 1,000 shares...........           10            10
  Additional paid-in capital................................    2,399,990     2,399,990
  Contribution to capital...................................      896,000       214,000
  Retained earnings (accumulated deficit)...................    2,973,457    (2,113,175)
                                                              -----------   -----------
          Total stockholder's equity........................    6,269,457       500,825
                                                              -----------   -----------
          Total liabilities and stockholder's equity........  $20,970,581   $18,768,550
                                                              ===========   ===========

                 See notes to consolidated financial statements

                     STRATEGIC SUPPLY, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                             (ACCUMULATED DEFICIT)

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1994           1995           1996
                                                      -----------    -----------    -----------
Revenues............................................  $46,366,524    $55,972,220    $50,972,098
Cost of sales.......................................   34,032,678     41,742,240     38,906,766
                                                      -----------    -----------    -----------
          Gross profit..............................   12,333,846     14,229,980     12,065,332
Selling, general and administrative expenses........   10,705,017     12,774,700     13,989,380
Restructuring charge................................            0              0        877,620
Special charges.....................................            0              0      2,836,363
                                                      -----------    -----------    -----------
          Operating income (loss)...................    1,628,829      1,455,280     (5,638,031)
  Interest expense..................................      570,151        120,483        130,601
                                                      -----------    -----------    -----------
          Income (loss) before income taxes.........    1,058,678      1,334,797     (5,768,632)
Income tax expense (benefit)........................      465,000        614,000       (682,000)
                                                      -----------    -----------    -----------
          Net income (loss).........................      593,678        720,797     (5,086,632)
Retained earnings, beginning of year................    1,658,982      2,252,660      2,973,457
                                                      -----------    -----------    -----------
Retained earnings (accumulated deficit), end of
  year..............................................  $ 2,252,660    $ 2,973,457    $(2,113,175)
                                                      ===========    ===========    ===========

                See notes to consolidated financial statements.

                     STRATEGIC SUPPLY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1994          1995          1996
                                                        -----------   -----------   -----------
Cash flows from operating activities:
  Net income (loss)...................................  $   593,678   $   720,797   $(5,086,632)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
     Depreciation and amortization....................      532,473       656,736       652,873
     Deferred taxes...................................      163,000        20,000             0
     Tax contribution (charge) from Parent............      302,000       574,000      (682,000)
     Restructuring charge.............................            0             0       877,620
     Special charges..................................            0             0     2,836,363
     Changes in operating assets and liabilities, net
       of effects of acquisitions:
       Accounts receivable............................   (1,429,378)   (1,598,454)      561,919
       Inventories....................................   (1,030,776)       (1,998)   (1,671,516)
       Prepaid expenses and other current assets......       18,214       (72,995)      196,424
       Accounts payable and accrued expenses..........      337,478        35,019    (2,854,138)
     Other, net.......................................      (55,190)       23,938        15,079
                                                        -----------   -----------   -----------
          Net cash provided by (used in) operating
            activities................................     (568,501)      357,043    (5,154,008)
                                                        -----------   -----------   -----------
Cash flows used in investing activities:
  Acquisition of businesses, net of cash acquired.....   (2,040,000)     (175,000)            0
  Additions of property and equipment.................     (338,102)     (642,461)     (955,477)
                                                        -----------   -----------   -----------
          Net cash used in investing activities.......   (2,378,102)     (817,461)     (955,477)
                                                        -----------   -----------   -----------
Cash flows from financing activities:
  Repayment of note payable...........................   (5,201,211)            0             0
  Borrowings from Parent..............................    8,498,018       498,024     6,142,000
  Repayment of long-term obligations..................     (408,108)     (191,832)     (138,656)
                                                        -----------   -----------   -----------
          Net cash provided by financing activities...    2,888,699       306,192     6,003,344
                                                        -----------   -----------   -----------
          Decrease in cash and cash equivalents.......      (57,904)     (154,226)     (106,141)
Cash and cash equivalents, at beginning of the year...      318,271       260,367       106,141
                                                        -----------   -----------   -----------
Cash and cash equivalents, at end of the year.........  $   260,367   $   106,141   $         0
                                                        ===========   ===========   ===========
Supplemental cash flow information:
  Taxes paid..........................................  $    12,223   $    78,288   $    47,766
  Interest paid.......................................      567,748        92,687        80,339

                 See notes to consolidated financial statements

                     STRATEGIC SUPPLY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS

     The Company is a leading provider of industrial supply services to commercial and industrial customers in the western United States. On May 24, 1996, the Company (formerly SafetyMaster Corporation) and Lewis Supply (Delaware), Inc. ("Lewis") were merged (the "Merger"). The Company was the surviving corporation of the Merger. The related companies were wholly-owned subsidiaries of Strategic Distribution, Inc. (the "Parent"). Accordingly, the Merger has been accounted for on an as if pooling basis in all periods presented. The Company is a wholly-owned subsidiary of the Parent.

     On May 27, 1997, the Parent entered into an agreement to sell the Company. The purchase price was net tangible assets, as defined therein.

(2) SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Coulson Technologies, Inc. All significant intercompany accounts and transactions have been eliminated. The preparation of the consolidated financial statements requires estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. Actual results could differ from these estimates.

  Disclosures About Fair Value of Financial Instruments

     The carrying amount of the Company's financial instruments approximate fair value due to their short maturity and variable interest rate feature.

  Inventories

     Inventories of finished goods are stated at the lower of cost (first-in, first-out basis) or market.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining life of the asset or the lease term. Maintenance and repairs are charged to expense. Major renewals and improvements are capitalized and depreciated over the remaining useful life of the asset. Estimated useful lives are as follows:

Building.................................................    20 years
Warehouse and office equipment...........................  5-12 years
Leasehold improvements...................................  5-14 years
Transportation equipment.................................   4-8 years

  Intangible Assets

     Excess of cost over fair value of net assets acquired ("Goodwill") is net of accumulated amortization of $377,000 at December 31, 1995.

     On May 27, 1997, the Parent entered into an agreement to sell the Company. The purchase price was net tangible assets, as defined therein, plus an earn-out note, payable only upon achievement of certain profitability levels over the next five years. Due to the uncertainty of achieving these profitability levels, the Company has written off $2,836,363 of Goodwill and other intangible assets. This write-off has been recorded

                     STRATEGIC SUPPLY, INC. AND SUBSIDIARY
in "Special Charges" in the accompanying Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit).

  Income Taxes

     The Parent and the Company file consolidated federal and state income tax returns. Income taxes in these financial statements have been calculated as if the Company had filed separate tax returns. Accordingly, in some instances, the amounts recorded may differ from those included in the consolidated tax returns.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(3) ACCOUNTS RECEIVABLE

     Accounts receivable is net of an allowance for doubtful accounts of $71,000 and $171,000 at December 31, 1995 and 1996, respectively.

(4) PROPERTY AND EQUIPMENT

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
Land........................................................  $  240,000   $  240,000
Building and leasehold improvements.........................     921,328      811,304
Warehouse and office equipment..............................   2,067,646    2,067,416
Transportation equipment....................................     249,339      334,947
                                                              ----------   ----------
                                                               3,478,313    3,453,667
Less: accumulated depreciation and amortization.............   1,177,574    1,052,072
                                                              ----------   ----------
                                                              $2,300,739   $2,401,595
                                                              ==========   ==========

(5) RELATED-PARTY TRANSACTIONS

     The Company has received advances from the Parent. The Company's results include an allocation from the Parent for interest expense. The Parent's interest expense is allocated based upon the pro rata share of intercompany borrowings. The allocated interest expense was $-0-, $20,000 and $49,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     Included in selling, general and administrative expenses are certain allocated expenses of the Parent of approximately $71,000, $215,000 and $440,000 for the years ended December 31, 1994, 1995 and 1996, respectively. These charges are to cover expenses incurred by the Parent to provide primarily accounting and legal services to the Company. Management believes the allocations are reasonable.

     Because of the relationship between the Company and its Parent, the amount of these transactions reflected in the accompanying financial statements may not have been the same as they would have been among unaffiliated parties.

                     STRATEGIC SUPPLY, INC. AND SUBSIDIARY

(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
Accounts payable............................................  $4,896,052   $2,367,550
Accrued expenses............................................     770,470    1,093,564
Payroll and related expenses................................     594,827      363,492
                                                              ----------   ----------
                                                              $6,261,349   $3,824,606
                                                              ==========   ==========

(7) LONG-TERM DEBT

     Long-term debt consists of several loans with a weighted average interest rates of 7.5% and 7.6% at December 31, 1995 and 1996, respectively.

     Principal payments due on long-term obligations during each of the next four years are: 1997: $339,470; 1998: $29,950; 1999: $18,461 and 2000: $461,793.

(8) ACQUISITION

     On June 16, 1994, the Company acquired certain assets of the Industrial Supplies Division of Lufkin Industries, Inc. (the "Lufkin Division"). The purchase price consisted of: (i) $2,040,000 in cash and (ii) a mortgage note in the amount of $600,000. The source of the cash portion of the purchase price was borrowings under a revolving bank facility.

     The method of accounting for this acquisition was the purchase accounting method. The results of operations of the Lufkin Division are included in the Company's statements of operations from the date of acquisition.

(9) RESTRUCTURING CHARGE

     In connection with the Merger, the Company recorded a restructuring charge aggregating $877,620 for employee termination benefits, asset write-offs and lease payments. The termination benefits were paid and asset write-offs were recorded in 1996, and lease payments will be made in accordance with their original terms. As of December 31, 1996, the remaining restructuring liability was approximately $131,000, which represented unpaid leases.

     In addition, the Company incurred approximately $485,000 of one-time expenses associated with the Merger and branch closings, which amount has been included in selling, general and administrative expenses.

(10) RETIREMENT PLAN

     The Company has a qualified defined contribution plan (the "Retirement Savings Plan") for employees who meet certain eligibility requirements. Contributions to the Retirement Savings Plan are at the discretion of the Board of Directors and are limited to the amount deductible for Federal income tax purposes. The expense for the Retirement Savings Plan was $23,848, $31,671 and $24,580 for the years ended December 31, 1994, 1995 and 1996, respectively.

                     STRATEGIC SUPPLY, INC. AND SUBSIDIARY

(11) INCOME TAXES

     The income tax expense (benefit) in the Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) is as follows:

                                                        1994       1995       1996
                                                      --------   --------   ---------
Current
  Federal...........................................  $234,000   $460,000   $(682,000)
  State.............................................    68,000    134,000          --
Deferred
  Federal...........................................   138,000     16,000          --
  State.............................................    25,000      4,000          --
                                                      --------   --------   ---------
                                                      $465,000   $614,000   $(682,000)
                                                      ========   ========   =========

     A reconciliation of the expected Federal income tax expense at the statutory rate to the Company's income tax expense follows:

                                                     1994        1995         1996
                                                   --------    --------    -----------
Expected tax expense.............................  $360,000    $454,000    $(1,961,000)
Increase (reduction) in tax expense resulting
  from:
  State taxes....................................    61,000      91,000             --
  Valuation allowance, federal...................        --          --        260,000
  Goodwill and other special charges.............    25,000      36,000      1,006,000
  Other..........................................    19,000      33,000         13,000
                                                   --------    --------    -----------
                                                   $465,000    $614,000    $  (682,000)
                                                   ========    ========    ===========

     In 1994, 1995 and 1996, the Parent had no federal or state consolidated tax liabilities allocable to the Company, therefore no taxes are due to or from the Parent under a tax sharing provision. Accordingly, the 1994 and 1995 current expenses of $302,000 and $594,000, respectively, have been reported as contribution to capital in 1994 and 1995 and the 1996 tax benefit of $682,000 has been reported as a reduction to contributed capital.

                     STRATEGIC SUPPLY, INC. AND SUBSIDIARY

     The components of the net deferred tax asset were as follows:

                                                                1995        1996
                                                              --------    ---------
Deferred tax assets:
  Net operating loss carryforward (expires during the period
     ending 2011)...........................................  $     --    $ 122,000
  Accounts receivable.......................................    27,000       60,000
  Inventories...............................................   362,000      354,000
  Accrued expenses..........................................   156,000      245,000
  Vacation accrual..........................................    57,000       99,000
  Other.....................................................    11,000       34,000
  Valuation allowances......................................        --     (280,000)
                                                              --------    ---------
          Total deferred tax asset..........................   613,000      634,000
                                                              --------    ---------
Deferred tax liabilities:
  Property and equipment....................................   141,000      153,000
  Other assets..............................................   123,000      132,000
  Goodwill..................................................    13,000       13,000
                                                              --------    ---------
          Total deferred tax liability......................   277,000      298,000
                                                              --------    ---------
Net deferred tax asset......................................  $336,000    $ 336,000
                                                              ========    =========

     At December 31, 1996, a valuation allowance was established to reduce deferred tax assets to amounts that are more likely than not to be realized.

(12) STOCKHOLDER'S EQUITY

     The Parent's credit facility is collateralized by substantially all of the Company's assets and a pledge of all of the Company's capital stock.

(13) LEASE COMMITMENTS

     The Company leases equipment and real estate for initial terms of five to eight years. The minimum future rental payments for operating leases with initial noncancelable lease terms in excess of one year as of December 31, 1996 are as follows:

1997..............................................  $462,000
1998..............................................   363,000
1999..............................................   225,000
2000..............................................   137,000
2001..............................................    98,000
Thereafter........................................    65,000

     Rental expense for the years ended December 31, 1994, 1995 and 1996 was $576,509, $644,765, and $639,840, respectively.

                     STRATEGIC SUPPLY, INC. AND SUBSIDIARY

(14) SUPPLEMENTAL CASH FLOW INFORMATION

     In conjunction with acquisition of the Lufkin Division in 1994, liabilities assumed and refinanced were:

Fair value of assets acquired...............................  $3,539,810
Net cash....................................................   2,040,000
                                                              ----------
Liabilities assumed.........................................  $1,499,810
                                                              ==========

     In 1995, there was a $175,000 adjustment to the purchase price in connection with the acquisition of Lewis.

                     [MAP OF THE UNITED STATES IDENTIFYING
                       HEADQUARTERS AND BRANCH LOCATIONS]


     DXP Enterprises, Inc. provides maintenance, repair and operating products, equipment and services to industrial customers throughout the Southern and Rocky Mountain regions of the United States.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................     3
Risk Factors...........................     8
Special Note Regarding Forward-Looking
  Statements...........................    11
Use of Proceeds........................    11
Price Range of Common Stock and
  Dividend Policy......................    12
Capitalization.........................    13
Dilution...............................    14
Selected Consolidated Financial Data...    15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    17
Business...............................    24
Management.............................    31
Certain Transactions...................    35
Security Ownership of Management,
  Principal Shareholders and Selling
  Shareholders.........................    36
Description of Capital Stock...........    39
Underwriting...........................    43
Legal Matters..........................    45
Experts................................    45
Available Information..................    45
Financial Statements...................   F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                                1,700,000 UNITS


                          [DXP ENTERPRISES, INC. LOGO]


                             ---------------------


                                   PROSPECTUS
                             ---------------------

                                     [LOGO]


                         J.P. TURNER & COMPANY, L.L.C.



                                          , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the Offering are:


Securities and Exchange Commission Registration Fee.........  $ 13,225
NASD Filing Fee.............................................     5,257
Nasdaq National Market Listing Fee..........................    17,500
Legal Fees and Expenses.....................................   175,000
Accounting Fees and Expenses................................   150,000
Printing Expenses...........................................   150,000
Transfer Agent, Warrant Agent and Registrar Fees............     3,500
Miscellaneous...............................................   400,018
                                                              --------
          TOTAL.............................................  $914,500
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.01-1 of the Texas Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

     Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under
Article 2.02-1 of the TBCA.

     The Company's Restated Articles of Incorporation, as amended, and Bylaws provide for indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBCA. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Company's Bylaws.

     The above discussion of the TBCA and the Company's Restated Articles of Incorporation, as amended and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statute, the Restated Articles of Incorporation and Bylaws, respectively.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In July 1996, David R. Little, Chairman of the Board, President and Chief Executive Officer of the Company, purchased 100 shares of Common Stock for an aggregate consideration of $1,000.

     In December 1996, pursuant to the SEPCO Reorganization and the Newman Merger, Halter Financial Group, Inc., a consulting firm ("Halter"), and certain transferees of Halter received an aggregate of 347,391 shares of Common Stock in exchange for shares of common stock, no par value, of Newman ("Newman Common Stock"). The shares of Common Stock that Newman and its transferees received in such exchange were not registered in connection with the SEPCO Reorganization and the Newman Merger. The shares of Newman Common Stock were issued to Halter in connection with consulting and related services provided by Halter in the SEPCO Reorganization and the Newman Merger.

     In June 1997, in connection with its acquisition of Pelican, the Company issued 280,428 shares of Common Stock to the seller of Pelican as part of the purchase price for the acquisition.

     In August 1997, the Company issued 6,603 shares of Common Stock for an aggregate consideration of $9,250 to an employee pursuant to the exercise of a stock option granted under the Company's Long-Term Incentive Plan. The consideration for such shares was paid in accordance with the "cashless exercise" provisions of the stock option pursuant to which the Company withheld approximately 1,397 shares of Common Stock subject to the stock option to pay the exercise price.


     In May 1998, the Company issued 1,537 shares of Common Stock for an aggregate consideration of $4,625 to an employee pursuant to the exercise of a stock option granted under the Company's Long-Term Incentive Plan. The consideration for such shares was paid in accordance with the "cashless exercise" provisions of the stock option pursuant to which the Company withheld approximately 462 shares of Common Stock subject to the stock option to pay the exercise price.



     In May 1998, the Company issued 42,400 shares of Common Stock for an aggregate consideration of $15,953 to an employee pursuant to the exercise of a stock option.



     The Company considers all of such securities to have been offered and sold or exchanged, as the case may be, in transactions not involving a public offering and, therefore, to be exempted from registration under Section 4(2) of the Securities Act. None of the foregoing transactions involved underwriters.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


          *1.1           -- Form of Underwriting Agreement.
           3.1           -- Restated Articles of Incorporation, as amended
                            (incorporated by reference to Exhibit 4.1 to the
                            Registrant's Registration Statement on Form S-8 (Reg. No.
                            333-61953), filed with the Commission on August 20,
                            1998).
           3.2           -- Bylaws (incorporated by reference to Exhibit 3.2 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          *4.1           -- Form of Common Stock certificate (incorporated by
                            reference to Exhibit 4.3 to the Registrant's Registration
                            Statement on Form S-8 (Reg. No. 333-61953), filed with
                            the Commission on August 20, 1998).
          *4.2           -- Form of Warrant Certificate.
          *4.3           -- Form of Warrant Agreement.
           4.4           -- See Exhibit 3.1 for provisions of the Company's Restated
                            Articles of Incorporation, as amended, defining the
                            rights of the holders of Common Stock.
           4.5           -- See Exhibit 3.2 for provisions of the Company's Bylaws
                            defining the rights of holders of Common Stock.
          *5.1           -- Opinion of Fulbright & Jaworski L.L.P.

          10.1           -- DXP Enterprises, Inc. Long Term Incentive Plan, as
                            amended (incorporated by reference to Exhibit 4.4 to the
                            Registrant's Registration Statement on Form S-8 (Reg. No.
                            333-61953), filed with the Commission on August 20,
                            1998).
          10.2           -- Stock Option Agreement dated effective as of May 7, 1996, between SEPCO Industries, Inc. and Kenneth H. Miller
                            (incorporated by reference to Exhibit 10.2 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          10.3           -- Stock Option Agreement dated effective as of May 7, 1996, between SEPCO Industries, Inc. and Tommy Orr
                            (incorporated by reference to Exhibit 10.3 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          10.4           -- Stock Option Agreement dated effective as of May 7, 1996, between SEPCO Industries, Inc. and Cletus Davis
                            (incorporated by reference to Exhibit 10.4 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          10.5           -- Amended and Restated Stock Option Agreement dated
                            effective as of March 31, 1996, between SEPCO Industries,
                            Inc. and Jerry J. Jones (incorporated by reference to
                            Exhibit 10.5 to the Registrant's Registration Statement
                            on Form S-4 (Reg. No. 333-10021), filed with the
                            Commission on August 12, 1996).
          10.6           -- Amended and Restated Stock Option Agreement dated
                            effective as of March 31, 1996, between SEPCO Industries,
                            Inc. and Bryan H. Wimberly (incorporated by reference to
                            Exhibit 10.6 to the Registrant's Registration Statement
                            on Form S-4 (Reg. No. 333-10021), filed with the
                            Commission on August 12, 1996).
          10.7           -- Amended and Restated Stock Option Agreement dated
                            effective as of March 31, 1996, between SEPCO Industries,
                            Inc. and David R. Little (incorporated by reference to
                            Exhibit 10.7 to the Registrant's Registration Statement
                            on Form S-4 (Reg. No. 333-10021), filed with the
                            Commission on August 12, 1996).
         +10.8           -- Employment Agreement dated effective as of July 15, 1996, between SEPCO Industries, Inc. and David R. Little, as
                            amended by Amendment to Employment Agreement dated
                            effective May 21, 1998.
         +10.9           -- Employment Agreement dated as of July 1, 1996, between
                            SEPCO Industries, Inc. and Jerry J. Jones, as amended by
                            Amendment to Employment Agreement dated effective May 21,
                            1998.
          10.10          -- Employment Agreement dated as of July 1, 1996, between
                            SEPCO Industries, Inc. and Bryan H. Wimberly, as amended
                            by Amendment to Employment Agreement dated effective May
                            21, 1998 and Amendment to Employment Agreement dated
                            effective June 30, 1998 (incorporated by reference to
                            Exhibit 10.1 to the Registrant's Quarterly Report on Form
                            10-Q for the quarterly period ended June 30, 1997, filed
                            with the Commission on August 10, 1998).
         +10.11          -- Employment Agreement dated as of July 1, 1996, between
                            SEPCO Industries, Inc. and Gary A. Allcorn, as amended by
                            Amendment to Employment Agreement dated effective May 21,
                            1998.

          10.12          -- Second Amended and Restated Loan and Security Agreement
                            dated effective as of April 1, 1994, by and between
                            Barclays Business Credit, Inc. and SEPCO Industries,
                            Inc., as amended by First Amendment to Second Amended and
                            Restated Loan and Security Agreement and Secured
                            Promissory Note dated May   , 1995, by and between SEPCO
                            Industries, Inc. and Shawmut Capital Corporation,
                            successor-in-interest by assignment to Barclays Business
                            Credit, Inc., as amended by Second Amendment to Second
                            Amended and Restated Loan and Security Agreement dated
                            April 3, 1996, by and between SEPCO Industries, Inc. and
                            Fleet Capital Corporation, formerly known as Shawmut
                            Capital Corporation, as amended by Third Amendment to
                            Second Amended and Restated Loan and Security Agreement
                            dated September 9, 1996, by and between SEPCO Industries,
                            Inc. and Bayou Pumps, Inc. and Fleet Capital Corporation,
                            as amended by Fourth Amendment to Second Amended and
                            Restated Loan and Security Agreement dated October 24,
                            1996, by and between SEPCO Industries, Inc. American MRO,
                            Inc. and Fleet Capital Corporation and as amended by
                            Letter Agreement dated November 4, 1996, from Fleet
                            Capital Corporation to SEPCO Industries, Inc., Bayou
                            Pumps, Inc. and American MRO, Inc. (incorporated by
                            reference to Exhibit 10.13 to Amendment No. 4 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on November 6,
                            1996).
          10.13          -- Fifth Amendment to Second Amended and Restated Loan and
                            Security Agreement dated June 2, 1997, by and among Sepco
                            Industries, Inc., Bayou Pumps, Inc., American MRO, Inc.
                            and Fleet Capital Corporation (incorporated by reference
                            to Exhibit 10.1 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.14          -- Sixth Amendment to Second Amended and Restated Loan and
                            Security Agreement and Amendment to Other Agreements
                            dated April 29, 1998, by and among SEPCO Industries,
                            Inc., Bayou Pumps, Inc. and American MRO, Inc. and Fleet
                            Capital Corporation (incorporated by reference to Exhibit
                            10.1 to the Registrant's Quarterly Report on Form 10-Q,
                            filed with the Commission on May 14, 1998).
          10.15          -- Seventh Amendment to Second Amended and Restated Loan and
                            Security Agreement dated June 30, 1998, by and among
                            SEPCO Industries, Inc., Bayon Pumps, Inc., American MRO,
                            Inc. and Fleet Capital Corporation (incorporated by
                            reference to Exhibit 10.2 to the Registrant's Quarterly
                            Report on Form 10-Q for the quarterly period ended June
                            30, 1997, filed with the Commission on August 10, 1998).
          10.16          -- Eight Amendment to Second Amended and Restated Loan and
                            Security Agreement dated October 20, 1998 by and among
                            SEPCO Industries, Inc., Bayou Pumps, Inc., American MRO,
                            Inc. and Fleet Capital Corporation (incorporated by
                            reference to Exhibit 10.1 to the Registrant's Quarterly
                            Report on Form 10-Q for the quarterly period ended
                            September 30, 1998, filed with the Commission on November
                            13, 1998).
          10.17          -- Promissory Note dated December 31, 1989, in the aggregate principal amount of $149,910.00, made by David R. Little
                            and payable to SEPCO Industries, Inc. (incorporated by
                            reference to Exhibit 10.14 to the Registrant's
                            Registration Statement on Form S-4 (Reg. No. 333-10021),
                            filed with the Commission on August 12, 1996).

          10.18          -- Promissory Note dated December 31, 1989, in the aggregate principal amount of $58,737.00, made by David R. Little
                            and payable to SEPCO Industries, Inc. (incorporated by
                            reference to Exhibit 10.15 to the Registrant's
                            Registration Statement on Form S-4 (Reg. No. 333-10021),
                            filed with the Commission on August 12, 1996).
          10.19          -- Vehicle Lease Agreement dated July 28, 1993, by and
                            between World Omni Financial Corp. and SEPCO Industries,
                            Inc. (incorporated by reference to Exhibit 10.16 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          10.20          -- Real Estate Note dated November 8, 1979, by Southern
                            Engine & Pump Company, payable to the order of
                            Southwestern Life Insurance Company (incorporated by
                            reference to Exhibit 10.17 to the Registrant's
                            Registration Statement on Form S-4 (Reg. No. 333-10021),
                            filed with the Commission on August 12, 1996).
          10.21          -- SEPCO Industries, Inc. Employee Stock Ownership Plan
                            (incorporated by reference to Exhibit 10.18 to Amendment
                            No. 1 to the Registrant's Registration Statement on Form
                            S-4 (Reg. No. 333-10021), filed with the Commission on
                            August 13, 1996).
          10.22          -- Amendment No. Two to Sepco Industries, Inc. Employee
                            Stock Ownership Plan (incorporated by reference to
                            Exhibit 10.38 to the Registrant's Annual Report on Form
                            10-K, filed with the Commission on February 26, 1998).
          10.23          -- Amendment No. Three to Sepco Industries, Inc. Employee
                            Stock Ownership Plan (incorporated by reference to
                            Exhibit 10.39 to the Registrant's Annual Report on Form
                            10-K, filed with the Commission on February 26, 1998).
          10.24          -- Loan and Security Agreement dated June 16, 1997, by and between Fleet Capital Corporation and DXP Acquisition,
                            Inc. d/b/a Strategic Acquisition, Inc. (incorporated by
                            reference to Exhibit 10.2 to Amendment No. 1 to the
                            Registrant's Quarterly Report on Form 10-Q on Form 10-Q/A
                            for the quarterly period ended June 30, 1997, filed with
                            the Commission on November 17, 1997).
          10.25          -- Amendment to Loan and Security Agreement dated April 29,
                            1998, by and between DXP Acquisition, Inc., d/b/a
                            Strategic Acquisition, Inc. and Fleet Capital Corporation
                            (incorporated by reference to Exhibit 10.3 to the
                            Registrant's Quarterly Report on Form 10-Q, filed with
                            the Commission on May 14, 1998).
          10.26          -- Second Amendment to Loan and Security Agreement dated
                            October 20, 1998, by and between DXP Acquisition, Inc.
                            and Fleet Capital Corporation (incorporated by reference
                            to Exhibit 10.2 to Registrant's Quarterly Report on Form
                            10-Q for the quarterly period ended September 30, 1998,
                            filed with the Commission on November 13, 1998).
          10.27          -- Continuing Guaranty Agreement dated June 16, 1997, by
                            Pelican State Supply Company, Inc., guarantying the
                            indebtedness of DXP Acquisition, Inc. d/b/a Strategic
                            Acquisition, Inc. to Fleet Capital Corporation
                            (incorporated by reference to Exhibit 10.3 to Amendment
                            No. 1 to the Registrant's Quarterly Report on Form 10-Q
                            on Form 10-Q/A for the quarterly period ended June 30,
                            1997, filed with the Commission on November 17, 1997).
          10.28          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Enterprises, Inc., guarantying the indebtedness of DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.4 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).

          10.29          -- Continuing Guaranty Agreement dated June 16, 1997, by
                            Sepco Industries, Inc., guarantying the indebtedness of
                            DXP Acquisition, Inc. d/b/a Strategic Acquisition, Inc.
                            to Fleet Capital Corporation (incorporated by reference
                            to Exhibit 10.5 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.30          -- Continuing Guaranty Agreement dated June 16, 1997, by
                            American MRO, Inc., guarantying the indebtedness of DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.6 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.31          -- Continuing Guaranty Agreement dated June 16, 1997, by
                            Bayou Pumps, Inc., guarantying the indebtedness of DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.7 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.32          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc.,
                            guarantying the indebtedness of Sepco Industries, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.8 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.33          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc.,
                            guarantying the indebtedness of American MRO, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.9 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.34          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc.,
                            guarantying the indebtedness of Bayou Pumps, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.10 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.35          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc.,
                            guarantying the indebtedness of Pelican State Supply
                            Company, Inc. to Fleet Capital Corporation (incorporated
                            by reference to Exhibit 10.11 to Amendment No. 1 to the
                            Registrant's Quarterly Report on Form 10-Q on Form 10-Q/A
                            for the quarterly period ended June 30, 1997, filed with
                            the Commission on November 17, 1997).
          10.36          -- Loan and Security Agreement dated May 29, 1997, by and
                            between Fleet Capital Corporation and Pelican State
                            Supply Company, Inc. (incorporated by reference to
                            Exhibit 10.12 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.37          -- Amendment to Loan and Security Agreement dated April 29,
                            1998, by and between Pelican State Supply Company, Inc.
                            and Fleet Capital Corporation (incorporated by reference
                            to Exhibit 10.2 to the Registrant's Quarterly Report on
                            Form 10-Q, filed with the Commission on May 14, 1998).

              10.38          -- Second Amendment to Loan and Security Agreement dated October 20, 1998, by and between
                                Pelican State Supply Company, Inc. and Fleet Capital Corporation (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended
                                September 30, 1998, filed with the Commission on November 13, 1998).
              10.39          -- Continuing Guaranty Agreement dated May 29, 1997, by DXP Enterprises, Inc., guarantying the indebtedness of Pelican State Company, Inc. to Fleet Capital Corporation
                                (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registrant's
                                Quarterly Report on Form 10-Q on Form 10-Q/A for the quarterly period ended June 30,
                                1997, filed with the Commission on November 17, 1997).
              10.40          -- Continuing Guaranty Agreement dated May 29, 1997, by Sepco Industries, Inc., guarantying the indebtedness of Pelican State Supply Company, Inc. to Fleet Capital
                                Corporation (incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the
                                Registrant's Quarterly Report on Form 10-Q on Form 10-Q/A for the quarterly period ended June 30, 1997, filed with the Commission on November 17, 1997).
              10.41          -- Continuing Guaranty Agreement dated May 29, 1997, by American MRO, Inc., guarantying the indebtedness of Pelican State Company, Inc. to Fleet Capital Corporation
                                (incorporated by reference to Exhibit 10.15 to Amendment No. 1 to the Registrant's
                                Quarterly Report on Form 10-Q on Form 10-Q/A for the quarterly period ended June 30,
                                1997, filed with the Commission on November 17, 1997).
              10.42          -- Continuing Guaranty Agreement dated May 29, 1997, by Bayou Pumps, Inc., guarantying the indebtedness of Pelican State Supply Company, Inc. to Fleet Capital Corporation
                                (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to the Registrant's
                                Quarterly Report on Form 10-Q on Form 10-Q/A for the quarterly period ended June 30,
                                1997, filed with the Commission on November 17, 1997).
              10.43          -- Continuing Guaranty Agreement dated May 29, 1997, by Pelican State Supply Company,
                                Inc., guarantying the indebtedness of Sepco Industries, Inc. to Fleet Capital
                                Corporation (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to the
                                Registrant's Quarterly Report on Form 10-Q on Form 10-Q/A for the quarterly period ended June 30, 1997, filed with the Commission on November 17, 1997).
              10.44          -- Continuing Guaranty Agreement dated May 29, 1997, by Pelican State Supply Company,
                                Inc., guarantying the indebtedness of American MRO, Inc. to Fleet Capital Corporation
                                (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Registrant's
                                Quarterly Report on Form 10-Q on Form 10-Q/A for the quarterly period ended June 30,
                                1997, filed with the Commission on November 17, 1997).
              10.45          -- Continuing Guaranty Agreement dated May 29, 1997, by Pelican State Supply Company,
                                Inc., guarantying the indebtedness of Bayou Pumps, Inc. to Fleet Capital Corporation
                                (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Registrant's
                                Quarterly Report on Form 10-Q on Form 10-Q/A for the quarterly period ended June 30,
                                1997, filed with the Commission on November 17, 1997).
              10.46          -- Secured Promissory Note dated April 29, 1998, payable by SEPCO Industries, Inc., Bayou
                                Pumps, Inc. and American MRO, Inc. to Fleet Capital Corporation (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the
                                quarterly period ended March 31, 1998, filed with the Commission on May 14, 1998).
             *10.47          -- Form of Underwriters Warrant.
              11.1           -- Statement re Computation of Per Share Earnings.

          21.1           -- Subsidiaries of the Company (incorporated by reference to
                            Exhibit 21.1 to the Registrant's Annual Report on Form
                            10-K for the annual period ended December 31, 1997, filed
                            with the Commission on February 26, 1998).
          23.1           -- Consent of Arthur Andersen LLP.
          23.2           -- Consent of KPMG Peat Marwick LLP.
         *23.3           -- Consent of Fulbright & Jaworski L.L.P. (contained in
                            Exhibit 5.1).
         +24.1           -- Powers of Attorney.


---------------

* To be filed by amendment.


+ Previously filed.


     As permitted by Item 601(b)(4) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company, if any, because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

     (b) Financial Statement Schedules: None.

ITEM 17. UNDERTAKINGS.


     The undersigned Registrant hereby undertakes:



          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;



             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and



          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 1st day of December, 1998.


                                            DXP ENTERPRISES, INC.
                                            (Registrant)

                                            By:     /s/ DAVID R. LITTLE
                                              ----------------------------------
                                                       David R. Little
                                               Chairman of the Board, President
                                                              and
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                 /s/ DAVID R. LITTLE                   Chairman of the Board,         December 1, 1998
-----------------------------------------------------    President, Chief Executive
                   David R. Little                       Officer and Director
                                                         (Principal Executive
                                                         Officer)

                          *                            Director                       December 1, 1998
-----------------------------------------------------
                   Jerry J. Jones

                 /s/ GARY A. ALLCORN                   Senior Vice                    December 1, 1998
-----------------------------------------------------    President/Finance and
                   Gary A. Allcorn                       Chief Financial Officer
                                                         (Principal Financial and
                                                         Accounting Officer)

                          *                            Director                       December 1, 1998
-----------------------------------------------------
                    Cletus Davis

                          *                            Director                       December 1, 1998
-----------------------------------------------------
                  Kenneth H. Miller

                          *                            Director                       December 1, 1998
-----------------------------------------------------
                    Thomas V. Orr

              *By: /s/ GARY A. ALLCORN                                                December 1, 1998
   -----------------------------------------------
                   Gary A. Allcorn
              Attorney-in-Fact for each
              of the persons indicated

                               INDEX TO EXHIBITS


          *1.1           -- Form of Underwriting Agreement.
           3.1           -- Restated Articles of Incorporation, as amended
                            (incorporated by reference to Exhibit 4.1 to the
                            Registrant's Registration Statement on Form S-8 (Reg. No.
                            333-61953), filed with the Commission on August 20,
                            1998).
           3.2           -- Bylaws (incorporated by reference to Exhibit 3.2 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          *4.1           -- Form of Common Stock certificate (incorporated by
                            reference to Exhibit 4.3 to the Registrant's Registration
                            Statement on Form S-8 (Reg. No. 333-61953), filed with
                            the Commission on August 20, 1998).
          *4.2           -- Form of Warrant Certificate.
          *4.3           -- Form of Warrant Agreement.
           4.4           -- See Exhibit 3.1 for provisions of the Company's Restated
                            Articles of Incorporation, as amended, defining the
                            rights of the holders of Common Stock.
           4.5           -- See Exhibit 3.2 for provisions of the Company's Bylaws
                            defining the rights of holders of Common Stock.
          *5.1           -- Opinion of Fulbright & Jaworski L.L.P.
          10.1           -- DXP Enterprises, Inc. Long Term Incentive Plan, as
                            amended (incorporated by reference to Exhibit 4.4 to the
                            Registrant's Registration Statement on Form S-8 (Reg. No.
                            333-61953), filed with the Commission on August 20,
                            1998).
          10.2           -- Stock Option Agreement dated effective as of May 7, 1996, between SEPCO Industries, Inc. and Kenneth H. Miller
                            (incorporated by reference to Exhibit 10.2 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          10.3           -- Stock Option Agreement dated effective as of May 7, 1996, between SEPCO Industries, Inc. and Tommy Orr
                            (incorporated by reference to Exhibit 10.3 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          10.4           -- Stock Option Agreement dated effective as of May 7, 1996, between SEPCO Industries, Inc. and Cletus Davis
                            (incorporated by reference to Exhibit 10.4 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          10.5           -- Amended and Restated Stock Option Agreement dated
                            effective as of March 31, 1996, between SEPCO Industries,
                            Inc. and Jerry J. Jones (incorporated by reference to
                            Exhibit 10.5 to the Registrant's Registration Statement
                            on Form S-4 (Reg. No. 333-10021), filed with the
                            Commission on August 12, 1996).
          10.6           -- Amended and Restated Stock Option Agreement dated
                            effective as of March 31, 1996, between SEPCO Industries,
                            Inc. and Bryan H. Wimberly (incorporated by reference to
                            Exhibit 10.6 to the Registrant's Registration Statement
                            on Form S-4 (Reg. No. 333-10021), filed with the
                            Commission on August 12, 1996).
          10.7           -- Amended and Restated Stock Option Agreement dated
                            effective as of March 31, 1996, between SEPCO Industries,
                            Inc. and David R. Little (incorporated by reference to
                            Exhibit 10.7 to the Registrant's Registration Statement
                            on Form S-4 (Reg. No. 333-10021), filed with the
                            Commission on August 12, 1996).
         +10.8           -- Employment Agreement dated effective as of July 15, 1996, between SEPCO Industries, Inc. and David R. Little, as
                            amended by Amendment to Employment Agreement dated
                            effective May 21, 1998.
         +10.9           -- Employment Agreement dated as of July 1, 1996, between
                            SEPCO Industries, Inc. and Jerry J. Jones, as amended by
                            Amendment to Employment Agreement dated effective May 21,
                            1998.

          10.10          -- Employment Agreement dated as of July 1, 1996, between
                            SEPCO Industries, Inc. and Bryan H. Wimberly, as amended
                            by Amendment to Employment Agreement dated effective May
                            21, 1998 and Amendment to Employment Agreement dated
                            effective June 30, 1998 (incorporated by reference to
                            Exhibit 10.1 to the Registrant's Quarterly Report on Form
                            10-Q for the quarterly period ended June 30, 1997, filed
                            with the Commission on August 10, 1998).
         +10.11          -- Employment Agreement dated as of July 1, 1996, between
                            SEPCO Industries, Inc. and Gary A. Allcorn, as amended by
                            Amendment to Employment Agreement dated effective May 21,
                            1998.
          10.12          -- Second Amended and Restated Loan and Security Agreement
                            dated effective as of April 1, 1994, by and between
                            Barclays Business Credit, Inc. and SEPCO Industries,
                            Inc., as amended by First Amendment to Second Amended and
                            Restated Loan and Security Agreement and Secured
                            Promissory Note dated May   , 1995, by and between SEPCO
                            Industries, Inc. and Shawmut Capital Corporation,
                            successor-in-interest by assignment to Barclays Business
                            Credit, Inc., as amended by Second Amendment to Second
                            Amended and Restated Loan and Security Agreement dated
                            April 3, 1996, by and between SEPCO Industries, Inc. and
                            Fleet Capital Corporation, formerly known as Shawmut
                            Capital Corporation, as amended by Third Amendment to
                            Second Amended and Restated Loan and Security Agreement
                            dated September 9, 1996, by and between SEPCO Industries,
                            Inc. and Bayou Pumps, Inc. and Fleet Capital Corporation,
                            as amended by Fourth Amendment to Second Amended and
                            Restated Loan and Security Agreement dated October 24,
                            1996, by and between SEPCO Industries, Inc. American MRO,
                            Inc. and Fleet Capital Corporation and as amended by
                            Letter Agreement dated November 4, 1996, from Fleet
                            Capital Corporation to SEPCO Industries, Inc., Bayou
                            Pumps, Inc. and American MRO, Inc. (incorporated by
                            reference to Exhibit 10.13 to Amendment No. 4 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on November 6,
                            1996).
          10.13          -- Fifth Amendment to Second Amended and Restated Loan and
                            Security Agreement dated June 2, 1997, by and among Sepco
                            Industries, Inc., Bayou Pumps, Inc., American MRO, Inc.
                            and Fleet Capital Corporation (incorporated by reference
                            to Exhibit 10.1 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.14          -- Sixth Amendment to Second Amended and Restated Loan and
                            Security Agreement and Amendment to Other Agreements
                            dated April 29, 1998, by and among SEPCO Industries,
                            Inc., Bayou Pumps, Inc. and American MRO, Inc. and Fleet
                            Capital Corporation (incorporated by reference to Exhibit
                            10.1 to the Registrant's Quarterly Report on Form 10-Q,
                            filed with the Commission on May 14, 1998).
          10.15          -- Seventh Amendment to Second Amended and Restated Loan and
                            Security Agreement dated June 30, 1998, by and among
                            SEPCO Industries, Inc., Bayon Pumps, Inc., American MRO,
                            Inc. and Fleet Capital Corporation (incorporated by
                            reference to Exhibit 10.2 to the Registrant's Quarterly
                            Report on Form 10-Q for the quarterly period ended June
                            30, 1997, filed with the Commission on August 10, 1998).
          10.16          -- Eight Amendment to Second Amended and Restated Loan and
                            Security Agreement dated October 20, 1998 by and among
                            SEPCO Industries, Inc., Bayou Pumps, Inc., American MRO,
                            Inc. and Fleet Capital Corporation (incorporated by
                            reference to Exhibit 10.1 to the Registrant's Quarterly
                            Report on Form 10-Q for the quarterly period ended
                            September 30, 1998, filed with the Commission on November
                            13, 1998).

          10.17          -- Promissory Note dated December 31, 1989, in the aggregate principal amount of $149,910.00, made by David R. Little
                            and payable to SEPCO Industries, Inc. (incorporated by
                            reference to Exhibit 10.14 to the Registrant's
                            Registration Statement on Form S-4 (Reg. No. 333-10021),
                            filed with the Commission on August 12, 1996).
          10.18          -- Promissory Note dated December 31, 1989, in the aggregate principal amount of $58,737.00, made by David R. Little
                            and payable to SEPCO Industries, Inc. (incorporated by
                            reference to Exhibit 10.15 to the Registrant's
                            Registration Statement on Form S-4 (Reg. No. 333-10021),
                            filed with the Commission on August 12, 1996).
          10.19          -- Vehicle Lease Agreement dated July 28, 1993, by and
                            between World Omni Financial Corp. and SEPCO Industries,
                            Inc. (incorporated by reference to Exhibit 10.16 to the
                            Registrant's Registration Statement on Form S-4 (Reg. No.
                            333-10021), filed with the Commission on August 12,
                            1996).
          10.20          -- Real Estate Note dated November 8, 1979, by Southern
                            Engine & Pump Company, payable to the order of
                            Southwestern Life Insurance Company (incorporated by
                            reference to Exhibit 10.17 to the Registrant's
                            Registration Statement on Form S-4 (Reg. No. 333-10021),
                            filed with the Commission on August 12, 1996).
          10.21          -- SEPCO Industries, Inc. Employee Stock Ownership Plan
                            (incorporated by reference to Exhibit 10.18 to Amendment
                            No. 1 to the Registrant's Registration Statement on Form
                            S-4 (Reg. No. 333-10021), filed with the Commission on
                            August 13, 1996).
          10.22          -- Amendment No. Two to Sepco Industries, Inc. Employee
                            Stock Ownership Plan (incorporated by reference to
                            Exhibit 10.38 to the Registrant's Annual Report on Form
                            10-K, filed with the Commission on February 26, 1998).
          10.23          -- Amendment No. Three to Sepco Industries, Inc. Employee
                            Stock Ownership Plan (incorporated by reference to
                            Exhibit 10.39 to the Registrant's Annual Report on Form
                            10-K, filed with the Commission on February 26, 1998).
          10.24          -- Loan and Security Agreement dated June 16, 1997, by and between Fleet Capital Corporation and DXP Acquisition,
                            Inc. d/b/a Strategic Acquisition, Inc. (incorporated by
                            reference to Exhibit 10.2 to Amendment No. 1 to the
                            Registrant's Quarterly Report on Form 10-Q on Form 10-Q/A
                            for the quarterly period ended June 30, 1997, filed with
                            the Commission on November 17, 1997).
          10.25          -- Amendment to Loan and Security Agreement dated April 29,
                            1998, by and between DXP Acquisition, Inc., d/b/a
                            Strategic Acquisition, Inc. and Fleet Capital Corporation
                            (incorporated by reference to Exhibit 10.3 to the
                            Registrant's Quarterly Report on Form 10-Q, filed with
                            the Commission on May 14, 1998).
          10.26          -- Second Amendment to Loan and Security Agreement dated
                            October 20, 1998, by and between DXP Acquisition, Inc.
                            and Fleet Capital Corporation (incorporated by reference
                            to Exhibit 10.2 to Registrant's Quarterly Report on Form
                            10-Q for the quarterly period ended September 30, 1998,
                            filed with the Commission on November 13, 1998).
          10.27          -- Continuing Guaranty Agreement dated June 16, 1997, by
                            Pelican State Supply Company, Inc., guarantying the
                            indebtedness of DXP Acquisition, Inc. d/b/a Strategic
                            Acquisition, Inc. to Fleet Capital Corporation
                            (incorporated by reference to Exhibit 10.3 to Amendment
                            No. 1 to the Registrant's Quarterly Report on Form 10-Q
                            on Form 10-Q/A for the quarterly period ended June 30,
                            1997, filed with the Commission on November 17, 1997).

          10.28          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Enterprises, Inc., guarantying the indebtedness of DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.4 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.29          -- Continuing Guaranty Agreement dated June 16, 1997, by
                            Sepco Industries, Inc., guarantying the indebtedness of
                            DXP Acquisition, Inc. d/b/a Strategic Acquisition, Inc.
                            to Fleet Capital Corporation (incorporated by reference
                            to Exhibit 10.5 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.30          -- Continuing Guaranty Agreement dated June 16, 1997, by
                            American MRO, Inc., guarantying the indebtedness of DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.6 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.31          -- Continuing Guaranty Agreement dated June 16, 1997, by
                            Bayou Pumps, Inc., guarantying the indebtedness of DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.7 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.32          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc.,
                            guarantying the indebtedness of Sepco Industries, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.8 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.33          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc.,
                            guarantying the indebtedness of American MRO, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.9 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.34          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc.,
                            guarantying the indebtedness of Bayou Pumps, Inc. to
                            Fleet Capital Corporation (incorporated by reference to
                            Exhibit 10.10 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).
          10.35          -- Continuing Guaranty Agreement dated June 16, 1997, by DXP
                            Acquisition, Inc. d/b/a Strategic Acquisition, Inc.,
                            guarantying the indebtedness of Pelican State Supply
                            Company, Inc. to Fleet Capital Corporation (incorporated
                            by reference to Exhibit 10.11 to Amendment No. 1 to the
                            Registrant's Quarterly Report on Form 10-Q on Form 10-Q/A
                            for the quarterly period ended June 30, 1997, filed with
                            the Commission on November 17, 1997).
          10.36          -- Loan and Security Agreement dated May 29, 1997, by and
                            between Fleet Capital Corporation and Pelican State
                            Supply Company, Inc. (incorporated by reference to
                            Exhibit 10.12 to Amendment No. 1 to the Registrant's
                            Quarterly Report on Form 10-Q on Form 10-Q/A for the
                            quarterly period ended June 30, 1997, filed with the
                            Commission on November 17, 1997).

          10.37          -- Amendment to Loan and Security Agreement dated April 29,
                            1998, by and between Pelican State Supply Company, Inc.
                            and Fleet Capital Corporation (incorporated by reference
                            to Exhibit 10.2 to the Registrant's Quarterly Report on
                            Form 10-Q, filed with the Commission on May 14, 1998).
          10.38          -- Second Amendment to Loan and Security Agreement dated
                            October 20, 1998, by and between Pelican State Supply
                            Company, Inc. and Fleet Capital Corporation (incorporated
                            by reference to Registrant's Quarterly Report on Form
                            10-Q for the quarterly period ended September 30, 1998,
                            filed with the Commission on November 13, 1998).
          10.39          -- Continuing Guaranty Agreement dated May 29, 1997, by DXP
                            Enterprises, Inc., guarantying the indebtedness of
                            Pelican State Company, Inc. to Fleet Capital Corporation
                            (incorporated by reference to Exhibit 10.13 to Amendment
                            No. 1 to the Registrant's Quarterly Report on Form 10-Q
                            on Form 10-Q/A for the quarterly period ended June 30,
                            1997, filed with the Commission on November 17, 1997).
          10.40          -- Continuing Guaranty Agreement dated May 29, 1997, by
                            Sepco Industries, Inc., guarantying the indebtedness of
                            Pelican State Supply Company, Inc. to Fleet Capital
                            Corporation (incorporated by reference to Exhibit 10.14
                            to Amendment No. 1 to the Registrant's Quarterly Report
                            on Form 10-Q on Form 10-Q/A for the quarterly period
                            ended June 30, 1997, filed with the Commission on
                            November 17, 1997).
          10.41          -- Continuing Guaranty Agreement dated May 29, 1997, by
                            American MRO, Inc., guarantying the indebtedness of
                            Pelican State Company, Inc. to Fleet Capital Corporation
                            (incorporated by reference to Exhibit 10.15 to Amendment
                            No. 1 to the Registrant's Quarterly Report on Form 10-Q
                            on Form 10-Q/A for the quarterly period ended June 30,
                            1997, filed with the Commission on November 17, 1997).
          10.42          -- Continuing Guaranty Agreement dated May 29, 1997, by
                            Bayou Pumps, Inc., guarantying the indebtedness of
                            Pelican State Supply Company, Inc. to Fleet Capital
                            Corporation (incorporated by reference to Exhibit 10.16
                            to Amendment No. 1 to the Registrant's Quarterly Report
                            on Form 10-Q on Form 10-Q/A for the quarterly period
                            ended June 30, 1997, filed with the Commission on
                            November 17, 1997).
          10.43          -- Continuing Guaranty Agreement dated May 29, 1997, by
                            Pelican State Supply Company, Inc., guarantying the
                            indebtedness of Sepco Industries, Inc. to Fleet Capital
                            Corporation (incorporated by reference to Exhibit 10.17
                            to Amendment No. 1 to the Registrant's Quarterly Report
                            on Form 10-Q on Form 10-Q/A for the quarterly period
                            ended June 30, 1997, filed with the Commission on
                            November 17, 1997).
          10.44          -- Continuing Guaranty Agreement dated May 29, 1997, by
                            Pelican State Supply Company, Inc., guarantying the
                            indebtedness of American MRO, Inc. to Fleet Capital
                            Corporation (incorporated by reference to Exhibit 10.18
                            to Amendment No. 1 to the Registrant's Quarterly Report
                            on Form 10-Q on Form 10-Q/A for the quarterly period
                            ended June 30, 1997, filed with the Commission on
                            November 17, 1997).

              10.45          -- Continuing Guaranty Agreement dated May 29, 1997, by Pelican State Supply Company,
                                Inc., guarantying the indebtedness of Bayou Pumps, Inc. to Fleet Capital Corporation
                                (incorporated by reference to Exhibit 10.19 to Amendment No. 1 to the Registrant's
                                Quarterly Report on Form 10-Q on Form 10-Q/A for the quarterly period ended June 30,
                                1997, filed with the Commission on November 17, 1997).
              10.46          -- Secured Promissory Note dated April 29, 1998, payable by SEPCO Industries, Inc., Bayou
                                Pumps, Inc. and American MRO, Inc. to Fleet Capital Corporation (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the
                                quarterly period ended March 31, 1998, filed with the Commission on May 14, 1998).
             *10.47          -- Form of Underwriters Warrant.
              11.1           -- Statement re Computation of Per Share Earnings.
              21.1           -- Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the
                                Registrant's Annual Report on Form 10-K for the annual period ended December 31, 1997, filed with the Commission on February 26, 1998).
              23.1           -- Consent of Arthur Andersen LLP.
              23.2           -- Consent of KPMG Peat Marwick LLP.
             *23.3           -- Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1).
             +24.1           -- Powers of Attorney.


---------------

* To be filed by amendment.

+ Previously filed.